- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                              -------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                              -------------------

                                PROFFITT'S, INC.
             (Exact Name of Registrant as Specified in its Charter)

           TENNESSEE                         62-0331040                           5311
(State or other Jurisdiction of    (IRS Employer or Organization      (Primary Standard Industrial
         Incorporation)                Identification Number)         Classification Code Number)

                              -------------------

                              POST OFFICE BOX 9388
                             ALCOA, TENNESSEE 37701
                                 (615) 983-7000
    (Address, including zip code, and telephone number, including area code of Registrant's Principal Executive Office)
                              -------------------

                                 R. BRAD MARTIN
                             5810 SHELBY OAKS DRIVE
                            MEMPHIS, TENNESSEE 38134
                                 (901) 372-4300
           (Name, Address, including zip code, and telephone number,
                   including area code of Agent for Service)
                              -------------------

                                   Copies to:

              BRIAN J. MARTIN, ESQ.                                  JAMES A. STRAIN
                 PROFFITT'S, INC.                                    SOMMER & BARNARD
               3455 HIGHWAY 80 WEST                                4000 BANK ONE TOWER
            JACKSON, MISSISSIPPI 39209                             111 MONUMENT CIRCLE
                  (601) 968-5215                               INDIANAPOLIS, INDIANA 46204
                                                                      (317) 630-4000

                              -------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: as soon as practicable after the effective date of the Registration Statement, but not earlier than the date of the meeting of the shareholders of Parisian, Inc., referred to herein.
                              -------------------

                        CALCULATION OF REGISTRATION FEE

[CAPTION]

                                                     PROPOSED MAXIMUM
 TILE OF EACH CLASS OF SECURITIES    AMOUNT TO BE   OFFERING PRICE PER  PROPOSED MAXIMUM     AMOUNT OF
         TO BE REGISTERED             REGISTERED           UNIT         OFFERING PRICE   REGISTRATION FEE
Common Stock, $0.10 Par Value and
  associated Preferred Stock
Purchase Rights...................    3,352,635(1)      $32.125(2)       $107,703,399       $37,139.10

(1) Based upon the assumed maximum number of shares of common stock of the Registrant issuable to holders of common shares of Parisian, Inc., an Alabama corporation ("Parisian"), in the proposed merger of Casablanca Merger Corp., a wholly owned subsidiary of the Registrant, with and into Parisian, and shares issuable upon exercise of options to purchase shares of Parisian to be converted into options to purchase shares of common stock of the Registrant.

(2) Solely for purposes of calculating the registration fee under Rule 457(f)(1) as of July 24, 1996, being within 5 days of the filing of this Registration Statement.
                              -------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR
DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF
THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                   SUBJECT TO COMPLETION DATED JULY 29, 1996

                              -------------------
                                PROFFITT'S, INC.
                                   PROSPECTUS
                              -------------------
               SPECIAL MEETING OF SHAREHOLDERS OF PARISIAN, INC.
                        TO BE HELD ON             , 1996
                              -------------------

    This Prospectus ("Prospectus") is being furnished to the shareholders of Parisian, Inc., an Alabama corporation ("Parisian"), in connection with the
Special Meeting of Shareholders of Parisian to be held on       , 1996 or any
adjournments or postponements thereof (the "Parisian Special Meeting"). This Prospectus relates to the proposed merger (the "Merger") of Casablanca Merger Corp., an Alabama corporation ("Sub") and a wholly-owned subsidiary of Proffitt's, Inc., a Tennessee corporation ("Proffitt's"), with and into Parisian pursuant to the Agreement and Plan of Merger, dated as of July 8, 1996 (the "Merger Agreement"), among Proffitt's, Sub and Parisian, pursuant to which Parisian, as the surviving corporation in the Merger, is to become a wholly-owned subsidiary of Proffitt's.

    Upon effectiveness of the Merger, each outstanding share of Common Stock, par value $0.01 per share, of Parisian (the "Parisian Common Stock"), will be converted into the right to receive $15.00 in cash and .4006 validly issued, fully paid and nonassessable shares of Common Stock, par value $0.10 per share, of Proffitt's (the "Proffitt's Common Stock"). Cash will be paid in lieu of fractional shares of Proffitt's Common Stock.

    Proxies are not being solicited from shareholders of Parisian in connection with the Parisian Special Meeting. NEITHER PROFFITT'S NOR PARISIAN IS ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

    This Prospectus constitutes a prospectus of Proffitt's regarding up to an aggregate 3,352,635 shares of Proffitt's Common Stock issuable to Parisian shareholders pursuant to the Merger Agreement, and issuable upon exercise of certain options to purchase shares of Parisian Common Stock which are to be converted in the Merger into options to purchase shares of Proffitt's Common Stock.

PROFFITT'S REASONS FOR THE MERGER

    The Proffitt's Common Stock is listed for trading on the Nasdaq Stock Market National Market under the symbol "PRFT." On July 8, 1996, the last trading day prior to the announcement of the execution of the Merger Agreement, the last sale price of Proffitt's Common Stock as reported on the Nasdaq National Market
was $34 1/2. On       , 1996, the last trading day prior to the date of this
Prospectus, the last sale price of Proffitt's Common Stock as reported on the
Nasdaq National Market was $         . For a description of Proffitt's Common
Stock, see "DESCRIPTION OF PROFFITT'S CAPITAL STOCK" and "COMPARISON OF RIGHTS OF HOLDERS OF PROFFITT'S COMMON STOCK AND PARISIAN COMMON STOCK." Parisian shareholders are urged to obtain current market quotations for the Proffitt's Common Stock.

                              -------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
   SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
    PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
                 REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                              -------------------

                The date of this Prospectus is           , 1996.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL NOR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                               TABLE OF CONTENTS


                                                                                         PAGE
                                                                                         ----
AVAILABLE INFORMATION.................................................................     4
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.......................................     4
SUMMARY...............................................................................     6
INTRODUCTION..........................................................................    20
  Matters To Be Considered at the Parisian Special Meeting............................    20
  Vote Required.......................................................................    20
  Record Date; Stock Entitled to Vote; Quorum.........................................    20
  Dissenters' Rights..................................................................    21
  Holders of Parisian Common Stock Should Not Send Stock Certificates.................    22
THE MERGER............................................................................    22
  General.............................................................................    22
  Background of the Merger............................................................    22
  Recommendations of the Parisian Board; Reasons for the Merger.......................    24
  Proffitt's Reasons for the Merger...................................................    26
  Merger Consideration................................................................    27
  Source of Funds for the Cash Consideration..........................................    27
  Effective Time of the Merger........................................................    28
  Conversion of Shares; Procedures for Exchange of Certificates.......................    28
  Resales of Proffitt's Common Stock..................................................    29
  Governmental and Regulatory Approvals...............................................    29
  Certain Federal Income Tax Consequences.............................................    30
  Accounting Treatment................................................................    30
  Interests of Certain Persons in the Merger..........................................    30
  Registration Rights Agreement.......................................................    32
  Nasdaq National Market Listing......................................................    32
  The Guaranty and the Supplemental Indenture.........................................    32
THE MERGER AGREEMENT..................................................................    32
  Terms of the Merger.................................................................    32
  Surrender and Payment...............................................................    33
  Fractional Shares...................................................................    33
  Conditions to the Merger............................................................    34
  Representations and Warranties......................................................    35
  Conduct of Business Pending the Merger..............................................    35
  Parisian Stock Options..............................................................    37
  No Solicitation.....................................................................    37
  Indemnification; Directors and Officers Insurance...................................    38
  Termination.........................................................................    38
  Fees and Expenses...................................................................    39
  Amendment...........................................................................    39
  Waiver..............................................................................    39
UNAUDITED PRO FORMA CONDENSED COMBINED
  FINANCIAL STATEMENTS................................................................    40
DESCRIPTION OF PROFFITT'S CAPITAL STOCK...............................................    46
  General.............................................................................    46
  Proffitt's Common Stock.............................................................    46
  Proffitt's Preferred Stock..........................................................    46
  Rights Plan.........................................................................    46
  Registration Rights.................................................................    47
  Transfer Agent and Registrar........................................................    47
COMPARISON OF RIGHTS OF HOLDERS OF PROFFITT'S
  COMMON STOCK AND PARISIAN COMMON STOCK..............................................    47

                                                                                         PAGE
                                                                                         ----
SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN
  BENEFICIAL OWNERS...................................................................    54
  Proffitt's..........................................................................    54
  Parisian............................................................................    55
BUSINESS OF PROFFITT'S................................................................    57
BUSINESS OF PARISIAN..................................................................    58
PARISIAN MANAGEMENT'S DISCUSSION AND ANALYSIS
  OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS....................................    60
  Results of Operations...............................................................    61
  Comparison of the Three Months Ended May 4, 1996 (1996) and April 29, 1995 (1995)...    61
  Comparison of the Fiscal Years Ended February 3, 1996 (1995) and January 28, 1995
(1994)................................................................................    62
  Comparison of Fiscal Years Ended January 28, 1995 (1994) and January 29, 1994
(1993)................................................................................    63
  Seasonality and Inflation...........................................................    64
  Liquidity and Capital Resources.....................................................    65
  Recently Issued Accounting Standards................................................    67
LEGAL OPINIONS........................................................................    67
EXPERTS...............................................................................    67


Appendices
Appendix I     Agreement and Plan of Merger dated as July 8, 1996, among Proffitt's, Inc.,
                 Casablanca Merger Corp. and Parisian, Inc.
Appendix II    Alabama Business Corporation Act Sections 10-2B-13.01 through 10-2B-13.32
Appendix III   Registration Rights Agreement dated as of July 8, 1996 between Proffitt's,
                 Inc. and Parisian, Inc.
Appendix IV    Opinion of Lehman Brothers Inc.

    NO PERSONS HAVE BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING OF SECURITIES MADE HEREBY AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY PROFFITT'S OR PARISIAN. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES, NOR DOES IT CONSTITUTE THE SOLICITATION OF A PROXY, IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM IT IS NOT LAWFUL TO MAKE ANY SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF PROFFITT'S OR PARISIAN SINCE THE DATE HEREOF OR THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                             AVAILABLE INFORMATION

    Proffitt's is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The reports, proxy statements and other information filed by Proffitt's with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and should be available at the Commission's Regional Offices at 7 World Trade Center, 13th Floor, New York, New York 10048, and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

    Proffitt's has filed with the Commission a Registration Statement on Form S-4 (together with any amendments thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Proffitt's Common Stock to be issued in connection with the Merger Agreement. This Prospectus does not contain all the information set forth in the Registration Statement and the exhibits thereto. Such additional information may be obtained from the Commission's principal office in Washington, D.C. Statements contained in this Prospectus or in any document incorporated in this Prospectus by reference as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document, each such statement being qualified in all respects by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents filed with the Commission by Proffitt's (Commission File No. 0-15907) pursuant to the Exchange Act are incorporated by reference in this Prospectus:

    1. Proffitt's Annual Report on Form 10-K for the fiscal year ended February 3, 1996 and Amendment No. 1 thereto dated May 1, 1996;

    2. Proffitt's Quarterly Report on Form 10-Q for the quarter ended May 4,
       1996;

    3. Proffitt's Current Reports on Form 8-K filed with the Commission on February 16, 1996, April 1, 1996, and July 18, 1996, respectively;

    4. The description of Proffitt's Common Stock contained in Proffitt's Registration Statement on Form 8-A dated May 27, 1987 and Proffitt's Registration Statement on Form S-3 dated October 19, 1993 (Registration No. 33-70000);

    5. Proffitt's Registration Statement on Form 8-A dated April 3, 1995 in respect of the Proffitt's Share Purchase Rights Plan.

    All documents and reports filed by Proffitt's pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the date of the Parisian Special Meeting shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the dates of filing of such documents or reports. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such document so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

    THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. SUCH DOCUMENTS (OTHER THAN EXHIBITS TO SUCH DOCUMENTS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE) ARE AVAILABLE, WITHOUT CHARGE, TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM THIS PROSPECTUS IS DELIVERED, ON WRITTEN OR ORAL REQUEST, WITHIN ONE BUSINESS DAY OF SUCH REQUEST, TO PROFFITT'S, INC., P.O. BOX 9388, ALCOA, TENNESSEE 37701 (TELEPHONE NUMBER: (423) 983-7000), ATTENTION: INVESTOR RELATIONS. IN ORDER TO ENSURE DELIVERY OF THE DOCUMENTS PRIOR TO THE PARISIAN
SPECIAL MEETING, REQUESTS SHOULD BE RECEIVED BY       , 1996.

                                    SUMMARY

    The following is a summary of certain information relating to the Merger contained elsewhere or incorporated by reference in this Prospectus. Reference is made to, and this summary is qualified in its entirety by, the more detailed information contained or incorporated by reference in this Prospectus and the Appendices hereto. As used herein, unless the context otherwise requires, "Parisian" means Parisian, Inc. and its consolidated subsidiaries, "Proffitt's" means Proffitt's, Inc. and its consolidated subsidiaries and "Sub" means Casablanca Merger Corp., a wholly-owned subsidiary of Proffitt's.


    Shareholders of Parisian are urged to read this Prospectus and the Appendices hereto and in particular the information set forth below under the heading "Other Significant Considerations," in their entirety.


THE COMPANIES

    Proffitt's and Sub. Founded in 1919, Proffitt's is a leading regional specialty department store company offering a wide selection of fashion apparel, accessories, cosmetics, and decorative home furnishings, featuring assortments of premier brands and unique specialty merchandise. Proffitt's stores are primarily anchor stores in leading regional and community malls. Proffitt's currently operates under three divisions, the Proffitt's Division with 25 stores, the McRae's Division with 29 department stores and one specialty store and the Younkers Division with 48 department stores. The stores operated under the Proffitt's Division are located in Tennessee (12 stores), Virginia (8 stores), Georgia (2 stores), Kentucky (2 stores) and North Carolina (1 store). The McRae's department stores are located in Alabama (14 stores), Mississippi(12 stores), Florida (2 stores) and Louisiana (1 store). The stores operated under the Younkers Division are located in Iowa (18 stores), Wisconsin (17 stores), Michigan (5 stores), Nebraska (5 stores) and Illinois, Minnesota and South Dakota (each 1 store). Proffitt's operates separate merchandising, sales promotion and store operating divisions for the Proffitt's, McRae's and Younkers Divisions, but operates centralized administrative and support functions, such as accounting, information systems and credit, into which the functions of Younkers are presently being integrated. Proffitt's is incorporated in Tennessee, its principal executive offices are located at 115 North Calderwood, Alcoa, Tennessee 37701, and its telephone number is (423) 983-7000. For further information concerning Proffitt's, see "--Selected Financial and Operating Data," "BUSINESS OF PROFFITT'S," "AVAILABLE INFORMATION" and "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

    Sub was organized as an Alabama corporation on July 3, 1996 for the purpose of consummating the Merger and the other transactions contemplated by the Merger Agreement. Sub has no assets or business and has not carried on any activities to date other than those incident to its formation and in connection with the Merger and the other transactions contemplated by the Merger Agreement. Sub's principal executive offices are located at 115 North Calderwood, Alcoa, Tennessee 37701, and its telephone number is (423) 983-7000.

    Parisian. Parisian operates 38 specialty department stores selling moderate to better-priced fashion merchandise for the entire family. Parisian's stores are generally anchor stores in enclosed regional and premium community malls. As a specialty department store, a Parisian store carries apparel, cosmetics, shoes, accessories and gifts customarily found in typical department stores, but does not carry home furnishings, housewares, furniture, large or small appliances or electronics. Parisian concentrates on providing value through superior customer service, competitive pricing and strong relationships with its customers and suppliers. Parisian seeks to create a special shopping experience in its stores through carefully selected fashion merchandise assortments, attractive store design, exciting visual presentations and promotional events and personal amenities that enhance customer convenience and comfort.

    Parisian was founded in 1887 and operated a single store in downtown Birmingham, Alabama, for 76 years. Since 1985, Parisian has expanded its operations from 12 stores in Alabama to 38 stores in eight states.

    The principal executive offices of Parisian are located at 750 Lakeshore Parkway, Birmingham Alabama 35211, and its telephone number is (205) 940-4000.


    For further information concerning Parisian, see "Selected Financial and Operating Data," "BUSINESS OF PARISIAN," and "PARISIAN MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS."


THE MERGER AGREEMENT

    The Merger Agreement provides that, upon the terms and subject to the conditions contained therein, Sub will be merged with and into Parisian at the effective time of the Merger (the "Effective Time"), and Parisian will continue as the surviving corporation and a wholly-owned subsidiary of Proffitt's. Subject to the terms and conditions of the Merger Agreement, each share of Parisian Common Stock issued and outstanding immediately prior to the Effective Time will be converted into the right to receive $15.00 in cash (the "Cash Consideration") and .4006 (the "Conversion Number") shares of Proffitt's Common Stock (collectively, the "Merger Consideration"). See "THE MERGER AGREEMENT."

    The Merger Consideration was determined through arms-length negotiations between Proffitt's and Parisian.

THE PARISIAN SPECIAL MEETING

    Time, Date and Place. The Parisian Special Meeting will be held at       ,
local time,       , 1996, at       .

    Matters to be Considered at the Parisian Special Meeting.

    At the Parisian Special Meeting, holders of shares of Parisian Common Stock will consider and vote upon a proposal to approve the Merger Agreement. Holders of shares of Parisian Common Stock entitled to vote also will consider and vote upon any other matter that may properly come before the Parisian Special Meeting or at any adjournments or postponements thereof.

    Vote Required

    Each holder of Parisian Common Stock is entitled to one vote per share held of record on the record date described below. The Merger Agreement must be approved by the affirmative vote of holders of not less than two-thirds of the shares of Parisian Common Stock entitled to vote on approval of the Merger Agreement. Holders of options to purchase Parisian Common Stock will not be entitled to receive notice of, or to vote at, the Parisian Special Meeting.

    Abstentions will be counted as shares present for purposes of determining a quorum, but will have the effect of votes against approval of the Merger Agreement. See "THE PARISIAN SPECIAL MEETING--Vote Required."

    Record Date. The record date for the determination of holders of Parisian Common Stock entitled to notice of and to vote at the Parisian Special Meeting
is       , 1996. On that date, there were 7,355,846.189 shares of Parisian
Common Stock issued and outstanding held by a total of 88 record holders.

    Security Ownership of Management. As of July 12, 1996, directors and executive officers of Parisian and their affiliates were beneficial owners of an aggregate of 2,038,448 (approximately 27.7%) of the outstanding shares of Parisian Common Stock. As of July 12, 1996, certain investment partnerships affiliated with Lehman Brothers Inc. ("Lehman Brothers") owned an aggregate of 3,557,359 (approximately 48.4%) of the outstanding shares of Parisian Common Stock.

THE MERGER

    Effect of Merger. At the Effective Time, Sub will be merged with and into Parisian, which will continue as the surviving corporation in the Merger. As a result of the Merger, Parisian will become a wholly-owned subsidiary of Proffitt's. At the Effective Time, each issued and outstanding share of Parisian Common Stock will be converted into the right to receive the Merger Consideration. Cash will be paid in lieu of fractional shares of Proffitt's Common Stock. See "THE MERGER--Merger Consideration" and "THE MERGER AGREEMENT--Fractional Shares."


    Recommendation of the Parisian Board of Directors. The Board of Directors of Parisian (the "Parisian Board") has determined that the Merger is in the best interests of Parisian and the shareholders of Parisian and has unanimously recommended that the shareholders of Parisian vote for approval of the Merger Agreement.


    For additional information with respect to the determination made by, and the recommendation of, the Parisian Board, see "THE MERGER--Recommendation of the Parisian Board; Reasons for the Merger."

    Effective Time of the Merger. The Merger will become effective upon the filing of Articles of Merger with the Secretary of State of the State of Alabama. The filing of the Articles of Merger will occur on the date of the closing of the transactions contemplated by the Merger Agreement (anticipated to be on before October 15, 1996), or as promptly thereafter as practicable. See "THE MERGER AGREEMENT--Conditions to the Merger."

    Interests of Certain Persons in the Merger. In considering the recommendation of the Parisian Board, shareholders of Parisian should be aware that certain members of Parisian management and of the Parisian Board have interests in the Merger that are in addition to the interests of shareholders generally, which may create potential conflicts of interest. See "THE MERGER--Interests of Certain Persons in the Merger."

    Registration Rights Agreement. Proffitt's and Parisian have entered into a registration rights agreement (the "Registration Rights Agreement") granting the shareholders of Parisian certain rights to have the shares of Proffitt's Common Stock acquired by them in the Merger registered for resale under the Securities Act. See "DESCRIPTION OF PROFFITT'S CAPITAL STOCK--Registration Rights."

    Conditions to the Merger. The obligations of Proffitt's, Sub and Parisian to consummate the Merger are subject to various conditions, including, among other things, obtaining the requisite shareholder approval, the authorization for listing on the Nasdaq National Market of the shares of Proffitt's Common Stock issuable pursuant to the Merger Agreement, the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), the effectiveness of the Registration Statement or the availability of an applicable exemption from the registration requirements of the Securities Act, the absence of any order or other legal restraint or prohibition preventing the consummation of the Merger, and that there shall not be instituted or pending any action or proceeding by anyone as a result of the Merger Agreement which in the opinion of counsel to Proffitt's or Parisian would have a material adverse effect on Proffitt's or Parisian, as the case may be. The obligations of Proffitt's and Sub to consummate the Merger are subject to the fulfillment of various additional conditions, including, among other things, approval of a supplemental indenture (the "Supplemental Indenture") by the holders (the "Parisian Noteholders") of the $125 million in outstanding aggregate principal amount of 9 7/8% Senior Subordinated Notes due 2003 of Parisian (the "Notes"), and that holders of no more than 5% of the issued and outstanding shares of Parisian Common Stock shall have dissented from the Merger under applicable law. The obligation of Parisian to consummate the Merger is subject to the fulfillment of various additional conditions. Certain of the foregoing conditions may not be waived by the parties, including shareholder approval, the effectiveness of the Registration Statement or the availability of an applicable exemption from the registration requirements of the Securities Act and the absence of any order or legal restraint.

See "THE MERGER--Governmental and Regulatory Approvals," and "THE MERGER AGREEMENT--Conditions to the Merger."

    Termination of the Merger Agreement. The Merger Agreement may be terminated at any time prior to the Effective Time under certain circumstances, including, among other things, (i) by mutual written consent of Proffitt's and Parisian,
(ii) by either Proffitt's or Parisian if the Merger has not been effected on or prior to the close of business on November 30, 1996, (iii) by either Proffitt's or Parisian if the requisite shareholder approval is not obtained, (iv) by either Proffitt's or Parisian in the event of a breach of any representation or warranty contained in, or in the event of any failure to comply with any provision of, the Merger Agreement by the other, (v) by Proffitt's if the Parisian Board withdraws or modifies its recommendation to approve the Merger Agreement, or determines that a competing transaction is more favorable to Parisian and its shareholders than the Merger Agreement, and (vi) by Proffitt's if the Parisian Noteholders do not approve the Supplemental Indenture. See "THE MERGER AGREEMENT--Termination." The Merger Agreement provides that if the Merger Agreement is terminated (i) following the withdrawal or modification by the Parisian Board of its recommendation of the Merger, prior to the approval of the Merger Agreement by the Parisian shareholders, (ii) in certain situations involving certain acquisitions of Parisian Common Stock occurring prior to the Parisian Special Meeting, (iii) in certain situations in which the Parisian Board determines that a competing transaction is superior to the Merger, then Parisian will pay in cash to Proffitt's certain expenses, not in excess of $2.5 million, reasonably incurred in connection with the transactions contemplated by the Merger Agreement. In addition, if within twelve months following such termination, Parisian enters into, or announces that it proposes to enter into, an agreement providing for a business combination or the acquisition of a substantial interest in, or a substantial portion of the assets, business or operations of Parisian, other than the Merger, and such transaction is thereafter consummated, Parisian shall pay to Proffitt's an aggregate fee of $5.5 million, less the actual amount of expenses previously paid.


    Dissenters' Rights. Under the Alabama Business Corporation Act ("ABCA"), holders of Parisian Common Stock are entitled to dissent from the Merger and, if the Merger is consummated, obtain cash in an amount equal to the fair value of their Parisian Common Stock which may be more or less than the value of the Merger Consideration. Specific procedures for the exercise of such rights must be followed. A copy of the applicable sections of the ABCA is set forth in Appendix II to this Prospectus. See "INTRODUCTION--Dissenters'
Rights."

    Certain Federal Income Tax Consequences. For federal income tax purposes the Merger will be treated as a taxable sale of the Parisian Common Stock by the holders thereof. Neither Proffitt's nor Parisian will recognize any gain or loss as a result of the Merger. See "THE MERGER-- Certain Federal Income
Tax Consequences."

    Accounting Treatment of the Merger. The Merger will be accounted for under the "purchase" method of accounting in accordance with generally accepted accounting principles. See "THE MERGER-- Accounting Treatment."


    Comparison of Rights of Holders of Proffitt's Common Stock and Parisian Common Stock. See "COMPARISON OF RIGHTS OF HOLDERS OF PROFFITT'S COMMON STOCK AND PARISIAN COMMON STOCK" for a summary of the material differences between the rights of holders of Proffitt's Common Stock and Parisian Common Stock.

THE GUARANTY AND THE SUPPLEMENTAL INDENTURE

    Proffitt's intends to solicit the consents of the Parisian Noteholders to the Supplemental Indenture. The Supplemental Indenture, if approved by the Noteholders, will, among other things, amend the existing indenture pursuant to which the Notes originally were issued (the "Indenture") to make Proffitt's a party thereto, and to make applicable to Proffitt's certain covenants which are currently applicable to Parisian, remove certain provisions rendered obsolete by the Merger, and add to the Indenture the guaranty by Proffitt's, on a senior subordinated basis, of the payment by Parisian of the principal of, and interest and premium, if any, on the Notes (the "Guaranty"). The Guaranty will be an unsecured senior subordinated obligation of Proffitt's, ranking pari passu with, or senior in right of payment to, all other existing and future indebtedness of Proffitt's that is expressly subordinated to Proffitt's senior indebtedness. The Guaranty will be subordinated to senior indebtedness of Proffitt's on the same basis as the Notes are subordinated to senior indebtedness of Parisian. See "THE MERGER--The Guaranty and the Supplemental Indenture."

REGULATORY MATTERS

    Under the HSR Act and the rules promulgated thereunder, certain transactions, including the Merger, may not be consummated unless certain waiting period requirements have been satisfied. Proffitt's and Parisian each filed a premerger notification and report form pursuant to the HSR Act with the Federal Trade Commission and the Antitrust Division of the Department of Justice
on July 19, 1996. The waiting period under the HSR Act expired on       , 1996.
Although Proffitt's believes the Merger complies with the antitrust laws, the Department of Justice or others could take action under the antitrust laws with respect to the Merger, notwithstanding the expiration of the waiting period, which action may include seeking to enjoin the consummation of the Merger or to require divestiture of substantial assets of Proffitt's or Parisian. There can be no assurance that a challenge to the Merger on antitrust grounds will not be made or, if such challenge is made, that it would not be successful. See "THE MERGER--Governmental and Regulatory Approvals."

OTHER SIGNIFICANT CONSIDERATIONS


    In determining whether to approve the Merger Agreement, Parisian shareholders should consider that the market price of Proffitt's Common Stock may vary from the market price at the Effective Time, as well as from the market price at the date on which the Parisian Board adopted the Merger Agreement, the date of this Prospectus and at the date of the Parisian Special Meeting. Such variations may be the result of changes in the business, operations or prospects of Proffitt's or Parisian, market assessments of the likelihood that the Merger will be consummated and the timing thereof, regulatory considerations, general market and economic considerations and other factors. Because the Effective
Time may occur at a later date than the date of the Parisian Special Meeting, there can be no assurance that the market price of Proffitt's Common Stock on the date of the Parisian Special Meeting will be indicative of the market price of Proffitt's Common Stock at the Effective Time or thereafter. integrating Parisian into Proffitt's

    Anticipated non-recurring charges to be incurred by Proffitt's related to integrating Parisian into Proffitt's are estimated at $4.0 million ($2.4 million net of tax), which includes the conversion of computer systems and other expenses of consolidating administrative functions of Proffitt's and Parisian.


    Proffitt's and Parisian are large retail department store chains, with operations and sales in several different regions of the United States. Although management of the companies believes that their respective operations are complementary and that integration of the companies' operations can be accomplished promptly and without substantial difficulty, there can be no assurance that future results of Proffitt's will improve or will not be adversely affected as a result of the Merger.


    Shareholders of Parisian also should consider that the Conversion Number is a fixed ratio in the Merger Agreement. As a result, the Conversion Number will not be adjusted in the event of an increase or decrease in the market price of Proffitt's Common Stock. Parisian shareholders are urged to obtain current market quotations for the Proffitt's Common Stock.

    Immediately prior to the Effective Time, there will be approximately 20,689,845 shares of Proffitt's Common Stock outstanding, assuming the absence of any exercise of options. Immediately following the Effective Time, there will be approximately 23,636,597 shares of Proffitt's Common Stock outstanding, assuming the absence of any exercise of stock options. The shares of Proffitt's Common Stock issued to shareholders of Parisian pursuant to the Merger Agreement will comprise approximately 12.5% of the total number of shares of Proffitt's Common Stock outstanding immediately after the Merger (and approximately 12.2% on a fully diluted basis, assuming exercise of all options exercisable within 60 days of the date of this Prospectus and the conversion of all 4.75% Convertible Subordinated Debentures due 2003 convertible within 60 days of the date of this Prospectus).

                     SELECTED FINANCIAL AND OPERATING DATA
                                      AND
                PRO FORMA SELECTED FINANCIAL AND OPERATING DATA

    Set forth on the following pages are selected historical financial and operating data of Proffitt's and Parisian, and selected unaudited pro forma combined financial and operating data of Proffitt's and Parisian. The historical data with respect to Proffitt's and Parisian are derived from the respective historical financial statements of Proffitt's and Parisian and should be read in conjunction with the financial statements and notes of Proffitt's incorporated herein by reference and the financial statements and notes of Parisian appearing elsewhere in this Prospectus.

    The selected unaudited pro forma combined financial and operating data should be read in conjunction with the unaudited pro forma financial statements, including the notes thereto, appearing elsewhere in this Prospectus. See "Unaudited Pro Forma Condensed Combined Financial Statements."

SELECTED FINANCIAL AND OPERATING DATA FOR PROFFITT'S, INC. (1)


    The selected financial and operating data below should be read in conjunction with the Consolidated Financial Statements and Notes thereto of Proffitt's and with Management's Discussion and Analysis of Financial Condition and Results of Operations incorporated by reference in this Prospectus. The selected financial and operating data as of and for the three months ended April 29, 1995 and May 4, 1996 are derived from unaudited financial statements as of such dates and for such periods, but in the opinion of management, include all adjustments (consisting of only normal recurring accruals) necessary for a fair presentation of such data.

                                                                                                               THREE MONTHS ENDED
                                                               FISCAL YEAR ENDED (2)                                  (3)
                                        -------------------------------------------------------------------   --------------------
                                        FEBRUARY 1,   JANUARY 30,   JANUARY 29,   JANUARY 28,   FEBRUARY 3,   APRIL 29,    MAY 4,
                                           1992          1993          1994          1995          1996         1995        1996
                                        -----------   -----------   -----------   -----------   -----------   ---------   --------
                                                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF INCOME DATA:
Net Sales (4).........................   $ 435,284     $ 601,677     $ 798,779    $ 1,216,498   $ 1,333,498   $ 287,125   $296,561
Costs and expenses:
 Cost of sales........................     273,040       362,620       520,987        795,353       873,218     187,008    192,892
 Selling, general and administrative
expenses..............................     112,793       158,920       192,028        284,748       324,650      70,891     71,537
 Other operating expenses.............      34,934        44,016        66,617         97,821       105,021      24,840     24,398
 Expenses related to hostile takeover
defense (5)...........................                                                                3,182         438
 Impairment of long-lived assets
(6)...................................                                                               19,121
 Merger, restructuring, and
integration costs (7).................                                                               20,822                  2,763
 Gain on sale of assets (8)...........                                                                                      (2,260)
                                        -----------   -----------   -----------   -----------   -----------   ---------   --------
     Operating income (loss)..........      14,517        36,121        19,147         38,576       (12,516)      3,948      7,231
Other income (expense):
 Finance charge income, net of
   allocation to purchasers of
accounts receivable (9)...............      15,194        15,401        19,312         27,934        31,273       7,793      7,160
 Interest expense.....................     (15,102)(10)     (9,445)     (9,245)       (20,781)      (26,098)     (6,269)    (4,105)
 Other income (expense), net..........       1,817          (380)(11)      2,923        3,865         2,848         656        370
                                        -----------   -----------   -----------   -----------   -----------   ---------   --------
   Income (loss) before provision for
     income taxes, extraordinary loss
     and cumulative effect of
accounting changes....................      16,426        41,697        32,137         49,594        (4,493)      6,128     10,656
Provision for income taxes............       7,045        15,567        12,892         19,850         1,906       2,480      4,402
                                        -----------   -----------   -----------   -----------   -----------   ---------   --------
   Income (loss) before extraordinary
     loss and cumulative effect of
accounting changes....................       9,381        26,130        19,245         29,744        (6,399)      3,648      6,254
Extraordinary loss on extinguishment
 of debt (net of tax).................                                  (1,088)                      (2,060)
Cumulative effect of accounting
 changes (net of tax) (12)............                    (1,794)        1,904
                                        -----------   -----------   -----------   -----------   -----------   ---------   --------
 Net income (loss)....................       9,381        24,336        20,061         29,744        (8,459)      3,648      6,254
Preferred stock dividends.............                                                  1,694         1,950         488        488
                                        -----------   -----------   -----------   -----------   -----------   ---------   --------
 Net income (loss) available to common
shares................................   $   9,381     $  24,336     $  20,061    $    28,050   $   (10,409)  $   3,160   $  5,766
                                        -----------   -----------   -----------   -----------   -----------   ---------   --------
                                        -----------   -----------   -----------   -----------   -----------   ---------   --------
Earnings (loss) per common share
 before extraordinary loss and
 cumulative effect of accounting
changes...............................   $    1.07     $    2.06     $    1.09    $      1.48   $     (0.43)  $    0.16   $   0.29
Extraordinary loss....................                                   (0.06)                       (0.11)
Cumulative effect of accounting
changes...............................                     (0.14)         0.11
                                        -----------   -----------   -----------   -----------   -----------   ---------   --------
Earnings (loss) per common share......   $    1.07     $    1.92     $    1.14    $      1.48   $     (0.54)  $    0.16   $   0.29
                                        -----------   -----------   -----------   -----------   -----------   ---------   --------
                                        -----------   -----------   -----------   -----------   -----------   ---------   --------
Weighted average common shares
 outstanding (in thousands) (13)......       8,788        12,707        17,667         18,922        19,372      19,182     19,744
OPERATING DATA:
Comparable store net sales increases
(14)..................................           5%            6%            6%             1%            3%          3%         5%
Stores open at end of period
(14)(15)..............................          40            69            78            106           104         106        103
Capital expenditures (16).............   $   5,843     $  39,013     $  78,475    $    43,289   $    49,458   $   9,668   $  9,348
Balance Sheet Data:
Working capital.......................   $ 126,026     $ 180,091     $ 286,351    $   283,162   $   212,122               $203,460
Total assets..........................   $ 274,441     $ 455,295     $ 575,449    $   878,393   $   835,666               $825,893
Senior long-term debt, less current
portion...............................   $ 106,066     $ 193,555     $  95,777    $   190,216   $   134,255               $113,965
Subordinated debt.....................                               $  86,250    $   100,269   $   100,505               $100,568
Shareholders' equity..................   $ 101,229     $ 143,107     $ 290,309    $   360,611   $   356,852               $363,821

NOTES TO SELECTED FINANCIAL AND OPERATING DATA FOR PROFFITT'S INC. (IN
THOUSANDS)
 (1) Effective February 3, 1996, Proffitt's combined its business with Younkers, Inc., a publicly-owned retail department store chain. The combination was structured as a tax-free transaction and has been accounted for as a pooling of interest and accordingly, the financial statements were restated for all periods to include the results of operations and financial position of Younkers. Each share of Younkers, Inc. Common Stock was converted into ninety eight one-hundredths (.98) shares of Proffitt's Common Stock, with approximately 8,800 shares issued in the transaction.

(2) Proffitt's's fiscal year ends on the Saturday nearest January 31. Fiscal years presented consisted of 52 weeks except for the fiscal year ended February 3, 1996 which consisted of 53 weeks (except for the period ended January 30, 1993 which includes 53 weeks for Younkers).

(3) The business of Proffitt's is seasonal, and results for any period within a fiscal year are not necessarily indicative of the results that may be achieved for a full fiscal year.

(4) Net Sales include leased department sales, which represent sales by retail vendors that lease store space. Leased department sales accounted for approximately 6 to 7% of net sales for all periods presented.

(5) Expenses incurred were related to the defense of the attempted hostile takeover of Younkers by Carson Pirie Scott & Co.

(6) Proffitt's adopted the provisions of Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" in the fourth quarter of the year ended February 3, 1996. As a result of adopting this new accounting standard and as a result of closing certain stores and warehouses, Proffitt's incurred impairment charges related to the write-down in carrying value of six operating stores due to poor operating results, abandonment of duplicate warehouse and leasehold improvements related to the Parks-Belk acquisition and the Younkers merger, and a loss on abandonment of leasehold improvements related to closed stores.

(7) In connection with the merger of Proffitt's and Younkers, the two companies incurred certain costs to effect the merger and other costs to restructure and integrate the combined operating companies. The costs incurred were comprised of merger transaction costs, severance and related benefits, abandonment of duplicate administrative office space and property and duplicate data processing equipment and software (including leases), and other costs.

During the three-month period ended May 4, 1996, Proffitt's incurred additional merger, restructuring, and integration costs primarily related to the termination of the Younkers pension plan, continued conversion of systems and consolidation of administrative functions.

(8) During the three-month period ended May 4, 1996, Younkers sold two stores to a third party.

(9) On April 1, 1994, Proffitt's began selling an undivided ownership interest in its accounts receivable, recognizing no gain or loss on the transaction. The ownership interest which may be transferred to the purchaser is limited to $175,000 and is further restricted on a basis of the level of eligible receivables and a minimum ownership interest to be maintained by Proffitt's.

Effective with the February 3, 1996 merger, Younkers replaced amounts borrowed under a securitization program with the sale of (i) a fixed ownership interest of $75,000 and (ii) a variable ownership interest of up to $50,000 in its trade receivables.

(10) Includes accruals for interest expense of $1,400 resulting from an Internal Revenue Service audit of Younkers.

(11) Includes nonrecurring start-up costs of $1,210 connected with the acquired Prange stores by Younkers.

(12) Effective as of the beginning of the fiscal year ended January 30, 1993, Younkers recognized a cumulative effect adjustment of $1,794, (net of income taxes of $1,225) due to the adoption of SFAS 106, under which employers recognize the cost of retiree health and life insurance benefits over the employees' period of service.

Effective January 31, 1993, Proffitt's changed its method of accounting for inventory to include certain purchasing and distribution costs. Previously, these costs were charged to expense in the period incurred rather than in the period in which the merchandise was sold. The cumulative effect of this change was to increase net income $2,273 (net of income taxes of $1,532).

Effective January 31, 1993, Proffitt's also changed its method of accounting for store preopening costs to expensing such costs when incurred. The cumulative effect of this change was to decrease net income $369 (net of income taxes of $236). Previously, these costs were amortized over the twelve months immediately following the individual store openings. Younkers has historically expended such costs as incurred.

In 1992, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard ("SFAS") No. 109, Accounting for Income Taxes, which requires a change from the deferred method to the asset and liability method of accounting for income taxes. Proffitt's adopted the new accounting standard effective January 31, 1993. Adoption of the new standard had no effect on Proffitt's financial position or results of operations. There would have been no impact on the year ended January 30, 1993 had the standard been applied retroactively. Younkers adopted SFAS 109 prior to the years presented.

Effective January 30, 1994, Proffitt's changed its method of accounting for inventory to the last-in, first-out (LIFO) method for a substantial portion of its inventories. Previously, all inventories were valued using the first-in, first-out (FIFO) method. Younkers has historically valued its inventories under the LIFO method. The cumulative effect of this change is not presented because it is not determinable.

(13) In January 1992, April 1992, March 1993 and April 1993, Proffitt's and Younkers completed public offerings of 2,645; 6,047; 2,395; and 2,371 shares of Common Stock, the proceeds of which were utilized, in part, to reduce long-term debt.

In April 1992, Proffitt's completed a public offering of 6,047 shares of Common Stock, the proceeds of which were used to repay debt and fund capital expenditures related to the renovation, acquisition and opening of new stores.

In October 1993, Proffitt's completed a public offering of $86,250 of Convertible Subordinated Debentures, the proceeds of which were used to reduce outstanding bank debt, fund capital expenditures related to the renovation and expansion of stores, and for working capital and general corporate purposes.

(14) Comparable store data for a fiscal year or a three-month period within a fiscal year are adjusted so that all annual amounts relate to a 52-week year. New stores become comparable stores in the first full month following the anniversary of the opening of those stores. Renovated, expanded, or relocated stores are classified as comparable stores and not as new stores. Where operations within a particular shopping mall are divided among two or more buildings, the combined operation is counted as one store.

(15) Younkers purchased the merchandise inventories, properties and certain other assets of the Prange department store division of H.C. Prange Company in September 1992. Additionally, Proffitt's purchased 19 Hess Department
     Stores: eight in October 1992, nine in January 1993 (of which one was subsequently closed) and two in July 1993.

During June 1993, Younkers completed the sale and lease back of the eight owned store properties acquired from Prange with net proceeds of approximately
    $31,000, incurring no gain or loss in the transaction.

On March 31, 1994, Proffitt's acquired all of the common stock of Macco Investments, Inc. ("Macco"), a privately held corporation and the parent company of McRae's Inc. ("McRae's"), the owner and operator of 28 department stores in Alabama, Florida, Louisiana and Mississippi, for a total acquisition price of approximately $212,000.

In March and April 1995, Proffitt's acquired Parks-Belk Company, the owner and operator of four department stores of which one was subsequently closed.

(16) Excludes amounts expended in connection with the purchase of the Prange stores in September 1992, Macco Investments, Inc. in March 1994, and Parks-Belk Company in March and April 1995.

SELECTED FINANCIAL AND OPERATING DATA FOR PARISIAN

    The selected financial and operating data below should be read in conjunction with the Consolidated Financial Statements and Notes thereto of Parisian and with Parisian Management's Discussion and Analysis of Financial Condition and Results of Operations included elsewhere in this Prospectus. The selected financial and operating data as of and for the three months ended April 29, 1995 and May 4, 1996 are derived from unaudited financial statements as of such dates and for such periods, but, in the opinion of management, include all adjustments (consisting of only normal recurring accruals) necessary for a fair presentation of such data.

                                                                                                       THREE MONTHS ENDED
                                                       FISCAL YEAR ENDED (1)                                   (2)
                                -------------------------------------------------------------------   ---------------------
                                FEBRUARY 1,   JANUARY 30,   JANUARY 29,   JANUARY 28,   FEBRUARY 3,   APRIL 29,     MAY 4,
                                   1992          1993          1994          1995          1996         1995         1996
                                -----------   -----------   -----------   -----------   -----------   ---------    --------
                                         (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Statement of Operations Data:
Net Sales(3)..................   $ 368,216     $ 448,969     $ 517,668     $ 606,717     $ 663,828    $ 155,351    $166,047
Costs and expenses:
 Cost of sales................     226,018       275,563       328,506       393,949       419,056       91,874      99,404
 Selling, general and
   administrative expenses....      99,221       117,576       137,110       159,987       165,237       40,545      42,472
 Other operating expenses.....      26,484        31,602        37,784        47,139        55,948       13,851      14,367
 Reengineering costs(4).......                                                 3,185           304
                                -----------   -----------   -----------   -----------   -----------   ---------    --------
   Operating income...........      16,493        24,228        14,268         2,457        23,283        9,081       9,804
Other income (expense):
 Finance charge income, net of
   allocation to purchaser of
accounts receivable...........      12,180        12,621         9,930         8,046         7,125        1,628       2,156
 Interest expense.............     (30,020)      (27,217)      (21,617)      (18,051)      (17,652)      (4,439)     (4,245)
 Other income, net............         124           465           156           411         2,407        1,110         143
                                -----------   -----------   -----------   -----------   -----------   ---------    --------
   Income (loss) before
     provision for income
taxes.........................      (1,223)       10,097         2,737        (7,137)       15,163        7,380       7,858
Provision for income taxes....         203         4,345         1,705        (1,674)        6,385        2,901       3,307
                                -----------   -----------   -----------   -----------   -----------   ---------    --------
 Income (loss) before
   extraordinary loss.........      (1,426)        5,752         1,032        (5,463)        8,778        4,479       4,551
Extraordinary loss on early
retirement of debt (net of
tax)..........................                                  (5,403)
                                -----------   -----------   -----------   -----------   -----------   ---------    --------
 Net income (loss)............   $  (1,426)    $   5,752     $  (4,371)    $  (5,463)    $   8,778    $   4,479    $  4,551
                                -----------   -----------   -----------   -----------   -----------   ---------    --------
                                -----------   -----------   -----------   -----------   -----------   ---------    --------
Earnings (loss) per common
 share before extraordinary
loss..........................   $   (0.23)    $    0.93     $    0.17     $   (0.78)    $    1.19    $    0.61    $   0.62
Extraordinary loss............                                   (0.87)
                                -----------   -----------   -----------   -----------   -----------   ---------    --------
Earnings (loss) per common
share.........................   $   (0.23)    $    0.93     $   (0.70)    $   (0.78)    $    1.19    $    0.61    $   0.62
                                -----------   -----------   -----------   -----------   -----------   ---------    --------
                                -----------   -----------   -----------   -----------   -----------   ---------    --------
Weighted average common shares
outstanding (in
thousands)(5).................       6,208         6,208         6,208         6,987         7,356        7,356       7,356
Operating Data:
Comparable store net sales
increases(6)..................           6%           10%            0%            0%           -1%          -4%          3%
Stores open at end of
period........................          22            25            30            35            37           35          38
Capital expenditures..........   $     886     $   4,604     $  14,974     $   5,730     $  10,735    $     305    $  1,211
Balance Sheet Data:
Working capital...............   $  79,165     $  85,298     $  94,797     $ 101,305     $ 128,599                 $134,396
Total assets..................   $ 328,422     $ 365,004     $ 304,784     $ 323,122     $ 344,206                 $345,694
Senior long-term debt, less
 current portion..............   $  24,200     $  23,899     $  23,567     $  19,258     $  22,792                 $ 22,539
Subordinated debt.............   $ 100,000     $ 100,000     $ 125,000     $ 125,000     $ 125,000                 $125,000
Shareholders' equity..........   $  60,316     $  66,068     $  61,697     $  71,153     $  79,931                 $ 84,482

NOTES TO SELECTED FINANCIAL AND OPERATING DATA FOR PARISIAN (IN THOUSANDS)

(1) Parisian's fiscal year ends on the Saturday nearest January 31. Fiscal years presented consisted of 52 weeks except for the fiscal year ended February 3, 1996 which consisted of 53 weeks.

(2) The business of Parisian is seasonal, and results for any period within a fiscal year are not necessarily indicative of the results that may be achieved for a full fiscal year.

(3) Net Sales include leased department sales, which represent sales by retail vendors that lease store space. Leased department sales accounted for approximately 1 to 2% of net sales for all periods presented.

(4) In the fiscal years ended January 28, 1995 and February 3, 1996, Parisian incurred certain non-recurring charges in connection with a business process redesign project. Such reengineering costs included implementation of cost containment measures, primarily directed at payroll, as well as customer surveys to refine Parisian's market focus.

(5) In May 1994, Parisian completed a private offering of 1,148 shares of Parisian Common Stock to certain of its shareholders.

(6) Comparable store growth for 1993 and 1994 does not include sales for Parisian's Cincinnati stores, since comparable store sales would be distorted for the periods as a result of the opening of two additional stores in the market in 1993.

Comparable store sales growth for 1994 does not include sales for Parisian's Atlanta stores, since comparable store sales would be distorted for the period as a result of opening one additional store in the market during each of 1993 and 1994.

  ] Comparable store sales growth for 1995 does not include sales for Parisian's
    Keystone Crossing store in Indianapolis, IN, since comparable sales would be distorted for the period as a result of opening an additional store in the market during 1995. Additionally, comparable store sales do not include Parisian's Sarasota, FL, store since comparable store sales would be distorted for the period due to the closing of the store during January 1996.

SELECTED PRO FORMA FINANCIAL AND OPERATING DATA

    The pro forma selected financial and operating data below have been prepared on a combined basis based upon the historical financial statements of Proffitt's and Parisian. The pro forma combined information gives effect to the Merger accounted for as a purchase. See "Unaudited Pro Forma Condensed Combined Financial Statements."

                                                                       FISCAL          THREE
                                                                      YEAR ENDED     MONTHS ENDED
                                                                      FEBRUARY 3,       MAY 4,
                                                                         1996            1996
                                                                      -----------    ------------
                                                                        (DOLLARS IN THOUSANDS,
                                                                       EXCEPT PER SHARE AMOUNTS)
Statement of Income Data:
Net Sales..........................................................   $ 1,997,326      $462,608
Costs and expenses:
  Cost of sales....................................................     1,292,974       292,596
  Selling, general and administrative expenses.....................       488,287       113,609
  Other operating expenses.........................................       162,973        39,265
  Expenses related to hostile takeover defense.....................         3,182
  Impairment of long-lived assets..................................        19,121
  Merger, restructuring, and integration costs.....................        20,822         2,763
  Gain on sale of assets...........................................                      (2,260)
                                                                      -----------    ------------
    Operating income...............................................         9,967        16,635
                                                                      -----------    ------------
                                                                      -----------    ------------
Other income (expense):
  Finance charge income, net of allocation to purchasers of
    accounts receivable............................................        38,398         9,316
  Interest expense.................................................       (53,050)      (10,650)
  Other income (expense), net......................................         5,255           513
                                                                      -----------    ------------
    Income (loss) before provision for income taxes and
      extraordinary loss...........................................          (570)       15,814
Provision for income taxes.........................................         5,691         7,059
                                                                      -----------    ------------
  Income (loss) before extraordinary loss..........................        (5,121)        8,755
Preferred stock dividends..........................................         1,950           488
                                                                      -----------    ------------
  Income before extraordinary loss after preferred stock
dividends..........................................................   $    (7,071)     $  8,267
                                                                      -----------    ------------
                                                                      -----------    ------------
Earnings (loss) per common share before extraordinary loss.........   $     (0.31)     $   0.36
Weighted average common shares outstanding (in thousands)..........        22,474        22,846
Operating Data:
Comparable store net sales increases...............................             2%            4%
Stores open at end of period.......................................           141           141
Capital expenditures...............................................   $    60,193      $ 10,559

                                                                                  MAY 4, 1996
                                                                                  -----------
Balance Sheet Data
Working capital................................................................   $   334,856
Total assets...................................................................   $ 1,339,429
Senior long-term debt, less current portion....................................   $   261,804
Subordinated debt..............................................................   $   225,568
Shareholders' equity...........................................................   $   468,845


COMPARATIVE PER SHARE DATA

    Set forth below are income from continuing operations and book value per common share data of Proffitt's and Parisian on both an historical and pro forma combined basis. Neither Proffitt's nor Parisian has paid any dividends on common stock. Pro forma combined income from continuing operations per share is derived from the pro forma combined information presented elsewhere herein, which gives effect to the Merger under the purchase method of accounting as if the Merger had occurred at January 29, 1995, combining the results of Proffitt's and Parisian for the periods presented. The equivalent pro forma combined data for Parisian is based upon the Conversion Number, exclusive of the Cash Consideration. Book values per share for Parisian and for pro forma combined presentation are based upon outstanding common shares, adjusted in the case of the pro forma combined presentation to include the shares of Proffitt's Common Stock to be issued in the Merger. The information set forth below should be read in conjunction with the respective audited and unaudited financial statements of Proffitt's incorporated by reference and of Parisian included elsewhere in this Prospectus and the "UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS."

                                                                                                EQUIVALENT
                                                                                                 PRO FORMA
                                                                                PROFFITT'S/      COMBINED
                                                                                 PARISIAN      PER SHARE OF

                                                     PARISIAN     PROFFITT'S     PRO FORMA       PARISIAN
                                                    HISTORICAL    HISTORICAL     COMBINED      COMMON STOCK
                                                    ----------    ----------    -----------    -------------
Income from continuing operations:
February 3, 1996.................................     $(0.43)       $ 1.19        $ (0.31)        $ (0.12)
May 4, 1996......................................     $ 0.29        $ 0.62        $  0.36         $  0.14

Book value (At End of Period):
February 3, 1996.................................     $17.15        $10.87        $ 19.62         $  7.86
May 4, 1996......................................     $17.46        $11.48        $ 19.88         $  7.96


STOCK PRICES AND DIVIDENDS

    The Proffitt's Common Stock is listed and traded on the Nasdaq National Market (Symbol: PRFT). The following table sets forth for the periods indicated the reported high and low bid quotations for Proffitt's Common Stock. The source of these quotations is the Monthly Statistical Report of the National Association of Securities Dealers, Inc. These quotations represent inter-dealer prices for actual transactions, without adjustment for retail markup, markdown or commission. Proffitt's has not declared or paid any dividends on its common stock.

                                                                                       SALES PRICE
                                                                                     ----------------
                                                                                   HIGH             LOW
                                                                                  ------          ------
1994
First Quarter..............................................................     25 3/4          16 1/2
Second Quarter.............................................................     19 3/4          14 3/4
Third Quarter..............................................................     21 3/4          14 3/4
Fourth Quarter.............................................................     25 1/4          17 3/4
1995
First Quarter..............................................................     26 1/2          20 3/4
Second Quarter.............................................................     33              24
Third Quarter..............................................................     34 1/4          23 1/8
Fourth Quarter.............................................................     29              21 1/2
1996
First Quarter..............................................................     33 3/4          23 1/2
Second Quarter (prior to Merger announcement July 8, 1996).................     40              33 1/4
Second Quarter (after Merger announcement on July 8, 1996).................
Third Quarter (through       , 1996).......................................

    There is no established trading market for the Parisian Common Stock.

                                  INTRODUCTION

    This Prospectus is being furnished to the shareholders of Parisian in
connection with the Parisian Special Meeting to be held at       on       ,
1996, at       , local time, and at any adjournments or postponements thereof.

    At the Parisian Special Meeting, shareholders of Parisian will be asked to approve the Merger Agreement. A conformed copy of the Merger Agreement appears as Appendix I to this Prospectus.

    This Prospectus constitutes a prospectus of Proffitt's with respect to up to an aggregate of 3,352,635 shares of Proffitt's Common Stock issuable to Parisian shareholders pursuant to the Merger Agreement and issuable upon exercise of certain options to purchase shares of Parisian Common Stock which are to be converted in the Merger into options to purchase shares of Proffitt's Common Stock.



MATTERS TO BE CONSIDERED AT THE PARISIAN SPECIAL MEETING

    At the Parisian Special Meeting, holders of shares of Parisian Common Stock will consider and vote upon a proposal to approve the Merger Agreement. Holders of shares of Parisian Common Stock entitled to vote also will consider and vote upon any other matter that may properly come before the Parisian Special Meeting or at any adjournments or postponements thereof. On July 8, 1996 the Parisian Board unanimously adopted the Merger Agreement and recommended a vote FOR the approval of the Merger Agreement. See "THE MERGER--Recommendation of the Parisian Board; Reasons for the Merger."


    In the Merger each issued and outstanding share of Parisian Common Stock will be converted into the right to receive $15.00 in cash and .4006 validly issued, fully paid and nonassessable shares of Proffitt's Common Stock. Cash will be paid in lieu of fractional shares of Proffitt's Common Stock. See "THE MERGER--Merger Consideration" and "THE MERGER AGREEMENT--Fractional Shares."

VOTE REQUIRED


    Each holder of Parisian Common Stock is entitled to one vote per share held of record on the record date described below upon each matter properly submitted at the Parisian Special Meeting. The Merger Agreement must be approved by the affirmative vote of holders of not less than two-thirds of the outstanding shares of Parisian Common Stock entitled to vote on approval of the Merger Agreement. Holders of options to purchase Parisian Common Stock will not be entitled to receive notice of, or to vote at, the Parisian Special Meeting.

    Abstentions will be counted as shares present for purposes of determining a quorum. See "Record Date; Stock Entitled to Vote; Quorum." Abstentions will have the effect of votes against the approval of the Merger Agreement.


RECORD DATE; STOCK ENTITLED TO VOTE; QUORUM

    Only holders of record of Parisian Common Stock at the close of business on
      , 1996 (the "Record Date") will be entitled to receive notice of and to vote at the Parisian Special Meeting. On the Record Date, Parisian had outstanding 7,355,846.189 shares of Parisian Common Stock, held by 88 shareholders of record. The holders of Parisian Common Stock are entitled to one vote per share on each matter submitted to a vote at the Parisian Special Meeting. The holders of a majority of the shares of Parisian Common Stock entitled to vote must be present in person or by proxy at the Parisian Special Meeting in order for a quorum to be present. In the event a quorum is not present in person or by proxy at the Parisian Special Meeting, the Parisian Special Meeting is expected to be adjourned or postponed.

DISSENTERS' RIGHTS

    Any holder of record of Parisian Common Stock who follows the procedures specified in Section 10-2B-13.01 through 10-2B-13.32 of the ABCA (the "Appraisal Provisions") is entitled to receive payment of the "fair value" of such shares in lieu of the Merger Consideration. Reference is made to the Appraisal Provisions, copies of which are attached to this Prospectus as Appendix II, for a complete statement of the appraisal rights of dissenting shareholders.

    Under the ABCA, a shareholder who is entitled to dissent and obtain payment for shares of Parisian Common Stock may not challenge the Merger unless it is unlawful or fraudulent with respect to the shareholder or Parisian. See ABCA Sec. 10-2B-13.02(b), included herewith in Appendix II.

    Unless waived by Proffitt's, it is a condition to the obligation of Proffitt's to consummate the Merger that holders of no more than 5% of the outstanding shares of Parisian Common Stock dissent from the Merger in accordance with the Appraisal Provisions.

    The following information is qualified in its entirety by reference to the Appraisal Provisions:

    If a holder of record of Parisian Common Stock elects to exercise such shareholder's right to an appraisal under the Appraisal Provisions, such shareholder must satisfy ALL of the following conditions:

        (a) such shareholder must deliver a written notice of intent to demand payment of the fair value of such shareholder's Parisian Common Stock to Parisian prior to the vote with respect to the Merger Agreement;

        (b) such shareholder must not vote in favor of or consent in writing to the proposal to approve the Merger Agreement. A failure to vote will satisfy this condition, but voting in favor of or delivering a proxy in favor of the proposal to approve the Merger Agreement or an unmarked proxy voted by the proxy in favor of the Merger will constitute a waiver of such shareholder's rights to appraisal and will nullify any written demand for appraisal; and

        (c) on or before a date set by Parisian, which will be not less than 30 nor more than 60 days after delivery of the notice of procedure for dissenting shareholders from Parisian (which Parisian must send to all dissenting shareholders who did not vote in favor of the proposal to approve the Merger Agreement and who properly filed notice of intent to assert dissenters' rights), such shareholder must demand payment of the fair value of his or her Parisian Common Stock and submit his or her Parisian Common Stock to Parisian for notation of the shareholder's dissent.

    Under the Appraisal Provisions, record holders of Parisian Common Stock are entitled to appraisal rights as described above, and the procedures to perfect such rights must be carried out by and in the name of such holders of record. Persons who are beneficial but not record owners of Parisian Common Stock and who wish to exercise appraisal rights with respect to the Merger must (i) submit to Parisian, at the time of or before the assertion of the rights, a written consent of the record holders of the shares to such dissent and (ii) do so with respect to all of the beneficial owner's shares or the shares over which he or she has voting power.

    After the Effective Time, Parisian must offer to pay to each dissenting shareholder who has complied with the conditions set forth above an amount which Parisian estimates to be the fair value of the Parisian Common Stock held by each dissenting shareholder, plus accrued interest. Along with the offer of payment, Parisian will also send: (i) a year end balance sheet and statements of income and changes in shareholders' equity for any fiscal year of Parisian ending 16 months or less before the date of such offer, together with the latest available interim financial statements; (ii) an estimate by Parisian of the fair value of Parisian Common Stock and the amount of interest due; (iii) an explanation of how the interest was calculated; and (iv) a statement of the dissenting shareholder's right to object to Parisian's estimate and to demand an additional payment, as described below. If a dissenting shareholder believes that the fair value of Parisian Common Stock is greater than the amount offered by

Parisian, then, within 30 days after such offer, the dissenting shareholder may give written notice to Parisian of such shareholder's own estimate of the fair value of Parisian Common Stock, and demand payment of the difference (the "Supplemental Demand"). Within 60 days after receiving the Supplemental Demand, Parisian shall either: (i) pay the dissenting shareholder the amount demanded (or such other amount agreed to by such shareholder), or (ii) file a petition requesting that the circuit court of Jefferson County, Alabama (the "Court") determine the fair value of the Parisian Common Stock.

    The Court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. Fair value means the value of Parisian Common Stock immediately before the effectuation of the Merger, excluding appreciation or depreciation in anticipation of the Merger, unless such exclusion would be inequitable. Dissenters will be entitled to judgment for the amount, if any, by which the fair value of their shares, plus interest, is found to exceed the amount previously remitted by Parisian. Fair value may be found by the Court to be more, less or the same as the amount offered by Parisian or the amount the shareholder would have received had he or she not dissented from the Merger. See "COMPARISON OF RIGHTS OF HOLDERS OF PROFFITT'S COMMON STOCK AND PARISIAN COMMON STOCK--Appraisal Rights."

HOLDERS OF PARISIAN COMMON STOCK SHOULD NOT SEND STOCK CERTIFICATES

    If the requisite shareholder approval is obtained and the Merger is consummated, materials for submitting Parisian stock certificates in exchange for Proffitt's stock certificates will be provided to the shareholders of Parisian at an appropriate time. DO NOT SEND IN YOUR PARISIAN STOCK CERTIFICATES AT THIS TIME.

                                   THE MERGER

    The description of the Merger and the Merger Agreement contained in this Prospectus is qualified in its entirety by reference to the Merger Agreement, a copy of which is included as Appendix I to this Prospectus and is incorporated herein by reference.

GENERAL

    Proffitt's, Sub and Parisian have entered into the Merger Agreement, which provides that, subject to the satisfaction or waiver of the conditions set forth therein (see "THE MERGER AGREEMENT-- Conditions to the Merger"), Sub will be merged with and into Parisian, and Parisian will be the surviving corporation and a wholly-owned subsidiary of Proffitt's. The Articles of Merger will be filed with the Secretary of State of the State of Alabama on the date of the closing of the transactions contemplated by the Merger Agreement (anticipated to be on or before October 15, 1996), or as promptly thereafter as practicable, and the time of such filing will be the Effective Time.

BACKGROUND OF THE MERGER

    In late 1995, the Parisian Board, with the assistance of its financial advisor, Lehman Brothers, began to consider various methods by which Parisian could continue to compete effectively in existing retail markets and participate in new and growing markets, while at the same time enhancing the value of Parisian for its shareholders. The Parisian Board considered, among other alternatives, a public offering of Parisian Common Stock; however, it was determined that, in light of the market conditions existing at that time and based upon analyses of publicly available historical and estimated future financial results for other retail companies, as well as a comparison of such companies with Parisian in terms of sales, growth, profitability and leverage, a public offering would not be the best course of Parisian to pursue at the time. Recognizing the trend toward consolidation in the retail department store industry and the potential strengths and synergies of such consolidation, the Parisian Board began to consider the possibility of a combination of Parisian's business with several other retail department store companies. In this regard, the Parisian Board discussed with Lehman Brothers the strategic benefits to Parisian and its shareholders of such a business combination.


    In the spring of 1996, Parisian began to solicit indications of interest, on a confidential basis, from several nationally recognized department store chains, including Proffitt's. In connection therewith, Donald E. Hess, the Chief Executive Officer of Parisian, called R. Brad Martin, the Chief Executive Officer of Proffitt's and expressed an interest in exploring a possible business combination. Mr. Hess and Mr. Martin have known each other for years through their associations in the industry and had, prior to May 1996, occasionally discussed the consolidation in the industry in general and the possibility of a business combination between Proffitt's and Parisian in particular. By the first week of May 1996, Proffitt's and several other companies which Parisian had contacted had executed confidentiality agreements with Parisian, and Parisian then distributed to such companies, including Proffitt's, certain materials concerning its business, properties, financial condition and results of operation. Proffitt's expressed interest in pursuing a business combination with Parisian, and one of the other companies to which confidential information was sent expressed an interest in the acquisition of certain of Parisian's store locations. Parisian did not receive any other indications of interest from any other parties which it had solicited or any other unsolicited parties. In conjunction with the execution of a confidentiality agreement by Parisian with Proffitt's on June 6, 1996, senior management of each of Parisian and Proffitt's, together with their respective financial and legal advisors, began the due diligence process.

    During the next several weeks, various structures for a possible business combination were discussed in a series of discussions one of more of which included Mr. Hess, Mr. Martin, senior management of each of the parties and their respective financial and legal advisors. In connection with their due diligence review, the parties also discussed certain non-public information concerning their respective businesses, prospects and strategic objectives, as well as new business opportunities, operating efficiencies and potential synergies. Senior management of each company, with the assistance of their respective financial and legal advisors, separately conducted internal analyses of the results of their due diligence reviews and discussed the strategic, financial and operational benefits of a possible business combination. Consideration was also given to the federal income tax consequences of alternative structures for a possible combination. At various times during the period, management of Parisian reported the status of such analyses and discussions to the members of Parisian Board.

    During the period from June 20, 1996 until shortly before the Merger Agreement was signed on July 8, 1996, the parties and their counsel negotiated and drafted the proposed Merger Agreement. Negotiation and discussion of the various aspects of the proposed Merger Agreement by representatives of Proffitt's and Parisian, together with their respective financial and legal advisors, continued almost daily throughout the period. Such negotiations and discussions focused on various aspects of the proposed Merger Agreement and the transactions contemplated thereby, including (i) certain proposed representations, warranties and covenants, (ii) what actions of Proffitt's and Parisian would be prohibited pending the closing of the Merger without the consent of the other party, (iii) the provisions for termination of the Merger Agreement, the circumstances under which a termination fee would be paid and the amount of such fee, (iv) the anticipated terms of the Supplemental Indenture,
(v) the anticipated federal income tax consequences of, and various alternative structures for, the proposed Merger and (vi) the rights of Parisian shareholders to have the shares of Proffitt's Common Stock to be received in the Merger registered for resale under the Securities Act.


    By early July, 1996, the outstanding issues regarding the Merger Agreement and Registration Rights Agreement had been resolved. On July 8, 1996, the Parisian Board met and received presentations from senior management and Parisian's financial and legal advisors and discussed the results of the negotiations with Proffitt's, the operation, financial condition, results and prospects of the business of both Parisian and Proffitt's and considered at length the terms and conditions of the proposed Merger Agreement and Registration Rights Agreement. After consideration of such presentations as well as a number of other factors, the Parisian Board unanimously adopted the Merger Agreement, approved the Registration Rights Agreement and approved the transactions contemplated by such agreements.

RECOMMENDATIONS OF THE PARISIAN BOARD; REASONS FOR THE MERGER


    As described above, on July 8, 1996, the Parisian Board, at a special meeting, received presentations regarding, and reviewed the terms and conditions of, the Merger Agreement and the Registration Rights Agreement, with members of senior management of Parisian and with Parisian's financial and legal advisors. In making its determination set forth below at such meeting, the Parisian Board reviewed and discussed with Lehman Brothers its financial analyses and opinions and reviewed and discussed certain factors with management regarding the results of management's due diligence investigations. By a unanimous vote of the Parisian Board at such special meeting, the Parisian Board determined that the Merger is fair and in the best interest of Parisian and its shareholders, adopted the Merger Agreement, approved the Registration Rights Agreement, and resolved to recommend that the shareholders of Parisian vote for approval of the Merger Agreement.


    In reaching its conclusion to adopt the Merger Agreement, approve the Registration Rights Agreement and approve the transactions contemplated by such agreements, the Parisian Board considered, among other things, the following material factors:

        (i) the Merger Agreement and the Merger Consideration to be received by the shareholders of Parisian;

        (ii) the fact that the terms of the Merger Agreement permit the shareholders of Parisian to continue to have an indirect ownership interest in Parisian through their ownership of Proffitt's Common Stock;

        (iii) the fact that the terms of the Merger Agreement permit Parisian to terminate the Merger Agreement if Parisian receives a third party offer with respect to a merger, consolidation or similar transaction and such transaction is, in the good faith opinion of the Parisian Board, more favorable to Parisian than the proposed Merger;

        (iv) the fact that there is currently no public trading market for the Parisian Common Stock;

        (v) the business, prospects, properties and historical and current financial condition and results of operations of Parisian;

        (vi) the business, prospects, properties and historical and current financial condition and results of operations of Proffitt's;

        (vii) the proposed revisions to the Indenture and the proposed guaranty by Proffitt's of Parisian's obligations under the Notes;

        (viii) the fact that it is a condition to the obligation of Proffitt's to effect the Merger that the Parisian Noteholders approve such proposed revisions to the Indenture in accordance with the terms and conditions thereof;


        (ix) the opinion of Lehman Brothers that, from a financial point of view, the Merger Consideration is fair to Parisian and its shareholders; and


        (x) the fact that the proposed acquisition of Parisian by Proffitt's is being structured as a merger so that shareholders of Parisian will have the right to dissent from the Merger under the applicable provisions of the ABCA.

    In view of the wide variety of factors considered by the Parisian Board, the Parisian Board did not find it practicable to quantify or otherwise attempt to assign relative weights to the specific factors considered in reaching its determination. Consequently, the Parisian Board did not quantify the assumptions and results of its analysis in reaching its determination that the Merger is fair to, and in the best interests of, Parisian and its shareholders.

    THE PARISIAN BOARD HAS UNANIMOUSLY RECOMMENDED THAT THE HOLDERS OF OUTSTANDING SHARES OF PARISIAN COMMON STOCK VOTE FOR APPROVAL OF THE MERGER AGREEMENT.

    Opinion of Lehman Brothers. The Parisian Board engaged Lehman Brothers to render financial advisory services to the Parisian Board concerning Proffitt's proposed acquisition of Parisian. As part of its role as financial advisor to the Parisian Board, Lehman Brothers was engaged to render a fairness opinion (the "Opinion") with respect to the fairness, from a financial point of view, to Parisian's shareholders of the consideration to be received by such shareholders in the Merger.

    At the July 8, 1996 Parisian Board meeting, in connection with the Parisian Board's evaluation of the proposed Merger, Lehman Brothers made a presentation to the Parisian Board. Following the presentation, Lehman Brothers delivered the Opinion to the Parisian Board.

    The full text of Lehman Brothers' written opinion dated July 8, 1996 is attached as Appendix IV to this Prospectus and is incorporated herein by reference. Shareholders may read the Opinion for a discussion of assumptions made and matters considered by Lehman Brothers in rendering its Opinion. The summary of the Opinion set forth in this Prospectus is qualified in its entirety by reference to the full text of such Opinion.

    No limitations were imposed by Parisian on the scope of Lehman Brothers' investigation or the procedures to be followed by Lehman Brothers in rendering the Opinion. Lehman Brothers was not requested to and did not make any recommendation to the Parisian Board as to the form or amount of the consideration to be received by Parisian's shareholders in the Merger, which was determined through arm's length negotiations between Proffitt's and Parisian. In arriving at the Opinion, Lehman Brothers did not ascribe a specific range of value to Parisian, but made its determination as to the fairness, from a financial point of view, of the consideration to be received by Parisian's shareholders on the basis of various financial and comparative analyses. The Opinion is for the use and benefit of the Parisian Board and was rendered to the Parisian Board in connection with its consideration of the Merger. The Opinion does not constitute a recommendation to any shareholder of Parisian as to how such shareholder should vote with respect to the Merger. Lehman Brothers was not requested to opine as to, and the Opinion does not in any manner address, Parisian's underlying business decision to proceed with or effect the Merger.

    In arriving at its opinion, Lehman Brothers reviewed and analyzed: (1) the proposed Merger Agreement and the specific terms of the Proposed Merger, (2) publicly available information concerning Parisian and Proffitt's that Lehman Brothers believed to be relevant to its inquiry, (3) financial and operating information with respect to the business, operations and prospects of Parisian (including projections for the years 1996 through 1998) furnished to Lehman Brothers by Parisian, (4) a comparison of the historical financial results and present financial condition of Parisian with those of other companies that Lehman Brothers deemed relevant, (5) financial and operating information with respect to the business, operations and prospects of Proffitt's (including projections for the years 1996 through 2000) furnished to Lehman Brothers by Proffitt's, (6) a trading history of Proffitt's common stock from January 1, 1991 to the present and a comparison of Proffitt's common stock price and valuation multiples with those of other companies that Lehman Brothers deemed relevant, (7) a comparison of the historical financial results and present financial condition of Proffitt's with those of other companies that Lehman Brothers deemed relevant, (8) the results of Lehman Brothers' efforts to solicit indications of interest and proposals from third parties with respect to a purchase of Parisian, and (9) a comparison of the financial terms of the Merger with the financial terms of certain other transactions that Lehman Brothers deemed relevant. In addition, Lehman Brothers had discussions with the management of Parisian and Proffitt's concerning their respective businesses, operations, assets, financial conditions and prospects and the cost savings and operating synergies expected to result from a combination of the businesses of Parisian and Proffitt's, and undertook such other studies, analyses and investigations as Lehman Brothers deemed appropriate.

    In arriving at its opinion, Lehman Brothers assumed and relied upon the accuracy and completeness of the financial and other information used by Lehman Brothers without assuming any responsibility for independent verification of such information and relied upon the assurances of management of Parisian that they were not aware of any facts that would make such information inaccurate or misleading. With respect to the financial projections of Parisian, upon advice of Parisian, Lehman Brothers assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Parisian as to the future financial performance of Parisian and that Parisian will perform substantially in accordance with such projections. With respect to the financial projections of Proffitt's, upon advice of Proffitt's, Lehman Brothers assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Proffitt's as to the future financial performance of Proffitt's and that Proffitt's will perform substantially in accordance with such projections. In arriving at its Opinion, Lehman Brothers conducted only a limited physical inspection of the properties and facilities of Parisian and Proffitt's and did not make or obtain any evaluations or appraisals of the assets or liabilities of Parisian and Proffitt's. Lehman Brothers' Opinion necessarily was based upon market, economic and other conditions as they existed on, and could be evaluated as of, the date of the Parisian Board meeting.

    Lehman Brothers is an internationally recognized investment banking firm and, as part of its investment banking activities, is regularly engaged in the evaluation of businesses and their securities in connection with the mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. The Parisian Board selected Lehman Brothers because of the equity ownership of Parisian and because of its expertise, reputation and familiarity with Parisian in particular and the merchandising industry in general.

    As compensation for its services in connection with the Merger, Parisian will pay Lehman Brothers a fee of approximately $3.5 million upon the consummation of the Merger. In addition, Parisian has agreed to reimburse Lehman Brothers for certain out-of-pocket expenses incurred in connection with its engagement and to indemnify Lehman Brothers for certain liabilities that may arise out of its engagement by Parisian and the rendering of its Opinion.

    Affiliates of Lehman Brothers currently own 48.4% of the common stock of Parisian and Mr. Kenneth Tuchman, a managing director of Lehman Brothers, is a director of Parisian. Lehman Brothers also has performed various investment banking services for Parisian in the past and has received customary fees for such services. In the ordinary course of its business, Lehman Brothers actively trades in the debt securities of Parisian and may actively trade in the securities of Proffitt's for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

PROFFITT'S REASONS FOR THE MERGER

     The Proffitt's Board believes that the Merger will further the long-term business strategy of Proffitt's and that the terms of the Merger Agreement provide the appropriate financial protection for Proffitt's shareholders. The Board believes, therefore, that the Merger is in the best interests of Proffitt's and its shareholders. Parisian has demonstrated regional market leadership in specialty retailing and the locations of its stores fill in some parts of the south central and midwestern United States not currently served by Proffitt's. Moreover, with only moderate synergies, the transaction should provide accretion to the Proffitt's shareholders. The Board, therefore, unanimously approved the Merger Agreement.

    In arriving at its determination, the Proffitt's Board considered a number of material factors:


        (i) The Merger Consideration, a combination of Proffitt's common stock and cash, allows Proffitt's to use its stock as a currency for the transaction without unduly diluting the interests of the current Proffitt's shareholders;

        (ii) The Proffitt's Board's view that larger retailers are increasingly necessary to compete in the retail industry and that the combined company will have greater economies of scale to provide it with the resources required to compete both in buying and marketing;

        (iii) The Proffitt's Board's belief that the specialty retailing of Parisian will allow Proffitt's to have store differentiation, allowing it to compete more effectively with certain larger retailers, while at the same time allowing for retailing opportunities in products which Parisian currently does not market;

        (iv) The merchandising opportunities provided by the combination with Parisian will provide Proffitt's a better ability to use more private labeled products;

        (v) The merchandising similarities between Proffitt's and Parisian which should provide for an easy transition;

        (vi) The operating cost savings and synergies that the combined company expects to achieve through the elimination of corporate overhead, adoption of "best practices", and economies of scale;

        (vii) The Proffitt's Board's belief that Proffitt's and Parisian have compatible organizational structures and management philosophies; and

        (viii) The Proffitt's Board's belief that with only moderate synergies the transaction should be accretive to Proffitt's shareholders.

    The Proffitt's Board neither quantified nor attempted to assign relative weights to the specific factors it considered in reaching its determination to approve the Merger Agreement and the Merger.

MERGER CONSIDERATION

    Upon consummation of the Merger each issued and outstanding share of Parisian Common Stock will be converted into the right to receive the Cash Consideration and .4006 validly issued, fully paid and nonassessable shares of Proffitt's Common Stock.

    Fractional shares of Proffitt's Common Stock will not be issued in the Merger. Holders of Parisian Common Stock otherwise entitled to a fractional share of Proffitt's Common Stock will be paid cash in lieu of such fractional shares determined and paid as described in "THE MERGER AGREEMENT-- Fractional Shares" below.

    The Merger Consideration was determined through arms-length negotiations between Proffitt's and Parisian. Based on the number of shares of Parisian Common Stock and the number of options to purchase Parisian Common Stock expected to be outstanding at the Effective Time, a maximum of 3,352,635 shares of Proffitt's Common Stock may be issued in respect of shares of Parisian Common Stock in the Merger and upon exercise of such options, and the total Cash Consideration will be approximately $110,338,000.

SOURCE OF FUNDS FOR THE CASH CONSIDERATION


    Funds for the Cash Consideration are to be provided by Proffitt's from borrowings under an unsecured senior revolving credit facility. The facility is anticipated to have interest rate options based upon LIBOR and prime rate, a three-year initial term with two annual extensions at the lender's discretion, and will be guaranteed by certain subsidiaries of Proffitt's.

EFFECTIVE TIME OF THE MERGER

    The Merger will become effective upon the filing of the Articles of Merger with the Secretary of State of the State of Alabama. The filing of the Articles of Merger will occur on the date of the closing of the transactions contemplated by the Merger Agreement (anticipated to be on or before October 15, 1996), or as promptly thereafter as practicable. See "THE MERGER AGREEMENT--Conditions to the Merger."

CONVERSION OF SHARES; PROCEDURES FOR EXCHANGE OF CERTIFICATES

    The conversion of Parisian Common Stock into Proffitt's Common Stock will occur at the Effective Time. Each certificate for Parisian Common Stock shall, from and after the Effective Time until surrendered in exchange for Merger Consideration, for all purposes be deemed to represent the right to receive $15.00 in cash multiplied by the number of shares represented by the certificate and the number of shares of Proffitt's Common Stock calculated by multiplying the number of shares represented by the certificate by the Conversion Number. As soon as practicable after the Effective Time, Proffitt's will deposit with Union Planters National Bank, as exchange agent (the "Exchange Agent"), in trust for the holders of certificates which immediately prior to the Effective Time represented shares of Parisian Common Stock (the "Certificates"), certificates representing the shares of Proffitt's Common Stock issuable in exchange for outstanding shares of Parisian Common Stock and cash as required to pay the total Cash Consideration and to make payments in lieu of any fractional shares of Proffitt's Common Stock (such cash and shares of Proffitt's Common Stock, together with any dividends or distributions with respect thereto payable as described below, being hereinafter referred to as the "Exchange Fund").

    As soon as practicable after the Effective Time, Proffitt's will cause the Exchange Agent to deliver to each holder of record of a Certificate whose shares are converted into a right to receive Cash Consideration and shares of Proffitt's Common Stock a letter of transmittal (which will be in customary form, specifying that delivery will be effected, and risk of loss and title to the Certificates will pass, only upon actual delivery of the Certificates to the Exchange Agent and will contain instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration and cash in lieu of fractional shares). Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, the holder of such Certificate will be entitled to receive in exchange therefor the Cash Consideration and a certificate representing that number of whole shares of Proffitt's Common Stock into which the shares represented by the surrendered Certificate have been converted at the Effective Time pursuant to the Merger, and cash in lieu of fractional shares and certain dividends and other distributions as described below, and the Certificate so surrendered will be canceled.

    Parisian shareholders should not forward the Certificates to the Exchange Agent until they have received the letter of transmittal.

    No dividends or other distributions that are declared on or after the Effective Time on Proffitt's Common Stock, or are payable to the holders of record thereof on or after the Effective Time, will be paid to any person entitled by reason of the Merger to receive a certificate representing Proffitt's Common Stock until such person surrenders the related Certificate or Certificates, as provided above, and no cash payment in lieu of fractional shares will be paid to any such person until such person shall so surrender the related Certificate or Certificates. Subject to the effect of applicable law, there will be paid to each record holder of a new certificate representing such Proffitt's Common Stock: (i) at the time of such surrender or as promptly as practicable thereafter, the amount of any dividends or other distributions theretofore paid with respect to the shares of Proffitt's Common Stock represented by such new certificate and having a record date on or after the Effective Time and a payment date prior to such surrender; (ii) at the appropriate payment date or as promptly as practicable thereafter, the amount of any dividends or other distributions payable with respect to such shares of Proffitt's Common Stock and having a record date on or after the Effective Time but prior to such surrender and a payment date on or subsequent to such surrender; and (iii) at the time of such surrender or as promptly as practicable thereafter, the amount of any cash payable with respect to a fractional share of Proffitt's Common Stock to which such holder is entitled. In no event shall the person entitled to receive such dividends or other distributions be entitled to receive interest on such dividends or other distributions. If any cash or certificate representing shares of Proffitt's Common Stock is to be paid to or issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it will be a condition of such exchange that the Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will pay to the Exchange Agent any transfer or other taxes required by reason of the issuance of certificates for such shares of Proffitt's Common Stock in a name other than that of the registered holder of the Certificate surrendered, or will establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable.

    Proffitt's or the Exchange Agent will be entitled to deduct and withhold from the consideration otherwise payable pursuant to the Merger Agreement to any holder of shares of Parisian Common Stock such amounts as Proffitt's or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code or under any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Proffitt's or the Exchange Agent, such withheld amounts shall be treated for all purposes of the Merger Agreement as having been paid to the holder of the shares of Parisian Common Stock in respect of which such deduction and withholding was made by Proffitt's or the Exchange Agent.

RESALES OF PROFFITT'S COMMON STOCK

    Resales of Proffitt's Common Stock issued in connection with the Merger to Parisian shareholders who are not deemed to be "affiliates" (as that term is used in Rule 145 promulgated under the Securities Act) of Parisian may be made by such persons without any restrictions under the Securities Act.

    The shares of Proffitt's Common Stock issued to Parisian shareholders who are deemed to be affiliates of Parisian cannot be resold except in accordance with Rule 145, pursuant to an effective registration statement under the Securities Act or in accordance with an applicable exemption from registration. After affiliates of Parisian have owned their Proffitt's Common Stock for at least two years and in the event they are not affiliates of Proffitt's, they may thereafter sell such shares without restriction. A shareholder of Parisian who becomes an affiliate of Proffitt's will be required to make any public resales of Proffitt's Common Stock in accordance with Rule 144 under the Securities Act or pursuant to an effective registration statement under the Securities Act.

    Pursuant to the Merger Agreement, certificates representing the Proffitt's Common Stock issued in connection with the Merger to any Parisian shareholders who are affiliates of Parisian will bear a restrictive legend prohibiting resale of such Proffitt's Common Stock except (a) in accordance with Rule 145; (b) pursuant to an effective registration statement; or (c) pursuant to an exemption from registration.

GOVERNMENTAL AND REGULATORY APPROVALS

    The Merger is subject to the expiration or termination of the applicable waiting period under the HSR Act. Certain aspects of the Merger will require notification to, and filings with, certain securities and other authorities in certain states, including jurisdictions where Proffitt's and Parisian currently operate.

    HSR Act. Under the HSR Act and the rules promulgated thereunder by the Federal Trade Commission (the "FTC"), the Merger may not be consummated until notifications have been given and certain information has been furnished to the FTC and the Antitrust Division of the Department of Justice (the "Antitrust Division") and the applicable waiting period has expired or been terminated. On July 19, 1996, Proffitt's and Parisian filed notification and report forms under
the HSR Act with the FTC and the Antitrust Division. On       , 1996, the
waiting period under the HSR expired.

    At any time before or after consummation of the Merger, notwithstanding that the waiting period under the HSR Act has been terminated, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Merger or seeking divestiture of substantial assets of Proffitt's or Parisian. At any time before or after the Effective Time, and notwithstanding that the waiting period under the HSR Act has expired or been terminated, any state could take such action under the antitrust laws as it deems necessary or desirable in the public interest. Such action could include seeking to enjoin the consummation of the Merger or seeking divestiture of substantial assets of Proffitt's and Parisian. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.

    Based on information available to it, Proffitt's believes that the Merger can be effected in compliance with federal and state antitrust laws. However, there can be no assurance that a challenge to the consummation of the Merger on antitrust grounds will not be made or that, if such a challenge were made, Proffitt's and Parisian would prevail or would not be required to accept certain adverse conditions in order to consummate the Merger. The obligations of Proffitt's and Parisian to consummate the Merger are subject to the condition that there shall be no preliminary or permanent injunction or other order by any court or governmental or regulatory authority making the Merger or any of the transactions contemplated by the Merger Agreement illegal.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

    This summary discusses only certain tax consequences to United States persons (i.e., citizens or residents of the United States and domestic corporations) who hold shares of Parisian Common Stock as capital assets. It does not discuss the tax consequences that might be relevant to shareholders who acquired their shares through the exercise of options or otherwise as compensation. In addition, it does not discuss the tax consequences that might be relevant to shareholders entitled to special treatment under the federal income tax law, such as life insurance companies, tax exempt organizations, S corporations and taxpayers subject to alternative minimum tax.

    For federal income tax purposes, the Merger will be treated as a taxable exchange resulting in gain or loss for each Parisian shareholder equal to the difference, if any, between the sum of (i) the amount of cash and (ii) the fair market value, as of the Effective Time, of the Proffitt's Common Stock received pursuant to the Merger, and such shareholder's tax basis in the shares of Parisian Common Stock surrendered in exchange therefor. In general, such gain or loss will be capital gain or loss if such shares of Parisian Common Stock are capital assets in the hands of such shareholder at the time of the exchange and will be long-term capital gain or loss if, at the time of the exchange, such shareholder's holding period for the shares of Parisian Common Stock is more than one year.

    Neither Proffitt's nor Parisian will recognize any gain or loss as a result of the Merger.

    EACH SHAREHOLDER OF PARISIAN IS URGED TO CONSULT SUCH SHAREHOLDER'S OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES TO SUCH SHAREHOLDER OF THE MERGER, INCLUDING THE APPLICATION OF FOREIGN, STATE, LOCAL AND OTHER TAX LAWS.

ACCOUNTING TREATMENT

    The Merger will be accounted for under the "purchase" method of accounting in accordance with generally accepted accounting principles.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

    In considering the recommendation of the Parisian Board, shareholders of Parisian should be aware that certain members of Parisian management and of the Parisian Board have interests in the Merger that are in addition to the interests of shareholders generally and which may create potential conflicts of interest. The Parisian Board was aware of such interests and considered them, among other matters, in adopting the Merger Agreement and approving the transactions contemplated thereby.

    In accordance with the Merger Agreement, Donald E. Hess, President and Chief Executive Officer of Parisian, will become a director of the surviving corporation at the Effective Time. It is also contemplated that Mr. Hess will be elected to the Board of Directors of Proffitt's. In addition, Mr. Hess has entered into an employment agreement with Proffitt's, effective at the Effective Time, pursuant to which Mr. Hess is to be employed as the President and Chief Executive Office of Parisian for a term of four years, commencing at the Effective Time. Mr. Hess is to receive a base salary at a rate of no less than $427,000 per year and is to be eligible for an annual cash bonus of up to 50% of such base salary, based upon his performance in accordance with specific annual objectives. The employment agreement provides for termination for cause and also provides that in the event Mr. Hess's employment is terminated as a result of a change in control of Proffitt's, as defined in the employment agreement, Mr. Hess is to receive his base salary in effect at the time of termination for a period of two years or through the end of the term of the employment agreement, whichever is longer. The employment agreement also contains certain limitations on Mr. Hess's ability to engage in activities in competition with Proffitt's during the period of his employment and for two years following termination.

    Pursuant to the Merger Agreement each unexpired and unexercised option to purchase shares of Parisian Common Stock under the stock option plans of Parisian is to be assumed by Proffitt's and automatically converted into an option to purchase a number of shares of Proffitt's Common Stock equal to the number of shares of Parisian Common Stock that could be purchased upon exercise of such option multiplied by .8, at a price per share equal to the per share exercise price of such option divided by .8. As of the date of the Merger Agreement, options to purchase 271,611 shares of Parisian Common Stock were held by certain executive officers of Parisian. In addition, it is anticipated that options to purchase 53,345 additional shares of Parisian Common Stock will be granted to executive officers immediately prior to the Effective Time.

    Prior to the execution of the Merger Agreement, Parisian entered into employment agreements with 13 executive officers and other employees which provide, among other things, for the employment of such individuals for certain terms. The employment agreements contain customary arrangements regarding termination and benefits in the event of death or disability. In addition, if the employee's employment by Parisian is terminated for other than good cause during a certain period of time following a change of control of Parisian, then Parisian is to pay such employee an amount equal to the sum of (i) a certain multiple of the annual salary in effect immediately prior to the change of control, (ii) the amount of such employee's annual salary prorated through the date of termination and (iii) any amount to which the employee may be entitled pursuant to Parisian's then current vacation policy. Parisian also is, for a certain period of time following termination, to provide the employee with health, life and disability insurance coverage which is substantially similar to that provided to the employee immediately prior to the date of termination.

    The Merger Agreement provides that Proffitt's will cause Parisian, as the surviving corporation in the Merger, to provide to the current employees of Parisian employee benefits (including, without limitation, health, life and disability insurance, retirement benefits and other employee benefits) which are no less favorable to such employees than those provided by either (i) Parisian currently or (ii) Proffitt's for employees in similar positions, as such employee benefits may be provided generally from time to time, the choice of which set of benefits to be in Proffitt's sole discretion.

    The Merger Agreement provides that from and after the Effective Time, Proffitt's agrees to, and to cause the surviving corporation to, indemnify and hold harmless all past and present officers and directors of Parisian and of its subsidiaries to the full extent such persons may be indemnified as of the date of the Merger Agreement by Parisian pursuant to Parisian's Articles of Incorporation and Bylaws in existence on the date of the Merger Agreement for acts or omissions occurring at or prior to the Effective Time. In addition, Proffitt's will cause the surviving corporation to provide, for an aggregate period of not less than two years from the Effective Time, Parisian's current directors and officers with an insurance and indemnification policy that provides coverage for events occurring prior to the Effective Time that is no less favorable than Parisian's existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, the surviving corporation will not be required to pay an annual premium for such insurance in excess of 125% of the last annual premium paid prior to the date of the Merger Agreement.

    In addition to the foregoing interests of Parisian management in the Merger, it should be noted that Tom R. Amerman, Executive Vice President of Special Projects of Proffitt's, was employed by Parisian until August 1994. Mr. Amerman is the holder of options to purchase 63,889 shares of

Parisian Common Stock at an exercise price of $20.40 per share which, pursuant to the Merger Agreement, will be converted into options to purchase 51,111 shares of Proffitt's Common Stock at an exercise price of $25.50 per share.

REGISTRATION RIGHTS AGREEMENT

    Proffitt's and Parisian have entered into a registration rights agreement (the "Registration Rights Agreement") pursuant to which the shareholders of Parisian have been granted certain rights to have the shares of Proffitt's Common Stock acquired by them registered for resale under the Securities Act. See "DESCRIPTION OF PROFFITT'S CAPITAL STOCK--Registration Rights."

NASDAQ NATIONAL MARKET LISTING

    It is a condition to the parties' obligations under the Merger Agreement that the shares of Proffitt's Common Stock issuable pursuant to the Merger Agreement shall have been approved for listing on the Nasdaq National Market, subject to official notice of issuance.

THE GUARANTY AND THE SUPPLEMENTAL INDENTURE

    Proffitt's intends to solicit the consents of the Parisian Noteholders to the Supplemental Indenture. The Supplemental Indenture, if approved by the Noteholders, will, among other things, amend the Indenture to make Proffitt's a party thereto, and to make applicable to Proffitt's certain covenants which are currently applicable to Parisian, remove certain provisions rendered obsolete by the Merger, and add to the indenture the Guaranty. The Guaranty will be an unsecured senior subordinated obligation of Proffitt's, ranking pari passu with, or senior in right of payment to all other existing and future indebtedness of Proffitt's that is expressly subordinated to Proffitt's senior indebtedness. The Guaranty will be subordinated to senior indebtedness of Proffitt's on the same basis as the Notes are subordinated to senior indebtedness of Parisian.

                              THE MERGER AGREEMENT

    The following is a summary of certain provisions of the Merger Agreement, which appears as Appendix I to this Prospectus and is incorporated herein by reference. The following summary includes the material terms of such agreement but is not necessarily complete and is qualified in its entirety by reference to the Merger Agreement.

TERMS OF THE MERGER

    The Merger Agreement provides that, upon the terms and subject to the conditions contained therein, including the approval of the Merger Agreement by the holders of Parisian Common Stock and approval of the Supplemental Indenture by the Noteholders, Sub will be merged with and into Parisian at the Effective Time, and Parisian will continue as the surviving corporation.

    The filing of duly executed Articles of Merger will be made with the Secretary of State of the State of Alabama and the Merger will become effective at the Effective Time, which is anticipated to be on or before October 15, 1996. However, if any of the conditions described herein has not been waived by such date, then the closing date may be postponed.

    Pursuant to the Merger Agreement, as of the Effective Time, all shares of Parisian Common Stock that are held in the treasury of Parisian or by any wholly-owned subsidiary of Parisian, will be canceled and no capital stock of Proffitt's or other consideration will be delivered in exchange therefor.

    Each issued and outstanding share of common stock of Sub, par value $.01 per share, will be converted into one validly issued, fully paid and nonassessable share of common stock of the surviving corporation.

    Subject to the terms and conditions of the Merger Agreement, each share of Parisian Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be canceled) will be converted into the right to receive $15.00 in cash and .4006 validly issued, fully paid and nonassessable shares of Proffitt's Common Stock. All such shares of Parisian Common Stock, when so converted, will no longer be outstanding and will automatically be canceled and retired, and each holder of a Certificate representing any such shares will cease to have any rights with respect thereto, except the right to receive certain dividends and other distributions, the Cash Consideration, certificates representing the shares of Proffitt's Common Stock into which such shares are converted and any cash, without interest, in lieu of fractional shares to be issued or paid in consideration therefor upon the surrender of such Certificate.

    In the event of any reclassification, stock split or stock dividend with respect to Proffitt's Common Stock, any change or conversion of Proffitt's Common Stock into other securities or any other dividend or distribution with respect to Proffitt's Common Stock other than normal quarterly cash dividends as the same may be adjusted from time to time pursuant to the terms of the Merger Agreement (or if a record date with respect to any of the foregoing should occur) prior to the Effective Time or any issuance of securities (other than rights pursuant to Proffitt's Rights Plan (as defined below)) appropriate and proportionate adjustments, if any, will be made to the Conversion Number, and all references to the Conversion Number in the Merger Agreement will be deemed to be to the Conversion Number as so adjusted.

SURRENDER AND PAYMENT

    Proffitt's has authorized Union Planters National Bank to act as Exchange Agent. As soon as practicable after the Effective Time, Proffitt's will deposit with the Exchange Agent, in trust for the holders of shares of Parisian Common Stock converted in the Merger, certificates representing the shares of Proffitt's Common Stock issuable pursuant to the Merger Agreement in exchange for outstanding shares of Parisian Common Stock and cash, as required to pay the total Cash Consideration and to make payments in lieu of any fractional shares (such cash and shares of Proffitt's Common Stock, together with any dividends or distributions with respect thereto, being the "Exchange Fund"). The Exchange Agent will deliver the Cash Consideration and the Proffitt's Common Stock issuable pursuant to the Merger Agreement out of the Exchange Fund.

    As soon as practicable after the Effective Time, Proffitt's will cause the Exchange Agent to deliver to each record holder of a Certificate or Certificates which immediately prior to the Effective Time represented outstanding shares of Parisian Common Stock converted in the Merger a letter of transmittal (which will be in customary form, will specify that delivery will be effected, and risk of loss and title to the Certificates will pass only upon actual delivery of the Certificates to the Exchange Agent, and will contain instructions for use in effecting the surrender of the Certificates in exchange for the Cash Consideration, certificates representing shares of Proffitt's Common Stock and cash in lieu of fractional shares). Upon surrender for cancellation to the Exchange Agent of a Certificate, together with such duly executed letter of transmittal, the holder of such Certificate will be entitled to receive in exchange therefor the Cash Consideration, a certificate representing that number of whole shares of Proffitt's Common Stock into which the shares represented by the surrendered Certificate will have been converted at the Effective Time, cash in lieu of any fractional shares, and certain dividends and other distributions in accordance with the Merger Agreement, and any Certificate so surrendered will forthwith be canceled.

    The Cash Consideration and shares of Proffitt's Common Stock issued upon the surrender for exchange of Certificates in accordance with the terms of the Merger Agreement(including any cash paid pursuant to the Merger Agreement) will be deemed to have been issued in full satisfaction of all rights pertaining to the shares of Parisian Common Stock represented by such Certificates.

FRACTIONAL SHARES

    No certificates or scrip representing fractional shares of Proffitt's Common Stock will be issued upon the surrender for exchange of Certificates, no Proffitt's dividend or other distribution or stock split will relate to any fractional share, and no fractional share will entitle the owner thereof to vote or to any other rights of a security holder of Proffitt's. In lieu of any such fractional share, each holder of Parisian Common Stock who would otherwise have been entitled to a fraction of a share of Proffitt's Common Stock upon surrender of Certificates for exchange will receive cash (without interest) in an amount equal to the product of such fractional part of a share of Proffitt's Common Stock multiplied by $37.50.

CONDITIONS TO THE MERGER

    The respective obligations of Proffitt's, Parisian and Sub to effect the Merger will be subject to the fulfillment of certain conditions at or prior to the Effective Time, including: (a) approval of the Merger Agreement by the requisite vote of shareholders of Parisian; (b) the authorization for listing on the Nasdaq National Market, subject to official notice of issuance, of the shares of Proffitt's Common Stock issuable in the Merger and upon exercise of options to purchase Parisian Common Stock (to be converted into options to purchase Proffitt's Common Stock); (c)expiration or termination of the waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act; (d) all authorizations, consents, orders, declarations or approvals of, or filings with, or terminations or expirations of waiting periods imposed by, any governmental entity, which the failure to obtain, make or occur would have the effect of making the Merger or any of the transactions contemplated by the Merger Agreement illegal or would have a material adverse effect on Proffitt's (assuming the Merger had taken place), will have been obtained, will have been made or will have occurred; (e) either the registration statement of which this Prospectus is a part shall become effective in accordance with the provisions of the Securities Act or there shall be an effective exemption from the registration requirements of the Securities Act with respect to the issuance of Proffitt's Common Stock in the Merger. If the Registration Statement shall have become effective, no stop order suspending the effectiveness of the Registration Statement shall have been issued by the Commission and no proceedings for that purpose shall have been initiated or, to the knowledge of Proffitt's or Parisian, threatened by the Commission; (f) no court or other governmental entity having jurisdiction over Parisian or Proffitt's, or any of their respective subsidiaries, shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, executive order, decree, injunction or other order which is then in effect and has the effect of making the Merger or any of the transactions contemplated by the Merger Agreement illegal; and (g) there shall not be instituted or pending any suit, action or proceeding as a result of the Merger Agreement or any of the transactions herein which in the opinion of the counsel for Proffitt's or Parisian would have a material adverse effect on Proffitt's or Parisian, as the case may be. See "THE MERGER--Governmental and Regulatory Approvals."

    The obligation of Parisian to effect the Merger is also subject to the satisfaction of certain additional conditions at or prior to the Effective Time, including:(a) each of the representations and warranties of Proffitt's and Sub in the Merger Agreement shall be true and correct in all material respects on and as of the Effective Time as if made on and as of the Effective Time (except to the extent they relate to a particular date), and each of Proffitt's and Sub shall have performed in all material respects each of its agreements contained in the Merger Agreement required to be performed on or prior to the Effective Time, except as contemplated or permitted by the Merger Agreement; and Parisian shall have received from Proffitt's and Sub a certificate to that effect; and
(b) Parisian shall have received an opinion of Sommer & Barnard, Attorneys at Law, PC, counsel to Proffitt's, in reasonable form and of the character typical for transactions of the character of those contemplated by the Merger Agreement.

    The obligations of Proffitt's and Sub to effect the Merger are subject to the satisfaction of certain additional conditions at or prior to the Effective Time, including: (a) each of the representations and warranties of Parisian in the Merger Agreement shall be true and correct in all material respects on and as of the Effective Time as if made on and as of the Effective Time (except to the extent they relate to a particular date), and Parisian shall have performed in all material respects each of its agreements contained in the Merger Agreement required to be performed on or prior to the Effective Time, except as contemplated or permitted by the Merger Agreement; and Proffitt's shall have received from Parisian a certificate to that effect; (b) the Parisian Noteholders shall have approved the Supplemental Indenture in accordance with the terms of the Indenture and it shall have been executed; (c) holders of no more than 5% of the issued and outstanding shares of Parisian Common Stock shall have dissented under applicable law; (d) all consents necessary under Parisian's and its subsidiaries' financing agreements have been obtained so that obligations of Parisian and its subsidiaries will not be affected by the Merger; and (e) Proffitt's shall have received an opinion of Berkowitz, Lefkovits, Isom & Kushner,

A Professional Corporation, counsel to Parisian, in reasonable form and of the character typical for transactions of the character of those contemplated by the Merger Agreement.

    Certain of the foregoing conditions may not be waived by the parties, including shareholder approvals, the effectiveness of the Registration Statement or availability of an applicable exemption from registration, and the absence of any order or legal restraint.

REPRESENTATIONS AND WARRANTIES

    The Merger Agreement contains customary representations and warranties of Proffitt's and Sub, including, among other things; (a) that the documents filed by Proffitt's with the Commission since January 29, 1994 did not contain any material misstatements or omissions at the time they were filed; (b) that the information supplied by Proffitt's and Sub to be included herein and in the Registration Statement in connection with the Merger will be free from material misstatements and omissions; (c) that there has been no material adverse change with respect to Proffitt's since February 3, 1996 except as disclosed in its documents filed with the Commission prior to the date of the Merger Agreement;(d) as to governmental licenses and permits, and compliance with laws;
(e) as to compliance with relevant tax laws; (f) with respect to actions and proceedings pending against or involving Proffitt's; (g) as to employee benefit plans and labor matters; (h) as to compliance with worker safety laws and environmental laws; (i) as to intellectual property; (j) as to certain liabilities; and (k) as to brokers. In addition, the Merger Agreement contains representations and warranties by each of Proffitt's and Sub as to, among other things, its organization, capital structure, authority to enter into the Merger Agreement and the binding effect of the Merger Agreement.

    The Merger Agreement also contains similar customary representations and warranties of Parisian, as well as additional representations and warranties, including, among other things, the required vote or consent of the shareholders of Parisian and the Noteholders.

CONDUCT OF BUSINESS PENDING THE MERGER

    Pursuant to the Merger Agreement, each of Proffitt's and Parisian has agreed that, during the period from the date of the Merger Agreement through the Effective Time (except as otherwise expressly permitted by the terms of the Merger Agreement), it will, and it will cause its respective subsidiaries to, in all material respects, carry on their respective businesses in the ordinary course as conducted as of the date of the Merger Agreement and, to the extent consistent therewith, use reasonable best efforts to preserve intact their current business organizations, keep available the services of their current officers and employees and preserve their relationships with customers, suppliers and others having business dealings with them to the end that their goodwill and ongoing businesses will be unimpaired at the Effective Time.

    Actions by Proffitt's. Without limiting the generality of the foregoing, and except as otherwise expressly contemplated by the Merger Agreement, Proffitt's will not, and will not permit any of its subsidiaries to, without the prior written consent of Parisian: (a) (1) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, or otherwise make any payments to its stockholders in their capacity as such (other than dividends and other distributions by subsidiaries), (2) other than in the case of any subsidiary, split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (3) purchase, redeem or otherwise acquire any shares of capital stock of Proffitt's or any of its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities; (b) issue, deliver, sell, pledge, dispose of or otherwise encumber any shares of its capital stock, any other voting securities or equity equivalent or any securities convertible into, or any rights, warrants or options to acquire any such shares, voting securities, equity equivalent or convertible securities, other than (1) the issuance of stock options and shares of Proffitt's Common Stock to employees of Proffitt's in the ordinary course of business consistent with past practice; (2) the issuance of Proffitt's securities pursuant to the Rights Agreement dated

March 28, 1995 between Proffitt's and Union Planters National Bank (the "Proffitt's Rights Agreement"); and (3) the issuance by any wholly-owned subsidiary of Proffitt's of its capital stock to Proffitt's or another wholly-owned subsidiary of Proffitt's; (c) amend its Charter or By-laws; (d) alter (through merger, liquidation, reorganization, restructuring or in any other fashion) the corporate structure of Proffitt's or any of its subsidiaries;
(e) acquire or agree to acquire any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets, unless (1) the entering into a definitive agreement relating to or the consummation of such acquisition would not (A) impose any material delay in the obtaining of, or significantly increase the risk of not obtaining, any authorizations, consents, orders, declarations or approvals of any governmental entity necessary to consummate the Merger or the expiration or termination of any applicable waiting period, (B) significantly increase the risk of any governmental entity entering an order prohibiting the consummation of the Merger or (C) significantly increase the risk of not being able to remove any such order on appeal or otherwise, and (2) in the case of any individual acquisition, merger, consolidation or purchase, the asset purchase price or equity purchase price for which Proffitt's is responsible of which does not exceed $125 million and which does not materially change the ratio of debt to total capitalization of Proffitt's; (f) incur any indebtedness for borrowed money, guarantee any such indebtedness or make any loans, advances or capital contributions to, or other investments in, any other person, other than (1) in the ordinary course of business consistent with past practice, (2) indebtedness, loans, advances, capital contributions and investments between Proffitt's and any of its wholly-owned subsidiaries or between any of such wholly-owned subsidiaries, (3) in connection with the Merger, and (4) as necessary in connection with certain permitted acquisitions for which the asset purchase price or equity purchase price for which Proffitt's is responsible does not exceed $125 million in the aggregate; (g) knowingly violate or knowingly fail to perform any material obligation or duty imposed upon it or any subsidiary by any applicable material federal, state or local law, rule, regulation, guideline or ordinance; (h) take any action, other than reasonable and usual actions in the ordinary course of business consistent with past practice, with respect to accounting policies or procedures (other than actions required to be taken by generally accepted accounting principles); (i) take any action or knowingly omit to take any action which would cause any of its representations or warranties contained in the Merger Agreement to be untrue or result in a breach of any covenant made by it under the Merger Agreement; or (j) authorize, recommend or announce an intention to do any of the foregoing, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.


    Actions by Parisian. Without limiting the generality of the foregoing, and except as otherwise expressly contemplated by the Merger Agreement, Parisian will not, and will not permit any of its subsidiaries to, without the prior written consent of Proffitt's (which in the case of item (k) below as it relates to Parisian's 1993, 1994 and 1995 federal income tax returns shall not be unreasonably withheld): (a) (1) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, or otherwise make any payments to its shareholders in their capacity as such, (2) other than in the case of any subsidiary, split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or
(3) purchase, redeem or otherwise acquire any shares of capital stock of Parisian or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities; (b) issue, deliver, sell, pledge, dispose of or otherwise encumber any shares of its capital stock, any other voting securities or equity equivalent or any securities convertible into, or any rights, warrants or options to acquire any such shares, voting securities, equity equivalent or convertible securities; (c) amend its Articles of Incorporation or By-laws; (d) sell, lease or otherwise dispose of, or agree to sell, lease or otherwise dispose of, any of its assets, except for (1) transactions in the ordinary course of business consistent with past practice and not material to Parisian taken as a whole, and (2) as may be required by any governmental entity; (e) incur any indebtedness for borrowed money, guarantee any such indebtedness or make any loans, advances or capital contributions to, or other investments in, any other person, other than (1) in the ordinary course of business consistent with past practices, and (2) indebtedness, loans, advances, capital contributions and investments between Parisian and any of its wholly owned subsidiaries or between any of such wholly owned subsidiaries; (f) alter the corporate structure or ownership of Parisian or any subsidiary; (g) enter into or adopt, or amend any existing severance plan, agreement or arrangement or enter into or amend any Parisian benefit plan or employment or consulting agreement other than as required by law; (i) increase the compensation payable or to become payable to its officers or employees, except for increases in the ordinary course of business consistent with past practice in salaries or wages of employees of Parisian or any of its subsidiaries who are not officers of Parisian or any of its subsidiaries, or grant any severance or termination pay to, or enter into any employment or severance agreement with, any director or officer of Parisian or any of its subsidiaries, or establish, adopt, enter into, or, except as maybe required to comply with applicable law, amend or take action to enhance or accelerate any rights or benefits under, any plan or arrangement for the benefit of any director, officer or employee; (j) knowingly violate or knowingly fail to perform any material obligation or duty imposed upon it or any subsidiary by any applicable material federal, state or local law, rule, regulation, guideline or ordinance; (k) take any action, other than reasonable and usual actions in the ordinary course of business consistent with past practice, with respect to accounting policies or procedures (other than actions required to be taken by generally accepted accounting principles); (l) except for state and federal tax returns due for Parisian's fiscal year ended February 3, 1996, make any tax election or settle or compromise any material federal, state, local or foreign income tax liability; (m) authorize, recommend, or announce an intention to do any of the foregoing, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing; or (n) take any action or knowingly omit to take any action which would cause any of its representations or warranties contained in the Merger Agreement to be untrue or result in a breach of any covenant made by it in the Merger Agreement.

PARISIAN STOCK OPTIONS

    At the Effective Time, each Parisian stock option will be assumed by Proffitt's. All references to Parisian in the Parisian stock option plans, the applicable stock option or other awards agreements issued thereunder and in any other Parisian stock option agreements will be deemed to refer to Proffitt's. Each Parisian stock option will be converted into a stock option to purchase a number of shares of Proffitt's Common Stock equal to the number of shares of Parisian Common Stock that could have been purchased under such Parisian stock option multiplied by .8, at an exercise price per share of Proffitt's Common Stock equal to the per share option exercise price specified in the Parisian stock option divided by .8.

NO SOLICITATION

    Pursuant to the Merger Agreement, from and after the date of the Merger Agreement, Parisian will not, and will use its best efforts to cause any of its officers, directors, employees, attorneys, financial advisors, agents or other representatives or those of any of its subsidiaries not to, directly or indirectly, solicit, initiate or encourage (including by way of furnishing information) any Takeover Proposal (as defined below) or offer from any person, or engage in or continue discussions or negotiations relating thereto; provided, however, that Parisian may engage in discussions or negotiations with, or furnish information concerning itself and its subsidiaries, business, properties or assets to, any third party which makes a Takeover Proposal if the Parisian Board concludes in good faith on the basis of the advice of its outside counsel that the failure to take such action would violate the fiduciary obligations of such Board under applicable law. Parisian will promptly (but in no case later than 24 hours) notify Proffitt's of any Takeover Proposal, including the material terms and conditions thereof. As used in the Merger Agreement, "Takeover Proposal" means any proposal or offer, or any expression of interest by any third party relating to Parisian's willingness or ability to receive or discuss a proposal or offer, other than a proposal or offer by Proffitt's or any of its subsidiaries or as permitted under the Merger Agreement, for a tender or exchange offer, a merger, consolidation or other business combination involving Parisian or any of its subsidiaries or any proposal to acquire in any manner a substantial equity interest in, or a substantial portion of the assets of, Parisian or any of its subsidiaries.

    During the period from the date of the Merger Agreement through the Effective Time, Parisian will not terminate, amend, modify or waive any provision of any confidentiality or standstill agreement to which Parisian or any of its subsidiaries is a party (other than any involving Proffitt's), unless the

Parisian Board concludes in good faith on the basis of the advice of its outside counsel that the failure to do so would violate the fiduciary obligations of the Board.

INDEMNIFICATION; DIRECTORS AND OFFICERS INSURANCE

    The Merger Agreement provides that from and after the Effective Time, Proffitt's agrees to, and to cause the surviving corporation to, indemnify and hold harmless all past and present officers and directors of Parisian and of its subsidiaries to the full extent such persons may be indemnified as of the date of the Merger Agreement by Parisian pursuant to Parisian's Articles of Incorporation and By-laws in existence on the date of the Merger Agreement for acts or omissions occurring at or prior to the Effective Time. In addition, Proffitt's will cause the surviving corporation to provide, for an aggregate period of not less than two years from the Effective Time, Parisian's current directors and officers with an insurance and indemnification policy that provides coverage for events occurring prior to the Effective Time that is no less favorable than Parisian's existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, the surviving corporation will not be required to pay an annual premium for such insurance in excess of 125% of the last annual premium paid prior to the date of the Merger Agreement.

TERMINATION

    The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after any approval of the matters presented in connection with the Merger by the shareholders of Parisian or Proffitt's: (a) by mutual written consent of Parisian and Proffitt's; (b) by either Proffitt's or Parisian if the other party shall have failed to comply in any material respect with any of its covenants or agreements contained in the Merger Agreement required to be complied with prior to the date of such termination, which failure to comply has not been cured within five business days following receipt by such other party of written notice of such failure to comply; provided, however, that if any such breach is curable by the breaching party through the exercise of the breaching party's best efforts and for so long as the breaching party shall be so using its best efforts to cure such breach, the non-breaching party may not terminate the Merger Agreement pursuant to this clause; (c) by either Proffitt's or Parisian if there has been (1) a breach by the other party(in the case of Proffitt's, including any material breach by Sub) of any representation or warranty that is not qualified as to materiality which has the effect of making such representation or warranty not true and correct in all material respects, or (2) a breach by the other party (in the case of Proffitt's, including any material breach by Sub) of any representation or warranty that is qualified as to materiality, which breach in either (c)(1) or(c)(2) has not been cured within five business days following receipt by the breaching party of written notice of the breach; provided, however, that if any such breach is curable by the breaching party through the exercise of the breaching party's best efforts and for so long as the breaching party shall be so using its best efforts to cure such breach, the non-breaching party may not terminate the Merger Agreement pursuant to this clause; (d) by Proffitt's or Parisian if the Merger has not been effected on or prior to the close of business on November 30, 1996 (the "Termination Date"); provided, however, that the right to terminate the Merger Agreement pursuant to this clause will not be available to any party whose failure to fulfill any of its obligations contained in the Merger Agreement has been the cause of, or resulted in, the failure of the Merger to have occurred on or prior to the aforesaid date; (e) by Proffitt's or Parisian if the shareholders of Parisian do not approve the Merger Agreement at the Parisian Special Meeting; (f) by Proffitt's or Parisian if the Parisian Board reasonably determines that a Takeover Proposal constitutes a Superior Proposal(as defined below); provided, however, that Parisian may not terminate the Merger Agreement pursuant to this clause unless and until three business days have elapsed following delivery to Proffitt's of a written notice of such determination by the Parisian Board, which notice shall inform Proffitt's of the material terms and conditions of the Takeover Proposal but need not identify the identity of such third party; (h) by Proffitt's if the Parisian Board has not recommended, or has resolved not to recommend, or has modified or withdrawn its recommendation of adoption of the Merger Agreement or declaration that the Merger is advisable and fair to and in the best interest of Parisian, its shareholders and its Noteholders, or has resolved to do so, (j) by Proffitt's if the Parisian Noteholders do not approve the Supplemental Indenture.

    "Superior Proposal" means a bona fide proposal or offer made by a third party to acquire Parisian pursuant to a tender or exchange offer, a merger, consolidation or other business combination or a sale of all or substantially all of the assets of Parisian on terms which a majority of the members of the Parisian Board determines in its good faith reasonable judgment(based on the advice of independent financial advisors) to be more favorable to Parisian and to its shareholders than the transactions contemplated by the Merger Agreement, provided that in making such determination the Board considers the likelihood that such third party is able to consummate such proposed transaction.

FEES AND EXPENSES

    Regardless of whether the Merger is consummated, except as described below upon certain events of termination of the Merger Agreement, all costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby will be paid by the party incurring such costs and expenses.

    Notwithstanding the foregoing, if the Merger Agreement is terminated (i) following the withdrawal or modification by the Parisian Board of its recommendation of the Merger, prior to the approval of the Merger by the Parisian shareholders, (ii) in certain situations involving certain acquisitions of Parisian Common Stock occurring prior to the Parisian Special Meeting, (iii) in certain situations in which the Parisian Board determines that a competing transaction is superior to the Merger, then Parisian will pay in cash to Proffitt's certain expenses, not in excess of $2.5 million, reasonably incurred in connection with the Merger. In addition, if within twelve months following such termination, Parisian enters into, or announces that it proposes to enter into an agreement providing for a business combination or the acquisition of a substantial interest in, or a substantial portion of the assets, business or operations of Parisian, other than the Merger, and such transaction is thereafter consummated, Parisian shall pay to Proffitt's an aggregate fee of $5.5 million, less the actual amount of expenses previously paid.

AMENDMENT

    The Merger Agreement may be amended by the parties thereto, by or pursuant to action taken by their respective Boards of Directors, at any time before or after approval of the Merger Agreement and the transactions contemplated thereby by the shareholders of Parisian, but, after any such approval, no amendment shall be made which by law requires further approval by such shareholders without such further approval.

WAIVER

    The Merger Agreement provides that, at any time prior to the Effective time, the parties thereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties thereto, (b) waive any inaccuracies in the representations and warranties contained therein or in any document delivered pursuant thereto and (c) waive compliance with any of the agreements or conditions contained therein which may legally be waived.

                     UNAUDITED PRO FORMA CONDENSED COMBINED
                              FINANCIAL STATEMENTS

    The following Unaudited Pro Forma Condensed Combined Financial Statements are based on the consolidated financial statements of Proffitt's, incorporated by reference herein, and Parisian, included elsewhere in this Prospectus, adjusted to give effect to the Merger.

    The Unaudited Pro Forma Condensed Combined Balance Sheet is derived from the consolidated balance sheets of Proffitt's, incorporated by reference herein, and Parisian, included elsewhere in this Prospectus, as of May 4, 1996 and assumes the Merger was consummated on May 4, 1996. The unaudited Pro Forma Condensed Combined Income Statements are derived from the consolidated income statements for the fiscal year ended February 3, 1996 and for the three-month period ended May 4, 1996 of Proffitt's, incorporated by reference herein, and Parisian, included elsewhere in this Prospectus, and assume that the Merger was consummated as of January 29, 1995. These pro forma financial statements are presented for illustrative purposes only, and therefore are not necessarily indicative of the operating results and financial position that might have been achieved had the Merger occurred as of an earlier date, nor are they necessarily indicative of operating results and financial position which may occur in the future.

    The unaudited pro forma information with respect to the Merger is based on the historical financial statements of the business acquired. The Merger is and will be accounted for under the purchase method of accounting. The purchase price for the Merger, including the related fees and expenses, has been allocated to the tangible and identifiable intangible assets and liabilities of the acquired business based on Proffitt's preliminary estimates of their fair value with the remainder allocated to goodwill. The allocation of purchase price for the Merger is subject to revision when additional information concerning asset and liability valuation becomes available. Pro forma adjustments included in the unaudited pro forma information are those that are directly attributable to the Merger.

    The unaudited pro forma condensed combined financial statements should be read in conjunction with the historical consolidated financial statements and notes thereto in the Annual Report on Form 10-K for the year ended February 3, 1996 and Quarterly Report on Form 10-Q for the period ended May 4, 1996 for Proffitt's, incorporated by reference herein, and the financial statements of Parisian, included elsewhere in this Prospectus. See "AVAILABLE INFORMATION" and "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE" and the Consolidated Financial Statements of Parisian included herein.

           PRO FORMA CONDENSED COMBINED INCOME STATEMENTS (UNAUDITED)
                      FOR THE YEAR ENDED FEBRUARY 3, 1996
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                                           PRO FORMA
                                                                            MERGER
                                                                          ADJUSTMENTS      PRO FORMA
                                              PROFFITT'S    PARISIAN          (7)            TOTAL
                                              ----------    --------    ---------------    ----------
Net sales..................................   $1,333,498    $663,828                       $1,997,326
Costs and expenses:
  Cost of sales............................      873,218     419,056             700(1)     1,292,974
  Selling, general and administrative
expenses...................................      324,650     165,237          (1,600)(1)      488,287
  Other operating expenses.................      105,021      56,252          (2,200)(2)      162,973
                                                                               3,900(6)
  Expenses related to hostile takeover
defense....................................        3,182                                        3,182
  Impairment of long-lived assets..........       19,121                                       19,121
  Merger, restructuring and integration
costs......................................       20,822                                       20,822
                                              ----------    --------    ---------------    ----------
    Operating income (loss)................      (12,516)     23,283            (800)           9,967
Other income (expenses):
  Finance charge income, net of allocation
    to purchasers of accounts receivable...       31,273       7,125                           38,398
  Interest expense.........................      (26,098)    (17,652)         (9,300)(3)      (53,050)
  Other income, net........................        2,848       2,407                            5,255
                                              ----------    --------    ---------------    ----------
  Income (loss) before provision for income
taxes and extraordinary loss...............       (4,493)     15,163         (10,100)             570
Provision for income taxes.................        1,906       6,385          (2,600)(4)        5,691
                                              ----------    --------    ---------------    ----------
  Net (loss) income before extraordinary
loss.......................................       (6,399)      8,778          (7,500)          (5,121)
Preferred stock dividends..................        1,950                                        1,950
                                              ----------    --------    ---------------    ----------
  Net income (loss) available to common
shareholders before extraordinary loss.....   $   (8,349)   $  8,778       $  (7,500)      $   (7,071)
                                              ----------    --------    ---------------    ----------
                                              ----------    --------    ---------------    ----------
Loss per common share before extraordinary
loss.......................................   $    (0.43)                                  $    (0.31)
                                              ----------                                   ----------
                                              ----------                                   ----------
Weighted average common shares.............       19,372                       3,102(5)        22,474
                                              ----------                ---------------    ----------
                                              ----------                ---------------    ----------


           PRO FORMA CONDENSED COMBINED INCOME STATEMENTS (UNAUDITED)
                     FOR THE THREE MONTHS ENDED MAY 4, 1996
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                                             PRO FORMA
                                                                              MERGER         PRO FORMA
                                                 PROFFITT'S     PARISIAN    ADJUSTMENTS        TOTAL
                                                 -----------    --------    -----------      ---------
Net sales.....................................    $  296,561    $166,047                     $ 462,608
Costs and expenses:
  Cost of sales...............................       192,892      99,404          300(1)       292,596
  Selling, general and administrative expenses        71,537      42,472         (400)(1)      113,609
  Other operating expenses                            24,398      14,367         (500)(2)       39,265
                                                                                1,000(6)
  Merger, restructuring and integration
costs.........................................         2,763                                     2,763
  Gain on sale of assets......................        (2,260)                                   (2,260)
                                                 -----------    --------    -----------      ---------
    Operating income..........................         7,231       9,804         (400)          16,635
Other income:
  Finance charge income, net of allocation to
purchasers of accounts receivable.............         7,160       2,156                         9,316
  Interest expense............................        (4,105)     (4,245)      (2,300)(3)      (10,650)
Other income, net.............................           370         143                           513
                                                 -----------    --------    -----------      ---------
                                                 -----------    --------    -----------      ---------
    Income before provision for income
taxes.........................................        10,656       7,858       (2,700)          15,814
Provision for income taxes....................         4,402       3,307         (650)(4)        7,054
    Net income................................         6,254       4,551       (2,050)           8,755
Preferred stock dividends.....................           488                                       488
                                                 -----------    --------    -----------      ---------
  Net income available to common
shareholders..................................    $    5,766    $  4,551      $(2,050)       $   8,267
                                                 -----------    --------    -----------      ---------
                                                 -----------    --------    -----------      ---------
  Earnings per common share...................    $     0.29                                 $    0.36
                                                 -----------                                 ---------
                                                 -----------                                 ---------
  Weighted average common shares..............        19,744                    3,102(5)        22,846
                                                 -----------                -----------      ---------
                                                 -----------                -----------      ---------


                                PROFFITT'S, INC.
             NOTES TO PRO FORMA CONDENSED COMBINED INCOME STATEMENT
                                 (IN THOUSANDS)


(1) To conform Parisian's direct cost method of accounting for inventory to the full costs method used by Proffitt's and to conform Parisian's presentation of certain expenses with that of Proffitt's.

(2) To conform Parisian's accounting method for store preopening costs of deferral and amortization over twelve months to Proffitt's accounting method of expending such costs as incurred and to reflect the amortization of the liability established for unfavorable lease obligations.

(3) To reflect interest expense on acquisition debt of approximately $125,300, at 7.0% and 7.4% for the period ended February 3, 1996 and May 4, 1996 respectively, assuming that the debt was outstanding throughout the period.

(4) To reflect the income tax impact of the pro forma merger adjustments using an effective rate of 40%.

(5) To reflect the Proffitt's Common Shares and Equivalents issued to the Parisian's shareholders.

(6) To reflect the increase in depreciation and amortization resulting from the preliminary purchase price allocation.

(7) Pro Forma adjustments do not include any changes or benefits related to the integration of the operations of the business.

            PRO FORMA CONDENSED COMBINED BALANCE SHEETS (UNAUDITED)
                                  MAY 4, 1996
                                 (IN THOUSANDS)


                                                                            PRO FORMA
                                                                           ACQUISITION    PRO FORMA
                                                 PROFFITT'S    PARISIAN    ADJUSTMENTS      TOTAL
                                                 ----------    --------    -----------    ----------
ASSETS
Current assets
    Cash and cash equivalents.................    $   2,014    $  1,821                   $    3,835
    Restricted cash and short term
investments...................................                    2,030                        2,030
    Net trade accounts receivable, less
receivables sold to third parties.............       32,038      36,193                       68,231
    Merchandise inventories...................      317,004     150,988          8,000(1)    475,992
    Other current assets......................       16,513       3,379                       19,892
    Deferred income taxes.....................        3,750       3,669          1,000(1)      8,419
                                                 ----------    --------    -----------    ----------
        Total current assets..................      371,319     198,080          9,000       578,399
Property and equipment, net...................      380,836      71,331         11,000(1)    463,167
Goodwill and other assets to be identified....       52,450      59,801        159,842(1)    272,093
Other assets..................................       21,288      16,482        (12,000)(1)    25,770
                                                 ----------    --------    -----------    ----------
                                                  $ 825,893    $345,694    $   167,842    $1,339,429
                                                 ----------    --------    -----------    ----------
                                                 ----------    --------    -----------    ----------
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
    Trade accounts payable....................    $  86,234    $ 36,789                   $  123,023
    Accrued expenses..........................       64,725      24,036         12,000(1)    100,761
    Current portion of long-term debt and
capital lease obligations.....................       16,900       2,859                       19,759
                                                 ----------    --------    -----------    ----------
        Total current liabilities.............      167,859      63,684         12,000       243,543
Real estate and mortgage notes................       86,211      22,539                      108,750
Notes payable.................................       27,754                    125,300(2)    153,054
Capital lease obligations.....................       10,715      11,473                       22,188
Deferred income taxes.........................       53,957       8,227         (9,000)(1)    53,184
Other long-term liabilities...................       15,008      30,289         19,000(1)     64,297
Subordinated debt.............................      100,568     125,000                      225,568
Shareholders' equity..........................      363,821      84,482        105,024(1)    468,845
                                                                               (84,482)(1)
                                                 ----------    --------    -----------    ----------
                                                  $ 825,893    $345,694    $   167,842    $1,339,429
                                                 ----------    --------    -----------    ----------
                                                 ----------    --------    -----------    ----------


    NOTE: The adjustment of Leasehold Improvements, Fixtures and Equipment to fair value is to be determined.

                                PROFFITT'S, INC.
              NOTES TO PRO FORMA CONDENSED COMBINED BALANCE SHEET
                                 (IN THOUSANDS)

(1) The Merger will be accounted for as a purchase in accordance with Accounting Principles Board Opinion No. 16, "Business Combinations." The purchase price is to be allocated first to tangible assets and liabilities of Parisian based on preliminary estimates of their fair market values, with the remainder allocated to goodwill and other assets to be identified. The purchase price and the preliminary purchase price allocation are as follows:

Cash consideration paid.........................................   $110,300
Common Stock and Common Stock Equivalents.......................    105,024
Transaction Expenses............................................     15,000
                                                                   --------
    Purchase Price..............................................   $230,324
Historical book value of net assets acquired....................    (84,482)
                                                                   --------
Excess of purchase price over historical book
  value of assets acquired......................................   $145,842
                                                                   --------
                                                                   --------
Allocation of excess purchase price:
    Increase inventories to fair value..........................      8,000
    Increase property and equipment to fair value...............     11,000
    Increase in goodwill and other assets to be identified......    159,842
    Write-off duplicate assets to be abandoned and existing
      deferred store preopening costs, and decrease other
      assets to fair value......................................    (12,000)
    Accrue Merger costs.........................................    (12,000)
    Adjust lease commitments to fair value......................    (19,000)
    Changes in deferred income taxes for tax effect of the
      aforementioned adjustments:
      Increase in deferred tax assets--current..................      1,000
      Increase in deferred tax liabilities--noncurrent..........      9,000
                                                                   --------
                                                                   $145,842
                                                                   --------
                                                                   --------

(2) To reflect acquisition debt.

                    DESCRIPTION OF PROFFITT'S CAPITAL STOCK

GENERAL

    As of the date hereof, Proffitt's authorized capital stock consists of 100,000,000 shares of Common Stock, par value $0.10 per share, and 10,000,000 shares of preferred stock, par value $1.00 per share (the "Proffitt's Preferred Stock"). As of July 12, 1996, 20,689,845 shares of Proffitt's Common Stock and no shares of Proffitt's Preferred Stock were issued and outstanding. The following summary description of the capital stock of Proffitt's does not purport to be complete and is qualified in its entirety by reference to Proffitt's Charter and to the Tennessee Business Corporation Act. See "AVAILABLE INFORMATION."

PROFFITT'S COMMON STOCK

    Holders of Proffitt's Common Stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders of Proffitt's and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of Proffitt's Common Stock entitled to vote in any election of directors of Proffitt's may elect all of the directors standing for election. Holders of Proffitt's Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors of Proffitt's out of funds legally available therefor, subject to any preferential dividend rights of outstanding Proffitt's Preferred Stock. See "SUMMARY--Comparative Stock Prices and Dividends." Upon the liquidation, dissolution or winding up of Proffitt's, the holders of Proffitt's Common Stock are entitled to receive ratably the net assets of Proffitt's available after payment of all debts and other liabilities and subject to the prior rights of outstanding Proffitt's Preferred Stock. Holders of Proffitt's Common Stock have no preemptive, subscription, redemption or conversion rights. All outstanding shares of Proffitt's Common Stock are duly authorized, validly issued fully paid and nonassessable. The rights, preferences and privileges of holders of Proffitt's Common Stock are subject to, and may be adversely affected by, the rights of the holders of any series of Proffitt's Preferred Stock, whether currently outstanding or designated and issued in the future.

PROFFITT'S PREFERRED STOCK

    The Board of Directors of Proffitt's has the authority to issue the Proffitt's Preferred Stock in one or more classes or series and to fix the designations, powers, preferences and rights of the shares of each class or series, including dividend rates, conversion rights, voting rights, terms of each such class or series, without any further vote or action by the stockholders of Proffitt's. The ability of the Board of Directors of Proffitt's to issue Proffitt's Preferred Stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a majority of the outstanding voting stock of Proffitt's.


    A total of 500,000 shares of the Proffitt's Preferred Stock have been designated as Series C Junior Preferred Stock ("Series C Preferred Stock") to be issued under certain circumstances involving a potential change in control of Proffitt's. See "Rights Plan." Each share of the Series C Preferred Stock, if issued, would bear a dividend rate of 100 times the aggregate amount per share of any dividend declared on Proffitt's Common Stock. Each share of Series C Preferred Stock would entitle the holder to 100 votes on all matters submitted to a vote of the stockholders of Proffitt's. Such shares provide for a liquidation preference of the greater of $100 per share or an aggregate amount per share equal to 100 times the aggregate amount to be distributed per share to holders of Proffitt's Common Stock. No shares of Series C Preferred Stock have been issued, and management is aware of no facts suggesting that issuance of such shares may be imminent.


RIGHTS PLAN

    On March 28, 1995, the Board of Directors of Proffitt's declared a dividend distribution of one right (a "Right") for each share of Proffitt's Common Stock. Each Right entitles the holder to purchase from Proffitt's one one-hundredth (1/100) of a share of Series C Preferred Stock at a price of $85 per one one-hundredth (1/100) of a share. See "Preferred Stock." Such Rights will attach to shares of Proffitt's Common Stock issued to Parisian shareholders in connection with the Merger. Initially, the Rights will not be exercisable, but will become exercisable upon the acquisition by any person of, or the announcement of the intention of any person to commence a tender or exchange offer upon the successful consummation of which such person would be the beneficial owner of, 20% or more of the shares of Proffitt's Common Stock then outstanding, without the prior approval of the Proffitt's Board of Directors. The Rights are generally designed to deter coercive takeover tactics and to encourage all persons interested in potentially acquiring control of Proffitt's to treat each shareholder on a fair and equal basis.


REGISTRATION RIGHTS

    Under the Registration Rights Agreement the shareholders of Parisian who receive Proffitt's Common Stock in the Merger will have the right at any time after the Effective Time, subject to certain conditions, to require Proffitt's to use its reasonable best efforts to register for sale under the Securities Act the shares of Proffitt's Common Stock issued to such shareholders in the Merger (a "Demand Registration"). In the event any such Demand Registration involves an underwritten offering, such shareholders will have the right to designate an underwriter reasonably satisfactory to Proffitt's as a co-lead underwriter of such underwritten offering. The shareholders of Parisian are also granted the right, subject to certain conditions, to require Proffitt's to include their Proffitt's Common Stock in a registration statement relating to any securities proposed to be registered by Proffitt's, whether on its own behalf or on behalf of another holder of Proffitt's Common Stock (a "Piggyback Registration").

    Generally, former Parisian shareholders requesting a registration will be required to pay, pro rata, the expenses of a Demand Registration and the incremental expenses of including their shares of Proffitt's Common Stock in a Piggyback Registration. However, if any of the shares of Proffitt's Common Stock issued in the Merger are "restricted securities" under Rule 144, Proffitt's will pay the expenses related to the registration of such shares, except for underwriting discounts, commissions or fees.

    Proffitt's has agreed in the Registration Rights Agreement to indemnify the holders of Proffitt's Common Stock who sell such stock through a registration statement against certain liabilities under the Securities Act.

    Reference is made to the Registration Rights Agreement, a copy of which is attached hereto as Appendix III. This summary of the Registration Rights Agreement is not necessarily complete and is qualified in its entirety by reference to the Registration Rights Agreement.

TRANSFER AGENT AND REGISTRAR

    The transfer agent and registrar for the Proffitt's Common Stock is Union Planters National Bank.

           COMPARISON OF RIGHTS OF HOLDERS OF PROFFITT'S COMMON STOCK
                           AND PARISIAN COMMON STOCK

    The following summary compares certain rights of Proffitt's stockholders under the Tennessee Business Corporation Act and Proffitt's Charter and Amended and Restated Bylaws with the rights of Parisian's shareholders under the Alabama Business Corporation Act and the Parisian Articles of Incorporation and Bylaws.

    Proffitt's is a Tennessee corporation subject to the provisions of the Tennessee Business Corporation Act (The "TBCA"). Parisian is an Alabama corporation subject to the provisions of the Alabama Business Corporation Act (the "ABCA"). Shareholders of Parisian, whose rights are governed by Parisian's Articles of Incorporation and Bylaws and by the ABCA, will, upon consummation of the

Merger, become stockholders of Proffitt's whose rights will then be governed by the Charter and Bylaws of Proffitt's and by the TBCA. The following is a summary of the material differences in the rights of stockholders of Proffitt's and Parisian and is qualified in its entirety by reference to the governing law and the Articles of Incorporation or Charter and Bylaws of each of Proffitt's and Parisian. Certain topics discussed below are also subject to federal law and the regulations promulgated thereunder.

REMOVAL OF DIRECTORS

    Parisian's Articles of Incorporation provide that any director may be removed with or without cause at a special meeting called for the purpose, but only upon the affirmative vote of not less than 80% of the then outstanding common shares, and the affirmative vote of not less than 67% of the then outstanding common shares which are not held by an "Interested Shareholder" or any affiliate thereof. "Interested Shareholder" generally means any person (other than a Family Shareholder or an Investor Partnership (as each terms are defined in the shareholders agreement described below) with respect to shares currently owned) who is the beneficial owner of 10% or more of the outstanding common shares of Parisian. The approval required referred to above is referred to hereinafter as a "Supermajority Vote."

    Proffitt's Charter and Bylaws provide that any or all directors may be removed only for cause (as defined in the TBCA) by a vote of a majority of the stockholders entitled to vote on such proposal at a special meeting called for the purpose.

NUMBER OF DIRECTORS

    Parisian's Articles provide for the number of directors to be fixed in the Bylaws. The Bylaws provide that the exact number of directors may be fixed by the Parisian Board from time to time at a number no greater than nine (9) and no less than three (3). The ABCA provides that if the board of directors has the power to fix or change the number of directors, the board of directors may increase or decrease by 30% or less the number of directors last approved by the shareholders. Further, the ABCA requires that only shareholders may change the range for the number of directors or change from a variable number to a fixed number or vice versa. Vacancies created by an increase in the number of directors may be filled only by the shareholders.

    The number of members of the Proffitt's Board of Directors may be increased or decreased by the Proffitt's Board of Directors through an amendment to the Bylaws; provided, however, that the adoption of such an amendment by the Proffitt's Board of Directors requires the vote of a majority of the entire Board. The Proffitt's Board of Directors may be comprised of up to 15 members.

PARISIAN SPECIAL MEETINGS

    The ABCA provides that on the call of the Board of Directors or the persons authorized to do so in the Articles of Incorporation or Bylaws, or upon the written demand of the holders of at least 10% of all of the votes entitled to be cast on an issue, a corporation shall hold a special meeting of shareholders. Parisian's Bylaws provide that the Chairman of the Board, the Board of Directors, the President or shareholders holding not less than 10% of the outstanding common shares may call a special meeting. Any notice of a special meeting must include a statement of the purpose or purposes of the meeting.

    Proffitt's Bylaws authorize the Chairman of the Board, the President and the Board of Directors to call a special meeting of stockholders. The Charter and Bylaws also provide that a special meeting of stockholders shall be called at the written request of at least 25% of the outstanding shares of Proffitt's entitled to vote at the special meeting.

REQUIRED VOTE FOR AUTHORIZATION OF CERTAIN ACTIONS

    Pursuant to the ABCA, the recommendation of the Parisian Board and the approval of holders of at least two-thirds (unless a greater or lesser vote is specified in the Articles of Incorporation) of the shares of Parisian Common Stock entitled to vote thereon is required to effect (i) a merger or share exchange in certain cases, and (ii) to sell, lease or exchange all or substantially all of Parisian's assets. With respect to a merger, no vote of the Parisian shareholders would be required if Parisian were the surviving corporation and (i) the related agreement of merger did not amend Parisian's Articles of Incorporation, (ii) each share of Parisian Common Stock outstanding immediately before the merger were an identical outstanding or treasury share of Parisian Common Stock after the merger and (iii) the number of shares of Parisian Common Stock to be issued in the merger (or to be issuable upon conversion of any convertible instruments to be issued in the merger) did not exceed 20% of the shares of Parisian Common Stock outstanding immediately before the merger. The Articles of Incorporation of Parisian require a Supermajority Vote to approve certain business combinations with an Interested Shareholder unless such business combination is approved by the disinterested members of the Parisian Board before such person becomes an Interested Shareholder or certain conditions relating to the price offered and other matters are satisfied.

    Various provisions of the Articles of Incorporation of Parisian which require a supermajority vote to approve shareholder action may be amended only on approval by a Supermajority Vote.

    The TBCA provides that the approval of the Proffitt's Board of Directors and of a majority of the outstanding shares of Proffitt's Common Stock entitled to vote thereon would also generally be required to approve a merger or to sell, lease, exchange or otherwise dispose of substantially all of Proffitt's assets. In accordance with the TBCA, submission by the Proffitt's Board of Directors of any such action may be conditioned on any basis, including without limitation, conditions regarding a super-majority voting requirement or that no more than a certain number of shares indicate that they will seek dissenters' rights, if such rights are otherwise available.

    With respect to a merger, no vote of the stockholders of Proffitt's would be required if Proffitt's were the surviving corporation and (i) Proffitt's Charter would remain unchanged after the merger, subject to certain exceptions, (ii) each stockholder of Proffitt's immediately before the merger would hold an identical number of shares, with identical rights and preferences, after the merger, (iii) the number of voting shares outstanding immediately after the merger plus the number of voting shares issuable as a result of the merger (either by conversion of securities issued pursuant to the merger or the exercise of rights and warrants issued pursuant to the merger, will not exceed by more than 20% the number of voting shares for the surviving corporation outstanding immediately before the merger; and (iv) the number of participating shares outstanding immediately after the merger, plus the number of participating shares issuable as a result of the merger (either by conversion of securities issued pursuant to the merger or the exercise of rights and warrants issued pursuant to the merger), will not exceed by more than 30% the total number of participating shares outstanding immediately before the merger.

    With respect to a sale, lease, exchange or other disposition of substantially all the assets of Proffitt's, no vote of the stockholders of Proffitt's would be required if such transfer were conducted in the regular course of business or if such transfer were made to a wholly-owned subsidiary of Proffitt's.

ACTION BY WRITTEN CONSENT

    Both the ABCA and the TBCA provide that action may be taken without a stockholder meeting and vote if all stockholders entitled to vote on the action consent to taking such action without a meeting. Action by written consent of the Proffitt's stockholders is impracticable given the number of holders of the Proffitt's Common Stock.

INSPECTION RIGHTS

    Both the TBCA and the ABCA contain provisions granting stockholders the right to inspect certain records of each corporation. Under the ABCA, any person who has been a holder of record of shares for 180 days immediately preceding his or her demand or who is the holder of record of at least 5% of the outstanding shares is entitled, either in person or by attorney or other agent, upon written demand stating the purpose thereof, to inspect Parisian's records during Parisian's usual business hours. This right is limited, however, to inspection for "a proper purpose."

    Under the TBCA, Proffitt's stockholders are also entitled to inspect and copy, during regular business hours at Proffitt's principal office, the minutes of stockholder meetings, Charter, Bylaws, annual reports, and certain other records of Proffitt's, provided the stockholder give Proffitt's written notice of his demand at least 5 business days before the date on which he wishes to inspect and copy the records. In addition, a stockholder who makes a demand in good faith, for a proper purpose and described with reasonable particularity his purpose and the records he desires to inspect, and if the records are directly connected with his purpose, may also, upon 65 days' written notice, inspect and copy: (i) accounting records of Proffitt's, (ii) the records of stockholders and excerpts from minutes of any meeting of Proffitt's Board of Directors, (iii) records of any action of a committee of Proffitt's Board of Directors while acting in place of the Board of Directors on behalf of the corporation, (iv) minutes of any meeting of the stockholders, and (v) records of action taken by the stockholders or Board of Directors without a meeting.

AMENDMENT OF BYLAWS

    Parisian's Bylaws may be modified, altered or repealed and new Bylaws may be adopted by the vote of a majority of the Parisian Board. No Bylaws may be adopted, amended or repealed by the shareholders of Parisian unless approved by a Supermajority Vote. The Bylaw providing for filling of vacancies on the Parisian Board by shareholder vote, and any Bylaw which was adopted by the shareholders and specifically provides that it cannot be altered, amended or repealed by the Parisian Board, may be amended only by the shareholders.

    Proffitt's Bylaws may be modified, altered or repealed and new Bylaws may be adopted by the vote of a majority of all stockholders or by the majority vote of the Board of Directors.

VOLUNTARY DISSOLUTION

    The ABCA provides that Parisian may be dissolved by the approval of the Parisian Board and a majority of the outstanding shares of Parisian stock entitled to vote thereon. The ABCA also allows all the shareholders of Parisian acting unanimously in writing to effect a dissolution of Parisian without the approval of the Parisian Board.

    The TBCA provides that Proffitt's may be dissolved if the Proffitt's Board of Directors proposes dissolution and a majority of the outstanding shares of Proffitt's stock entitled to vote thereon approves. In accordance with the TBCA, the Proffitt's Board of Directors may condition its submission of a proposal for dissolution on any basis including a greater stockholder vote requirement.

INDEMNIFICATION

    Both the ABCA and the TBCA provide in certain situations for mandatory and permissive indemnification of directors and officers in substantially the same manner. Both the ABCA and the TBCA provide that statutory indemnification is not to be deemed exclusive of any other rights to which a director or officer seeking indemnification may be entitled; provided, however, that the TBCA also states that no indemnification may be made if a final adjudication adverse to the director or officer establishes his liability (1) for any breach of loyalty to the corporation or its stockholders; (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; or
(3) for unlawful distributions. Under the TBCA an action for breach of fiduciary duty must generally be brought within one year of the event giving rise to the action. Under Alabama law, an action must generally be brought within two years.

    The ABCA permits a corporation to include in its articles of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director for (A) the amount of financial benefit the director received to which he was not entitled; (B) an intentional infliction of harm on the corporation or the shareholders; (C) a violation for an unlawful distribution; (D) an intentional violation of criminal law; or (E) a breach of a director's duty of loyalty. Parisian's Articles of Incorporation contain such a provision.

    No similar provision exists in the TBCA or in Proffitt's Charter or Bylaws.

BUSINESS COMBINATION STATUTE

    Tennessee's Business Combination Act (the "Business Combination Act") provides that a party owning 10% or more of stock in a "resident domestic corporation" (such party is called an "interested stockholder") cannot engage in a business combination with the resident domestic corporation unless the combination (i) takes place at least five years after the interested stockholder first acquired 10% or more of the resident domestic corporation, and (ii) either
(A) is approved by at least 2/3 of the non-interested voting shares of the resident domestic corporation or (B) satisfies certain fairness conditions specified in the Business Combination Act.

    These provisions apply unless one of two events occurs. A business combination with an entity can proceed without delay when approved by the target corporation's board of directors before that entity becomes an interested stockholder, or the resident corporation may enact a charter amendment by bylaw to move itself entirely from the Business Combination Act. This charter amendment or bylaw must be approved by a majority of the stockholders who have held shares for more than one year prior to the vote. It may not take effect for at least two years after the vote. Proffitt's has not adopted a provision in its Charter or Bylaws removing Proffitt's from coverage under the Business Combination Act.

    The Business Combination Act further provides an exemption from liability for officers and directors of resident domestic corporations who do not approve proposed business combinations or charter amendments and bylaws removing their corporations from the Business Combination Act's coverage as long as the officers and directors act in "good faith belief" that the proposed business combination would adversely affect their corporation's employees, customers, suppliers, or the communities in which their corporation operates and such factors are permitted to be considered by the board of directors under the charter.

    The United States Court of Appeals for the Sixth Circuit has held that the Tennessee Business Combination Act is unconstitutional as it applies to target corporations organized under the laws of states other than Tennessee (such as Parisian).

    The ABCA contains no similar provision.

CONTROL SHARE ACQUISITION ACT

    The Tennessee Control Share Acquisition Act ("TCSAA") strips a purchaser's shares of voting rights any time an acquisition of shares in a covered Tennessee corporation brings the purchaser's voting power to one-fifth, one-third or a majority of all voting power. The purchaser's voting rights can be established only by a majority vote of the other stockholders. The purchaser may demand a special meeting of stockholders to conduct such a vote. The purchaser can demand such a meeting before acquiring a control share only if it holds at least 10% of outstanding shares and announces a good faith intention to make the control share acquisition. A target corporation may or may not redeem the purchaser's shares if the shares are not granted voting rights. The TCSAA applies only to corporations that have adopted a provision in its charter or bylaws expressly declaring that the TCSAA will apply. Proffitt's has not adopted any provision in its Charter or Bylaws electing protection under the TCSAA.

    The United States Court of Appeals for the Sixth Circuit, however, has held that the TCSAA is unconstitutional as it applies to target corporations organized under the laws of states other than Tennessee (such as Parisian).

    The ABCA contains no similar provisions with respect to control share acquisitions.

INVESTOR PROTECTION ACT

    Tennessee's Investor Protection Act ("TIPA") applies to tender offers directed at corporations (called "offeree companies") that have "substantial assets" in Tennessee and that are either incorporated in or have a principal office in Tennessee. The TIPA requires an offeror making tender offer for an offeree company to file with the Commissioner of Commerce and Insurance (the "Commissioner") a registration statement. When the offeror intends to gain control of the offeree company, the registration statement must indicate any plans the offeror has for the offeree. The Commissioner may require additional information material to the takeover offer and may call for hearings. The TIPA does not apply to an offer that the offeree company's board of directors recommends to stockholders.

    In addition to requiring the offeror to file a registration statement with the Commissioner, the TIPA requires the offeror and the offeree company to deliver to the Commissioner all solicitation materials used in connection with the tender offer. The TIPA prohibits "fraudulent, deceptive, or manipulative acts or practices" by either side, and given the Commissioner's standing to apply for equitable relief to the Chancery Court of Davidson County, Tennessee, or to any other chancery court having jurisdiction whenever it appears to the Commissioner that the offeror, the offeree company, or any of its respective affiliates has engaged in or is about to engage in a violation of the TIPA. Upon proper showing, the Chancery Court may grant injunctive relief. The TIPA further provides civil and criminal penalties for violations.

    The United States Court of Appeals for the Sixth Circuit has held that the TIPA violates the commerce clause of the United States Constitution to the extent that it applies to target corporations organized under the laws of states other than Tennessee (such as Parisian).

    The ABCA contains no similar provisions with respect to investor protection.

AUTHORIZED CORPORATION PROTECTION ACT

    The Tennessee Authorized Corporation Protection Act ("TACPA") is the vehicle through which the Tennessee statutes attempt to permit the Business Combination Act and the TCSAA to govern foreign corporations, The TACPA provides that an authorized corporation can adopt a bylaw or a charter provision electing to be subject to the operative provisions of the Business Combination Act and the TCSAA, which then become applicable "to the same extent as such provisions apply to a resident domestic corporation." Authorized corporations are those that are required to obtain a Certificate of Authority from the Tennessee Secretary of State and that satisfy any 2 of certain tests including having its principal place of business located in Tennessee; having a significant subsidiary located in Tennessee; having a majority of such corporation's fixed assets located in Tennessee; having more than 10% of the beneficial owners of the voting stock or more than 10% of such corporation's shares of voting stock beneficially owned by residents of Tennessee; employing more than 250 individuals in Tennessee, or having an annual payroll paid to residents of Tennessee that is in excess of $5,000,000; producing goods and/or services in Tennessee that result in annual gross receipts in excess of $10,000,000; or having physical assets and/or deposits located within Tennessee that exceed $10,000,000 in value.

    The United States Court of Appeals for the Sixth Circuit, however, has held that TACPA is unconstitutional as it applies to target corporations organized under the laws of states other than Tennessee (such as Parisian).

    The ABCA contains no similar provisions with respect to authorized corporation protection.

GREENMAIL ACT

    The Tennessee Greenmail Act ("TGA") applies to any corporation chartered under the laws of Tennessee which has a class of voting stock registered or traded on a national securities exchange or registered with the Commission pursuant to Section 12(g) of the Exchange Act. The TGA provides that it is unlawful for any corporation or subsidiary to purchase, either directly or indirectly, any of its shares at a price above the market value, as defined in the TGA, from any person who holds more than 3% of the class of the securities purchased if such person has held such shares for less than 2 years, unless either the purchase is first approved by the affirmative vote of a majority of the outstanding shares of each class of voting stock issued or the corporation makes an offer of at least equal value per share to all holders of shares of such class.

    The ABCA contains no similar provision with respect to greenmail.

DISSENTERS' RIGHTS


    The ABCA provides for dissenters' appraisal rights for certain mergers and consolidations. See "INTRODUCTION --Dissenters' Rights."


    The TBCA generally provides dissenters' rights for mergers and share exchanges that would require stockholder approval, sales of substantially all the assets (other than sales that are in the usual and regular course of business and certain liquidations and court-ordered sales), and certain amendments to the charter that materially and adversely affect rights in respect of a dissenter's shares. Dissenters' rights are not available as to any shares which are listed on an exchange registered under Section 6 of the Exchange Act or are "national market system" securities as defined in rules promulgated pursuant to the Exchange Act. Proffitt's Common Stock is listed on the Nasdaq National Market and as a result dissenters' rights are not available to Proffitt's stockholders.


PREEMPTIVE RIGHTS

    The ABCA provides, with minor exceptions, that existing shareholders have preemptive rights to the unissued shares of the corporation, except to the extent that the Articles of Incorporation otherwise provide. Parisian's Articles of Incorporation provide that shareholders do not have such preemptive rights.

    The TBCA provides the existing shareholders do not have preemptive rights to the unissued shares of the corporation unless the Charter so provides. Proffitt's Charter does not provide for preemptive rights.

PARISIAN SHAREHOLDERS AGREEMENTS

    The shareholders of Parisian are parties to a certain shareholders agreement, dated July 12, 1990, as amended (the "Shareholders Agreement"), governing, among other things, the election of directors of Parisian, standstill agreements relating to the acquisition of additional common shares, certain registration rights granted to the shareholders and a right of first offer granted to the shareholders. The Shareholders Agreement will terminate at the Effective Time of the Merger.

    Certain shareholders of Parisian are parties to restrictive stock transfer agreements restricting transfer of their shares except in accordance with such agreements. Such restrictive stock transfer agreements will also terminate at the Effective Time.

    As shareholders of Proffitt's the former Parisian shareholders will not be subject to any agreements restricting voting rights. Parisian shareholders will have certain registration rights with respect to the shares of Proffitt's Common Stock acquired by them in the Merger, in accordance with the Registration Rights Agreement. See "DESCRIPTION OF PROFFITT'S CAPITAL STOCK--Registration Rights."

                        SECURITY OWNERSHIP OF MANAGEMENT
                         AND CERTAIN BENEFICIAL OWNERS

PROFFITT'S

    Principal Owners of Proffitt's Common Stock. The following table sets forth, based on the number of shares outstanding as of July 12, 1996 (except as noted below), the percentage of ownership of the Proffitt's Common Stock by the persons believed by Proffitt's to own beneficially more than 5% of the Proffitt's Common Stock based upon recent Schedule 13G filings and information provided by the beneficial owners.

                                                                               SHARES OF
                                                                              COMMON STOCK
                                                                         BENEFICIALLY OWNED (1)
                                                                         ----------------------
                          NAME AND ADDRESS
                        OF BENEFICIAL OWNER                               NUMBER        PERCENT
- --------------------------------------------------------------------     ---------      -------
Apollo Specialty Retail Partners, L.P...............................     1,421,801        6.87%
  Two Manhattanville Road
  Purchase, New York
Fidelity Management and Research Corp...............................     1,340,739(2)     6.31%
  82 Devonshire Street
  Boston, Massachusetts
R. Brad Martin......................................................     1,270,735(3)     6.10%
  115 North Calderwood
  Alcoa, Tennessee

- ------------

(1) Based solely on information provided by the beneficial owner.

(2) Includes 552,173 shares issuable upon conversion of Proffitt's, Inc. 4.75% Convertible Debentures ($23.578 million face value).

(3) Includes: (i) 150,000 shares that Mr. Martin has a right to acquire within sixty days after July 12, 1996 through the exercise of stock options, (ii) 2,000 shares held by Mr. Martin as custodian for his minor children, (iii) 1,900 shares owned by RBM Venture Company, a company of which Mr. Martin is the sole shareholder, (iv) 75,000 shares held by R. Brad Martin 1994-1, 1995-1 and 1996-1 Qualified Annuity Trusts, (v) 2,586 shares owned by the R. Brad and Jean L. Martin Family Foundation, and (vi) 13,000 shares of restricted stock which will vest on February 12, 1987.

    Proffitt's Common Stock Ownership by Directors and Executive Officers. The following table sets forth, as of July 12, 1996, the beneficial ownership of Proffitt's Common Stock by all directors, each of the executive officers named in the Summary Compensation Table contained in the Proffitt's Proxy Statement dated May 1, 1996 and all directors and executive officers as a group.

                                                              AMOUNT AND NATURE         % OF OUTSTANDING
    NAME                                                 OF BENEFICIAL OWNERSHIP (1)      COMMON STOCK
- ------------------------------------------------------   ---------------------------    ----------------
R. Brad Martin........................................            1,270,735(2)                 6.10%
James A. Coggin.......................................               46,500                  *
James E. Glasscock....................................               29,500                  *
Gary L. Howard........................................               32,000                  *
Frederick J. Mershad..................................               29,000                  *
Bernard E. Bernstein..................................               16,201(3)               *
Edmond D. Cicala......................................               17,889                  *
Ronald de Waal........................................            1,000,513                    4.84%
Gerard K. Donnelly....................................                4,649                  *
Donald F. Dunn........................................                8,550                  *
W. Thomas Gould.......................................              412,434(4)                 1.96%
Michael S. Gross......................................                1,800(5)               *
G. David Hurd.........................................                6,443                  *
Richard D. McRae......................................               57,407                  *
C. Warren Neel........................................                7,250                  *
Harwell W. Proffitt...................................                7,500                  *
Marguerite W. Sallee..................................                1,100                  *
Gerald Tsai, Jr.......................................                5,000                  *
All directors and executive officers as a group
  (29 persons)........................................            3,285,436                   15.26%

- ------------

 * Owns less than 1% of the total outstanding Common Stock of Proffitt's.

(1) Includes shares that the following persons have a right to acquire within sixty days after July 12, 1996 through the exercise of stock options: Martin (150,000), Coggin (42,000), Glasscock (27,000), Howard (30,000), Mershad
    (27,000), Bernstein (3,000), Cicala (2,000), de Waal (2,000), Donnelly
    (1,670), Dunn (1,670), Gould (313,323), Gross (800), Hurd (1,670), McRae
    (1,000), Neel (3,000), Proffitt (3,000) and Tsai (2,000).

(2) Includes: (i) 2,000 shares held by Mr. Martin as custodian for his minor children, (ii) 1,900 shares owned by RBM Venture Company, a company of which Mr. Martin is sole shareholder, (iii) 75,000 shares held by R. Brad Martin 1994-1, 1995-1, and 1996-1 Qualified Annuity Trusts, (iv) 2,586 shares owned by the R. Brad and Jean L. Martin Family Foundation, and (v) 13,000 shares of restricted stock which will vest on February 12, 1997.

(3) Includes 3,000 shares owned by the Bernard E. Bernstein Defined Benefit Pension Plan.

(4) Includes 3,577 shares owned by Mr. Gould's wife as to which he disclaims beneficial ownership. Also includes 17,512 shares held in a profit sharing and savings plan for the account of Mr. Gould. Excludes 84,735 shares reserved by Proffitt's for issuance to Mr. Gould with respect to a deferred compensation arrangement.

(5) Does not include shares held by Apollo Specialty Retail Partners, L.P. ("Apollo Specialty"). Mr. Gross is one of the founding principals of Apollo Advisors, L.P., the managing general partner of Apollo Investment Fund, L.P., the general partner of Apollo Specialty. Mr. Gross disclaims beneficial ownership of all securities held by Apollo Specialty.

PARISIAN

    Security Ownership of Certain Beneficial Owners of Parisian Common Stock and Parisian Management. The following table sets forth certain information, as of July 12, 1996 with respect to the beneficial ownership of Parisian Common Stock by (i) each person known by Parisian to be the beneficial owner of more than 5% the outstanding Parisian Common Stock, (ii) each director of

Parisian, (iii) each of the Chief Executive Officer and the next four most highly compensated executive officers of Parisian and (iv) all directors and executive officers of Parisian as a group. Except as otherwise indicated, each person named below has sole voting and dispositive power with respect to the Parisian Common Stock beneficially owned by such person.

                                                                                      PERCENTAGE
    NAME                                                          SHARES(1)            OWNED(1)
- --------------------------------------------------------          ---------           ----------
Harold Abroms...........................................            427,677(2)(12)        5.8%
Jim W. Adams............................................              6,555(3)(12)       *
Warren Bailey...........................................             14,320(4)(12)       *
Howard R. Finkelstein...................................             10,072(5)(12)       *
Emil C. Hess............................................             20,449(6)(12)       *
Donald E. Hess..........................................          1,541,677(7)(12)       21.0%
Kenneth I. Tuchman......................................              0                  *
LB I Group, Inc.........................................          3,557,359(8)           46.1%
Jo Ann H. Morrison......................................            904,752(9)(12)       12.3%
Gary A. Smith...........................................              9,691(11)(12)      *
David P. Spalding.......................................              0                  *
All Directors and Executive Officers as a Group
  (including the persons named above)...................          2,038,448(11)(12)      27.7%

- ------------

 * Beneficially owns less than 1% of the shares outstanding.

 (1) For purposes of this table, the percentage of class beneficially owned has been computed on the basis of 7,355,846 shares of Parisian Common Stock
     outstanding on       , 1996. Beneficial ownership is based upon information
     available to Parisian or furnished by the respective shareholders, directors and executive officers. Shares shown as beneficially owned by certain shareholders in the foregoing table have been rounded to exclude fractional shares.

 (2) Includes 14,677 shares owned directly by Mr. Abroms, 73,500 shares held by him as trustee of certain charitable remainder trusts, 139,500 shares held by him as trustee for his children, and 200,000 shares owned by a family partnership of which Mr. Abroms is a general partner and as to which he shares beneficial ownership with the other general partner. Does not include 29,900 shares owned by Mr. Abroms' wife and 20,000 shares owned by his son as trustee for Mr. Abrom's wife, with respect to which shares Mr. Abroms disclaims beneficial ownership. Mr. Abroms's address is 3132 Guilford Road, Birmingham, Alabama 35223.

 (3) Includes 2,093 shares owned directly by Mr. Adams and 4,462 shares held under the Parisian, Inc. Retirement and Savings Plan (the "Parisian Retirement Plan") for Mr. Adams' benefit. Does not include 34,075 shares which Mr. Adams or his assignees have the right to acquire pursuant to the exercise of options.

 (4) Includes 7,955 shares owned directly by Mr. Bailey and 6,365 shares held under the Parisian Retirement Plan for Mr. Bailey's benefit. Does not include 68,148 shares which Mr. Bailey or his assignees have the right to acquire pursuant to the exercise of options.

 (5) Includes 8,374 shares owned directly by Mr. Finkelstein and 1,698 shares held under the Parisian Retirement Plan for Mr. Finkelstein's benefit. Does not include 55,370 shares which Mr. Finkelstein or his assignees have the right to acquire pursuant to the exercise of options.

 (6) Does not include 41,889 shares owned by Mr. Hess' wife, with respect to which shares Mr. Hess disclaims beneficial ownership.

 (7) Includes 656,315 shares owned directly by Mr. Hess, 699,687 shares held by him as trustee or co-trustee for his children, and 185,675 shares held by him as trustee for the children of his sister, Jo Ann H. Morrison. Does not include 5,717 shares owned directly by his wife, 18,300 shares held by his wife as co-trustee for one of their children, and 219,825 shares held by another individual as trustee for Mr. Hess' children, with respect to which shares Mr. Hess disclaims beneficial ownership. Mr. Hess' address is 750 Lakeshore Parkway, Birmingham, Alabama 35211.

 (8) Includes 1,286,264 shares owned by Lehman Brothers Merchant Banking Portfolio Partnership L.P., 1,048,954 shares owned by Lehman Brothers Offshore Investment Partnership--Japan L.P.

                                         (Footnotes continued on following page)

(Footnotes continued from preceding page)
     347,659 shares owned by Lehman Brothers Offshore Investment Partnership L.P., and 874,482 shares owned by Lehman Brothers Capital Partners II L.P. (collectively referred to herein as the "Investment Partnerships"). Pursuant to the Shareholders Agreement referred to elsewhere herein, LB I Group Inc. ("LBG") has been designated as the "Investor Group Representative" (as defined therein) and, in such capacity, may exercise certain rights on behalf of the Investment Partnerships. Each such Investment Partnership has irrevocably appointed the Investor Group Representative as its proxy with respect to the election and removal of those directors of Parisian to be designated by the Investor Group, as defined in the Shareholders Agreement. Accordingly, the Investor Group Representative may be deemed to share the power to vote or direct the vote of the 3,557,359 shares held in the aggregate by the Investment Partnerships. LBG and Lehman Brothers Holdings Inc. ("Lehman Holdings") are the general partners of Lehman Brothers Merchant Banking Portfolio Partnership L.P. and Lehman Brothers Capital Partners II L.P., respectively, and Lehman Brothers Offshore Partners Ltd. is the general partner of each of Lehman Brothers Offshore Investment Partnership-Japan L.P. and Lehman Brothers Offshore Investment Partnership L.P. Each such general partner may be deemed to own beneficially the shares directly owned by the entity of which it is the general partner. Lehman Brothers Offshore Partners Ltd. is a wholly owned subsidiary of LBG, which is a wholly owned subsidiary of Lehman Holdings. LBG and Lehman Holdings may be deemed to own beneficially all of the shares directly held by the Investment Partnerships. Each of the Investment Partnerships may be deemed to share with LBG the power to vote and the power to dispose of the shares owned by such Investment Partnership. The address of LBG is American Express Tower, World Financial Center, New York, New York 10285.

 (9) Includes 619,889 shares owned directly by Jo Ann H. Morrison and 284,863 shares held by her as trustee for her children. Ms. Morrison's address is 750 Lakeshore Parkway, Birmingham, Alabama 35211.

(10) Includes 5,233 shares owned directly by Mr. Smith and 4,458 shares held under the Parisian Retirement Plan of the benefit of Mr. Smith. Does not include 17,037 shares which Mr. Smith has the right to acquire pursuant to the exercise of options.


(11) Includes 3,998 shares owned directly by two officers of the Company who are not listed above, 1,604 shares held under the Parisian Retirement Plan for the benefit of two officers of the Company who are not listed above, and 2,405 shares held under an individual retirement account for the benefit of one officer of the Company who is not listed above. Does not include 96,981 shares which six officers who are not listed above or the assignees of such officers have the right to acquire pursuant to the exercise of options.


(12) Pursuant to the Shareholders Agreement, each of the Family Shareholders, as defined therein (which for purposes of the Shareholders Agreement includes each of the Management Shareholders, as defined therein) has (i) irrevocably relinquished such Family Shareholder's right to act independently and (ii) irrevocably constituted and appointed Donald E. Hess as the "Family Shareholder Representative" (as defined therein) with respect to the nomination, election and removal of directors of the Company. As such Family Shareholder Representative, Mr. Hess is to designate the persons to be nominated to the Parisian Board the Family Shareholders and has the power to vote the shares of Parisian Common Stock held by the Family Shareholders for the election or removal of directors. Accordingly, Mr. Hess may be deemed to share the power to vote or direct the vote of 3,764,909 common shares beneficially owned in the aggregate by the Family Shareholders (including the Management Shareholders), constituting 51.2% of the Parisian Common Stock outstanding. As a result of the Merger, the Shareholders Agreement is to be terminated.

                             BUSINESS OF PROFFITT'S

    Founded in 1919, Proffitt's is a leading regional specialty department store company offering a wide selection of fashion apparel, accessories, cosmetics, and decorative home furnishings, featuring assortments of premier brands and unique specialty merchandise. Proffitt's objective is to be the dominant specialty department store chain in its region through a strategy which combines fashion leadership with opening or acquiring new stores and expanding and renovating existing stores.

    Proffitt's has experienced significant growth since 1992. During 1992 and 1993, Proffitt's acquired certain real and personal property and assumed certain operating leases of eighteen store locations from Hess Department Stores, Inc. and Crown American Corporation. The acquired locations were in Tennessee, Virginia, Georgia and Kentucky. These stores were renovated and placed in service as Proffitt's Division stores in 1992 and 1993.

    In March 1994, Proffitt's acquired all of the outstanding common stock of Macco Investments, Inc., a holding company for McRae's, Inc., a privately-owned retail department store chain with 28 department stores headquartered in Jackson, Mississippi.

    In March 1995, Proffitt's purchased a majority interest in Parks-Belk Company, the owner/operator of four Parks-Belk stores located in northeast Tennessee. Proffitt's purchased the remaining interest in Parks-Belk in April 1995 and subsequently converted three stores to Proffitt's Division stores and closed one.

    On February 3, 1996, Proffitt's acquired by merger all of the outstanding common stock of Younkers, Inc., a publicly held department store chain with 49 department stores headquartered in Des Moines, Iowa.

    Proffitt's stores are primarily anchor stores in leading regional malls. Proffitt's currently operates under three divisions, the Proffitt's Division with 25 stores, the McRae's Division with 29 department stores and one specialty store and the Younkers Division with 48 department stores. The stores operated under the Proffitt's Division are located in Tennessee (12 stores), Virginia (8 stores), Georgia (2 stores), Kentucky (2 stores) and North Carolina (1 store). The McRae's department stores are located in Alabama (14 stores), Mississippi (12 stores), Florida (2 stores) and Louisiana (1 store). The stores operated under the Younkers Division are located in Iowa (18 stores), Wisconsin (17 stores), Michigan (5 stores), Nebraska (5 stores) and Illinois, Minnesota and South Dakota (each 1 store).

    Proffitt's operates separate merchandising, sales promotion and store operating divisions for the Proffitt's, McRae's and Younkers Divisions, but operates centralized administrative and support functions, such as accounting, information systems and credit.

    Proffitt's regularly considers acquisition opportunities as well as other forms of business combinations. Proffitt's continues to evaluate and pursue transaction opportunities as they arise. In evaluating opportunities for future expansion, Proffitt's targets markets in which it believes it can achieve and sustain a strong competitive position. No assurance can be given with respect to the timing, likelihood or the financial or business effect of any possible transaction.

    Proffitt's principal executive offices are located at 115 North Calderwood, Alcoa, Tennessee 37701, and its telephone number is (423) 983-7000.

    For further information concerning Proffitt's, see "--Selected Financial and Operating Data," "AVAILABLE INFORMATION" and "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

                              BUSINESS OF PARISIAN

    Parisian operates 38 specialty department stores, including one store location which opened in March 1996, selling moderate to better-priced fashion merchandise for the entire family. Parisian's stores are generally anchor stores in enclosed regional and premium community malls. As a specialty department store, a Parisian store carries apparel, cosmetics, shoes, accessories and gifts customarily found in typical department stores, but does not carry home furnishings, housewares, furniture, large or small appliances or electronics. Parisian concentrates on providing value through superior customer service, competitive pricing and strong relationships with its customers and suppliers. Parisian seeks to create a special shopping experience in its stores through carefully selected fashion merchandise assortments, attractive store design, exciting visual presentations and promotional events and personal amenities that enhance customer convenience and comfort.

    Parisian was founded in 1887 and operated a single store in downtown Birmingham for 76 years. Since 1985, Parisian has expanded its operations from 12 stores in Alabama to 38 stores in eight states.

    Parisian stores offer a wide selection of first-quality fashion apparel for all members of the family. Parisian offers an exciting selection of merchandise that reflects current fashion trends and responds to customer needs through a carefully edited mix comprised of national brands, narrowly distributed brands typically found in specialty boutiques and private label apparel. Parisian believes that this three-part merchandising strategy enables Parisian to deliver fashion and value and distinguishes Parisian stores from those of its competitors.

    National brands include Calvin Klein, Jones New York, Tommy Hilfiger, Ralph Lauren/Polo, Hart Schaffner and Marx, Easy Spirit, Levi, Dockers, Estee Lauder and Clinique. Parisian's buyers are authorized to edit their selection of branded apparel to focus on merchandise which they expect to be the most appealing to customers. Parisian also encourages its buyers to seek out lesser-known vendors who provide merchandise typically found in specialty boutiques. These narrowly distributed brands provide Parisian with merchandise variety and excitement and, for a limited period, exclusivity. In addition, Parisian purchases first-quality private label merchandise which is predominately imported through the Associated Merchandising Corporation ("AMC"), a buying cooperative of which Parisian is a member. Parisian's relationship with AMC offers Parisian access to group purchasing opportunities in worldwide markets as well as helpful statistical and fashion trend information. During the fiscal year ended Febrary 3, 1996, Parisian purchased approximately 6.8% of its merchandise through AMC. Parisian's merchandise mix, as a percent of sales, was as follows in 1995: women's apparel, 43.6%; men's apparel, 26.0%; children's apparel, 8.0%; shoes, 12.1%; and cosmetics, 10.3%.

    The principal executive offices of Parisian are located at 750 Lakeshore Parkway, Birmingham Alabama 35211, and its telephone number is (205) 940-4000.

                 PARISIAN MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    The following is a discussion of the historical financial condition and results of operations of Parisian for each of the three fiscal years in the period ended February 3, 1996 and for the three month periods ended April 29, 1995 and May 4, 1996. The financial information, discussion and analysis which follow are based upon and should be read in conjunction with the Consolidated Financial Statements and the notes thereto. Parisian's fiscal year ends on the Saturday closest to January 31 of the following year. Accordingly, unless otherwise indicated, reference to a year in this section means the fiscal year commencing in the calendar year to which reference is made. For example, references to "1995" mean the fiscal year which commenced on January 29, 1995 and ended on February 3, 1996.

    The following table sets forth certain sales and other information regarding Parisian's stores for the last five fiscal years.

                                             FISCAL YEAR
                          --------------------------------------------------
                            1991        1992        1993     1994     1995
                          --------    --------    -------- -------- --------
Net Sales ($
  thousands):
  Total................   $368,216    $448,969    $517,668 $606,717 $663,828
  Average per store....     17,166      19,247      19,365   19,151   18,234
Average net sales
  ($/sq.ft.):
  Net selling
area(1)................        277         301         285      264      242
  Gross area(2)........        207         223         209      191      173
Sales increase in
comparable stores (3)..        5.5%        9.9%       (0.2   4)      0.4%(4)(5)     (0.8)%(6)(7)
Comparable store sales
  per avg. sq. ft. of
selling area(3)........        280         306         304      293      262
New store per avg. sq.
ft of selling
area(3)................        170         265         241      221      189
Stores open at end of
period.................         22          25          30       35       37(7)
Total area (sq. ft. in
  thousands):
  Net selling area
(weighted).............      1,330       1,492       1,818    2,298    2,746
  Gross area
(weighted).............      1,775       2,012       2,479    3,179    3,831

- ------------

(1) Total for the period divided by weighted average square feet of selling area (as defined by the National Retail Federation) in use for the period.

(2) Total sales for the period divided by weighted average square feet of gross area in use for the period.

(3) Comparable store sales per year are sales for stores open throughout the prior year. New stores sales per year are sales for stores opened during the current and prior year. Sales for existing stores in markets where a new store was opened in the current or prior year may be excluded from comparable store and included in new store sales in circumstances under which inclusion of the existing store's sales in the comparable store sales category would distort the category.

(4) Excluding Cincinnati stores. Comparable sales would be distorted in 1993 and 1994 due to the opening of two additional stores in Cincinnati in 1993 and the resulting effect of the newer stores on sales in the same market. Including the first Cincinnati store would result in a comparable store sales decrease of 0.9% in 1993 and 0.6% in 1994.

                                         (Footnotes continued on following page)

(Footnotes continued from preceding page)
(5) Excluding Atlanta stores. Comparable store sales would be distorted in 1994 due to the opening of one additional store in Atlanta in each of 1993 and 1994 and the resulting effect of the newer stores on sales in the same market. Including the first two Atlanta stores would result in a comparable store sales increase of 1.1% in 1994.

(6) Excluding Keystone Crossing, Indianapolis, Indiana. Comparable store sales would be distorted in 1995 due to the opening of one additional store in Indianapolis in 1995 and the resulting effect of the newer store on sales in the same market. Including Keystone Crossing would result in a comparable store sales decrease of 0.9% in 1995.

(7) Excluding Sarasota Square, Sarasota, FL. Comparable store sales would be distorted in 1995 due to the closing of the Sarasota location during January 1996. Including Sarasota Square would result in a comparable store sales decrease of 1.0% in 1995.

RESULTS OF OPERATIONS

    The following table sets forth Parisian's results of operations as a percentage of sales for the periods indicated:

                                                                                          THREE MONTHS ENDED
                                                         FISCAL YEAR ENDED
                                             -----------------------------------------    -------------------
                                             JANUARY 29,    JANUARY 26,    FEBRUARY 3,    APRIL 29,    MAY 4,
                                                1994           1995           1996          1995        1996
                                             -----------    -----------    -----------    ---------    ------
Net sales.................................      100.0%         100.0%         100.0%        100.0%     100.0%
  Cost of sales...........................       63.4           64.9           63.1          59.1       59.9
                                                -----          -----          -----       ---------    ------
Gross margin..............................       36.6           35.1           36.9          40.9       40.1
Selling, general and administrative.......       26.5           26.4           24.9          26.1       25.6
Other operating expenses:
  Property and equipment rentals..........        2.8            3.6            4.5           4.5        4.7
  Depreciation and amortization...........        2.5            2.1            1.9           2.1        1.8
  Taxes other than income.................        2.0            2.1            2.0           2.3        2.1
  Reengineering costs.....................      --               0.5            0.1         --          --
                                                -----          -----          -----       ---------    ------
    Operating income......................        2.8            0.4            3.5           5.9        5.9
Other income, net.........................        1.9            1.4            1.4           1.8        1.4
Interest expense..........................        4.2            3.0            2.6           2.9        2.6
Income tax expense (benefit)..............        0.3           (0.3)           1.0           1.9        2.0
                                                -----          -----          -----       ---------    ------
Income (less) before extraordinary item...        0.2%          (0.9)%          1.3%          2.9%       2.7%
                                                -----          -----          -----       ---------    ------
                                                -----          -----          -----       ---------    ------

COMPARISON OF THE THREE MONTHS ENDED MAY 4, 1996 (1996) AND APRIL 29, 1995
(1995)

    Net Sales. Net sales for the three month period ended May 4, 1996 increased 6.9% over the prior year period. The increase is primarily attributable to the addition of one new store during May 1995, two new stores during September 1995, one new store during March 1996, and an increase in comparable store sales. Comparable store sales for the three month period increased 2.5% from the comparable period in 1995. New store sales and increased comparable store sales were slightly offset by the closing of one store during January 1996.

    Gross Margin. Gross margin decreased from 40.9% in the prior year period to 40.1% for the first quarter of 1996, primarily as a result of increased markdowns during the current year period. Such increase is primarily increased attributable to additional planned promotional events related to in-season merchandise.

    Selling, General and Administrative Expenses. Selling, general and administrative expenses (SG&A) decreased from 26.1% of sales in the first quarter of 1995 to 25.6% of sales in the first quarter of 1996. Such decrease as a percent of sales is primarily attributable to a reduction in payroll expenses from the prior year, caused by the continuation of certain cost reduction and containment measures first undertaken by Parisian in 1994. The reduction is offset to some extent by an increase in advertising related costs, which increased at a rate greater than the rate of increase in sales due to increased promotional activity in a greater number of markets. SG&A includes all payroll, occupancy and supply expenses as well as costs associated with advertising and with Parisian's headquarters and distribution facilities, but excludes depreciation and rental expenses.


    Other Operating Expenses. Other operating expenses decreased from 8.9% of sales in the first quarter of 1995 to 8.6% of sales in the first quarter of 1996. The decrease in other operating expenses is a result of the expenses in this category, including amortization of new store preopening costs and taxes, increasing at a rate less than the rate of increase in sales. However, this decrease is partially offset by an increase in rent expense over the prior year period, due to the rent expense for the stores opened during 1995 being at a level slightly higher, as a percent of sales, than the rent expense for Parisian's existing stores.

    Other Income, Net. Other income, which generally consists primarily of finance charge income generated by Parisian's proprietary credit card sales, decreased from 1.8% of sales in 1995 to 1.4% of sales in 1996. Included in other income for the 1995 period is a write-off of $0.3 million associated with the disposal of certain assets in connection with the renovation of the Riverchase Galleria store in Birmingham, Alabama as well as a gain of $1.2 million associated with the sale of Parisian's airplane. Before consideration of the effect of the write-off related to the Riverchase Galleria store and the sale of Parisian's airplane, other income increased from 1.2% of sales in 1995 to 1.4% of sales in 1996.

    Net finance charge income increased as a percent of sales from 1.1% in 1995 to 1.3% in 1996, in part due to a decrease in commercial paper rates which increases the residual yield received by Parisian on accounts receivable sold pursuant to Parisian's Receivables Facility (the "Receivables Facility"). Finance charge income before consideration of the effect of the sale of an interest in accounts receivable pursuant to the Receivables Facility decreased as a percent of sales from 2.4% in the first quarter of 1995 to 2.3% in the first quarter of 1996. The decrease in finance charge income as a percent of sales is attributable to the balance of accounts receivable growing at a slower rate than Parisian's sales.

    Interest Expense. Interest expense for the first quarter of 1996 was $4.2 million, compared to $4.4 million in the first quarter of 1995.

    Income Taxes. The differences between the effective tax rate and statutory rate were primarily due to amortization of goodwill and state income taxes. Amortization of goodwill was $.47 million during the first quarter of 1996 and 1995.

COMPARISON OF THE FISCAL YEARS ENDED FEBRUARY 3, 1996 (1995) AND JANUARY 28, 1995 (1994)

    Net Sales. Parisian's net sales in 1995 increased 9.4% over 1994 from $607 million to $664 million. The increase was attributable to the addition of five new stores during Fall 1994, one new store during May 1995, and two new stores during September 1995. Comparable store sales in 1995 decreased 0.8% from the prior year. Parisian attributes such decline primarily to continuing softness in the apparel market, fewer sales of clearance inventory during the season, and Parisian's decision to discontinue the sale of certain lines of women's apparel which had not been profitable in recent seasons. In any given year, because of the large number of separate items of merchandise sold and because pricing is periodically adjusted, Parisian is not able to quantify accurately the percentage of the net sales increase resulting from increases in unit volume as compared to increases in prices.

    Gross Margin. Gross margin increased from 35.1% in 1994 to 36.9% in 1995. In 1994, Parisian implemented several strategies to improve its gross margin, including restructuring of the buying organization, implementation of a planner/distributor organization, installation of more advanced merchandise inventory systems, and changing the mix of merchandise offered by Parisian to include more moderately priced merchandise, more merchandise on which higher than average markups could be earned, and to exclude certain lines of women's apparel which historically had produced gross margins lower than Parisian average. The increase in gross margin was primarily the result of these changes. In addition, better inventory control resulted in fewer sales of clearance merchandise at significant discounts, which also contributed to improved gross margins.

    Selling, General and Administrative Expenses. Selling, general and administrative expenses (SG&A) decreased from 26.4% of sales in 1994 to 24.9% of sales in 1995. Such decrease as a percent of sales is primarily attributable to a reduction in payroll and certain other expense categories from the prior year, caused by the continuation of certain cost reduction and containment measures first undertaken by Parisian in 1994. The reduction is offset to some extent by an increase in advertising related costs, which increased at a rate greater than the rate of increase in sales due to increased promotional activity in a greater number of markets. SG&A includes all payroll, occupancy and supply expenses as well as costs associated with advertising and with Parisian's headquarters and distribution facilities, but excludes depreciation and rental expenses.

    Other Operating Expenses. Other operating expenses increased from 8.3% of sales in 1994 to 8.5% of sales in 1995. Included in other operating expenses are non-recurring charges of approximately $3.2 million in 1994 and $0.3 million in 1995 related to a business process redesign project. Such reengineering costs include implementation of cost containment measures, primarily directed at payroll, as well as customer surveys to refine Parisian's market focus. Before consideration of the effect of the non-recurring charges, operating expenses increased from 7.8% in 1994 to 8.4% in 1995. The increase in other operating expenses was a result of the store rent expense for the stores opened during Fall 1994 and 1995 being a level slightly higher, as a percent of sales, than the rent expense for Parisian's pre-existing stores.

    Other Income, Net. Other income, which generally consists primarily of finance charge income generated by Parisian's proprietary credit card sales, was 1.4% of sales for both 1994 and 1995. Included in other income for 1995 is a write-off of $0.9 million associated with the disposal of certain assets in connection with the renovation of the Riverchase Galleria store in Birmingham, Alabama. Also included in other income for 1995 are gains of $1.2 million and $1.7 million from the sale of Parisian's airplane and the Sarasota, Florida store location, respectively. Before consideration of the effect of the write-off related to the Riverchase Galleria store and the sale of Parisian's airplane and the Sarasota, Florida store location, other income decreased from 1.2% of sales in 1994 to 1.1% of sales in 1995.

    Net finance charge income decreased as a percent of sales from 1.3% in 1994 to 1.1% in 1995, in part due to an increase in commercial paper rates which reduces the residual yield received by Parisian on accounts receivable sold pursuant to the Receivables Facility. Finance charge income before consideration of the effect of the sale of an interest in accounts receivable pursuant to the Receivables Facility decreased as a percent of sales from 2.3% in 1994 to 2.2% in 1995. The decrease in finance charge income as a percent of sales is attributable to the balance of accounts receivable growing at a slower rate than Parisian's sales and to an increase in the selection of the interest-free credit option by holders of Parisian's proprietary credit card.

    Interest Expense. Interest expense for 1995 was $17.7 million, compared to $18.1 million in 1994.

    Income Taxes. The differences between the effective tax rate and the statutory rate were primarily due to amortization of goodwill and state income taxes. Amortization of goodwill was $1.9 million in 1994 and 1995.

COMPARISON OF FISCAL YEARS ENDED JANUARY 28, 1995 (1994) AND JANUARY 29, 1994
(1993)

    Net Sales. Parisian's net sales in 1994 increased 17.2% over 1993 from $518 million to $607 million. The increase was attributable to the addition of five new stores opened during each of these two years. Comparable store sales in 1994 increased 0.4% from the prior year.

    Gross Margin. As in the retail apparel industry in general, Parisian experienced a decline in gross margin for 1994. Gross margin decreased from 36.6% in 1993 to 35.1% in 1994. The decrease was attributable to heavier than normal markdowns in the second quarter and particularly in the fourth quarter of 1994. Markdowns were heavier than normal for several reasons, including adverse weather conditions from time to time, fashion trends and competitive pressures in Parisian's stores. During 1994 Parisian effected certain changes in its merchandising division, including restructuring of the buying organization, the implementation of a planner/distributor organization, and the installation of more advanced merchandise inventory systems in an effort to address the decline in gross margin.

    Selling, General and Administrative Expenses. Selling, general and administrative expenses (SG&A) decreased from 26.5% of net sales in 1993 to 26.4% in 1994 as a result of cost containment measures taken by Parisian. SG&A includes all payroll, occupancy and supply expenses as well as costs associated with advertising and with Parisian's headquarters and distribution facilities, but excludes depreciation and rental expenses.

    Other Operating Expenses. Other operating expenses increased as a percent of sales from 7.3% in 1993 to 8.3% in 1994. The increase was primarily due to a non-recurring charge of approximately $3.2 million related to a business process redesign project. Such reengineering costs include implementation of cost containment measures, primarily directed at payroll, as well as customer surveys to redefine Parisian's market. The increase was also the result of store rent expenses for the stores opened during Fall 1993 and 1994 being at a level slightly higher, as a percent of sales, than the rent expense for Parisian's existing stores. The increase was partially offset by a reduction in the amortization of new store preopening costs from 1.0% of sales in 1993 to 0.7% of sales in 1994.

    Other Income, Net. Other income, which consists primarily of finance charge income generated by Parisian's proprietary credit card sales, decreased as a percent of sales from 1.9% in 1993 to 1.4% in 1994. The decrease in net finance charge income as a percent of sales was partially attributable to an increase in commercial paper rates which reduces the residual yield received by Parisian on accounts receivable sold pursuant to the Receivables Facility. Finance charge income before the consideration of the effect of the Receivables Facility decreased as a percent of sales from 2.6% in 1993 to 2.3% in 1994. The decrease in finance charge income as a percent of sales was attributable to the balance of accounts receivable growing at a slower rate than Parisian's sales and to an increase in the selection of the interest-free credit option by holders of Parisian's proprietary credit card.

    Interest Expense. Interest expense for 1994 was $18.1 million, compared to $21.6 million in 1993. The decrease was attributable primarily to interest savings due to the Redemption described below. Interest expense during 1993 includes approximately $1.3 million of interest expense on Parisian's 16 3/4% Debentures, from July 15, 1993, the date of notice of Redemption of such Debentures, to August 14, 1993, the Redemption date, in addition to interest expense on the Notes, at the rate of 9 7/8% per annum, from July 15, 1993 (see Notes 2 and 4 of the Notes to Parisian's Consolidated Financial Statements). Interest expense during 1994 includes approximately $12.3 million of interest expense on the Notes at the rate of 9 7/8% per annum.

    Income Taxes. The differences between the effective tax rate and statutory rate were primarily due to amortization of goodwill and state income taxes. Amortization of goodwill was $1.9 million in 1993 and 1994.

SEASONALITY AND INFLATION

    Parisian considers its business to be seasonal in that working capital and cash flow requirements fluctuate during the fiscal year and generally reach their highest levels during the third and fourth quarters, while inventory levels are lowest at various times during the first and second quarters and typically increase throughout the second half of the fiscal year. Parisian's results of operations are typically weakest during the second quarter.

    Parisian's net sales and net income or loss from continuing operations for each quarter during 1995 were as follows:

                                                                        1995
                                                    --------------------------------------------
                                                       Q1          Q2          Q3          Q4
                                                    --------    --------    --------    --------
                                                                      (IN THOUSANDS)
Net sales........................................   $155,351    $133,201    $167,196    $208,080
Net income (loss)................................      4,479      (2,574)        879       5,994

    Parisian cannot determine the precise effects of inflation on its business. Because of inflation, Parisian has experienced in recent years increased expenses for cost of goods, salaries, employee benefits and administrative and general expenses. Such increases have been somewhat offset by improved merchandise purchasing and expense control efficiencies. Some portion of the increase in comparable store sales may be due to the effects of inflation; however, any such increase is difficult to quantify because of changes in merchandise styles and selections during the periods.

LIQUIDITY AND CAPITAL RESOURCES

    Parisian's primary ongoing cash requirements have been for working capital, capital expenditures in connection with Parisian's store expansion strategy and preopening expenses related to new stores. For the 1996 fiscal year, Parisian's primary ongoing cash requirements will be for working capital and capital expenditures related to store maintenance, store renovation and technology. Parisian's primary sources of liquidity for these activities are cash flow from operations, proceeds from the sale of an undivided interest in accounts receivable pursuant to the Receivables Facility described above, borrowings under its credit facility (the "Bank Credit Agreement"), and short-term trade credit in the form of customary payment terms for inventory purchases or third-party factor financing. In addition to such ongoing sources, during previous fiscal years Parisian received additional liquidity from the offer and sale of the Notes and from the equity contributions of its shareholders, as described below. During the 1995 fiscal year liquidity was supplemented by store opening reimbursements provided by mall developers.

    During the three months ended May 4, 1996 net cash provided by operations was $1.9 million, compared to net cash provided by operations of $4.0 million during the same prior year period. The decrease in net cash provided is primarily attributable to a smaller decrease in income taxes payable compared to the prior year resulting from a change in Parisian's tax position. During the first quarter of 1995 Parisian received an income tax refund as a result of the net loss generated during the 1994 fiscal year. In the first quarter of 1996, Parisian paid income taxes based on the net income generated during the 1995 fiscal year. The decrease in cash provided from a change in income taxes payable was offset to some extent by reduced growth in inventory levels during the first quarter of 1996 as compared to the prior year.

    During the year ended February 3, 1996, net cash used in operations was $3.3 million, compared to net cash used in operations of $10.7 million during the prior year. The decrease in net cash used was primarily attributable to an increase in net income, with the resultant increase in federal and state taxes payable. The decrease was partially offset by an increase in accounts receivable and merchandise inventory.


    Investing activities of Parisian used net cash of $1.0 million during the quarter ended May 4, 1996 compared to net cash provided of $1.3 million during the quarter ended April 29, 1995. The amount used during 1996 is attributable to capital expenditures, whereas the amount provided during the fiscal year ended February 3, 1996 is attributable to proceeds received from the sale of Parisian's airplane. Investing activities of Parisian provided net cash of $10.0 million during the fiscal year ended February 3, 1996 compared to using $3.8 million during the fiscal year ended January 28, 1995. The amount provided during 1995 is attributable to the receipt of store opening reimbursements from mall developers and to proceeds received from the sale of both Parisian's airplane and the Sarasota, Florida store location.

    Parisian opened a store in Greenville, South Carolina in May 1995, opened one store in each of Indianapolis, Indiana and Orlando, Florida in September 1995, and opened one store in Columbia, South Carolina in March 1996, all of which are operated under operating lease agreements. Also, during November, 1995, Parisian completed the renovation and expansion of its Riverchase Galleria store in Birmingham, Alabama.

    In November 1995, Parisian sold its store location in Sarasota, Florida. Although the Sarasota location was profitable, it was a single-store market in a geographically remote location. When evaluating various opportunities respecting such location, Parisian determined that its resources could be better allocated by a sale thereof pursuant to which Parisian acquired the right to assume the lease for a store location in Columbia, South Carolina and also received certain additional consideration. The Columbia, South Carolina store opened in March 1996 after the completion of renovation work and is Parisian's second store in the market. The Sarasota, Florida store remained open through early January 1996.

    Parisian is not planning to open any other new stores in 1996, but is expanding and renovating its store location in Mobile, Alabama, and is considering expanding and renovating certain other existing locations over the next several years. Parisian believes that it will open one to three stores per year for the several years after 1996 and has executed a lease with respect to one location for an anticipated opening in 1997. Parisian has determined that, in the near future, it will focus its primary efforts on strengthening existing markets and is considering approximately 15 additional locations. The opening of new stores will be dependent on a number of factors, including the availability of desirable locations and general economic conditions. Parisian believes that its two distribution centers, together with other support systems, will be adequate to sustain such anticipated expansion for the next several years without significant additions.

    Future capital expenditure needs will depend primarily on the extent to which Parisian plans to renovate and expand its existing store locations, open new store locations and invest further in technology. Costs related to the expansion and renovation of the store location in Mobile, Alabama, as described above, are being funded by the mall owner. In connection with Parisian's plans regarding store expansion and renovation, new store openings and new technology, Parisian expects to fund such capital expenditures with working capital generated from operations, proceeds from the sale of an undivided interest in accounts receivable under the Receivables Facility and borrowings under the Bank Credit Agreement. Parisian does not believe that any of the restrictions under its debt instruments or the Receivables Facility will adversely affect its future growth strategy.

    Parisian's total indebtedness at May 4, 1996 was $161.9 million, comprised of $2.9 million of current maturities of long-term debt and short-term borrowings, and $159.0 million of long-term debt.

    On May 27, 1994, Parisian issued approximately 1.15 million additional shares of its common stock to certain of its shareholders, including the Investment Partnerships and certain members of the Hess and Abroms families, for the aggregate purchase price of $15.0 million.

    Parisian's sources of liquidity continue to include borrowing availability pursuant to the Bank Credit Agreement, which expires on August 31, 1997 and provides for a total commitment amount of $50.0 million. The Bank Credit Agreement contains no separate "incurrence" or similar tests to determine the amount available for borrowings thereunder by Parisian. After giving effect to $13.2 million in standby letters of credit, approximately $36.8 million in the aggregate was available to Parisian for revolving loans at May 4, 1996. During the fourth quarter of 1994, Parisian failed to meet one of the financial ratio requirements under the Bank Credit Agreement, and a waiver of such failure was obtained from the lenders. In view of Parisian's financial performance during 1994 and its failure to meet such financial ratio requirement, the Bank Credit Agreement was amended at Parisian's request in April 1995 to revise the financial covenants contained therein. Parisian believes that it will remain in compliance with the revised covenants under the Bank Credit Agreement; however, there can be no assurance that in the event Parisian fails to comply with one or more of the revised covenants, the lenders would waive compliance or otherwise agree to amend the Bank Credit Agreement in order to prevent a default thereunder.

    Parisian, through Parisian Services, maintains the Receivables Facility pursuant to which Parisian Services has the right to sell an undivided interest in its accounts receivable on a daily basis, thereby providing Parisian with an additional source of liquidity. Effective July 31, 1995, the termination date of the Receivables Facility was extended from March 1996 to July 31, 1998. The amount of funds available from time to time under the Receivables Facility, up to a maximum of $160.0 million, is based upon a variable percentage of eligible accounts receivable. As of May 4, 1996, after giving effect to the proceeds of $101.5 million from the sale of an undivided interest in accounts receivable, the amount of funds available under the Receivables Facility was $11.2 million.

    Parisian expects that cash from operations and liquidity provided by the Receivables Facility, the Bank Credit Agreement and short-term trade credit will be sufficient to satisfy Parisian's needs for working capital, planned capital expenditures and operations for the short term. For the longer term, the Bank Credit Agreement is in place until August 1997, and Parisian believes that the term of the Bank Credit Agreement can be extended or that other financing will be available at that time such that when combined with the other sources of cash referred to above, Parisian's liquidity needs will be satisfied. However, there can be no assurance that future developments or general economic trends will not adversely affect Parisian's ability to extend the term of, or otherwise to refinance, the Bank Credit Agreement or to satisfy Parisian's liquidity needs during such period.

RECENTLY ISSUED ACCOUNTING STANDARDS

    During the year ended February 3, 1996, Parisian adopted Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of. The adoption of this accounting standard had no impact on Parisian's financial statements. Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation, was issued during 1995. Parisian anticipates that the adoption of this accounting standard will not be material to its financial condition.

                                 LEGAL OPINIONS

    The validity of the Proffitt's Common Stock being offered hereby is being passed upon for Proffitt's by Sommer & Barnard, Attorneys at Law, PC, special counsel to Proffitt's.

                                    EXPERTS

    The consolidated financial statements appearing in Proffitt's Form 10-K as of February 3, 1996 and January 28, 1995 and for each of the three years in the period ended February 3, 1996, have been audited by Coopers & Lybrand L.L.P., independent accountants, as set forth in their report thereon and included therein and incorporated by reference herein. Such report, as it relates to the amounts included for Younkers, Inc., for the years ended January 28, 1995 and January 29, 1994, is based solely on the reports of Deloitte & Touche, LLP, and Ernst & Young, LLP, respectively, included in such Form 10-K and incorporated herein by reference. Such consolidated financial statements are incorporated by reference herein in reliance upon such reports given upon the authority of such firms as experts in accounting and auditing.

    The consolidated financial statements of Parisian as of February 3, 1996 and January 28, 1995, and for each of the three years in the period ended February 3, 1996, appearing in this Prospectus and the Registration Statement have been audited by Coopers & Lybrand L.L.P., independent accountants, as set forth in their report thereon appearing elsewhere herein and in the Registration Statement. Such consolidated financial statements are included herein and in the Registration Statement in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
                                  OF PARISIAN

                                                                                         PAGE
                                                                                         ----

Consolidated Financial Statements:

  Report of Independent Accountants...................................................   F-2

  Consolidated Balance Sheets as of January 28, 1995, February 3, 1996 and May 4, 1996
(unaudited)...........................................................................   F-3

  Consolidated Statements of Operations for the years ended January 29, 1994, January
    28, 1995 and February 3, 1996 and for the periods from January 29, 1995 through
    April 29, 1995 (unaudited) and February 4, 1996 through May 4, 1996 (unaudited)...   F-4

  Consolidated Statements of Changes in Shareholders Equity for the years ended
    January 29, 1994, January 28, 1995 and February 3, 1996...........................   F-5

  Consolidated Statements of Cash Flows for the years ended January 29, 1994, January
    28, 1995 and February 3, 1996 and for the periods from January 29, 1995 through
    April 29, 1995 (unaudited) and February 4, 1996 through May 4, 1994 (unaudited)...   F-6

  Notes to Consolidated Financial Statements..........................................   F-7

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Shareholders and Board of Directors
Parisian, Inc.

    We have audited the accompanying consolidated balance sheets of Parisian, Inc. and subsidiaries as of January 28, 1995 and February 3, 1996, and the related consolidated statements of operations, changes in shareholders' equity and cash flows for the years ended January 29, 1994, January 28, 1995, and February 3, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Parisian, Inc. and subsidiaries as of January 28, 1995 and February 3, 1996, and the consolidated results of their operations and their cash flows for the years ended January 29, 1994, January 28, 1995 and February 3, 1996, in conformity with generally accepted accounting principles.

                                                 COOPERS & LYBRAND L.L.P.

Birmingham, Alabama
March 22, 1996

                         PARISIAN INC. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
              JANUARY 28, 1995, FEBRUARY 3, 1996, AND MAY 4, 1996

                                                   JANUARY 28,     FEBRUARY 3,        MAY 4,
                                                       1995            1996            1996
                                                   ------------    ------------    ------------
                                                                                   (UNAUDITED)
    ASSETS
Cash and cash equivalents.......................   $    394,377    $  1,858,541    $  1,821,301
Restricted cash and short-term investments......      2,190,000       2,020,000       2,030,000
Accounts receivable, net........................     34,953,764      39,205,613      36,192,716
Merchandise inventory...........................    119,924,513     143,045,118     150,988,075
Prepaid expenses................................      4,103,356       5,375,343       3,379,182
Deferred income taxes...........................      3,412,662       3,668,660       3,668,660
Federal and state income tax receivable.........      3,876,996
                                                   ------------    ------------    ------------
      Total current assets......................    168,855,668     195,173,275     198,079,934
                                                   ------------    ------------    ------------
                                                   ------------    ------------    ------------
Property and equipment, less accumulated
depreciation and amortization...................     74,479,814      71,469,103      71,331,388
Goodwill, net...................................     62,137,207      60,268,477      59,801,295
Deferred financing costs, net...................      4,239,446       3,686,542       3,497,648
Other...........................................     13,409,614      13,608,883      12,983,642
                                                   ------------    ------------    ------------
      Total assets..............................   $323,121,749    $344,206,280    $345,693,907
                                                   ------------    ------------    ------------
                                                   ------------    ------------    ------------

    LIABILITIES
Short-term debt, including current portion of
  long-term debt................................   $  8,549,410    $  2,863,604    $  2,858,604
Accounts payable................................     40,949,864      42,305,004      36,788,884
Accrued store rent..............................      1,026,703       1,842,683        (457,612)
Federal and state income tax payable............                      1,184,949       2,777,595
Sales tax payable...............................      6,188,263       6,476,474       6,185,180
Other...........................................     10,836,673      11,901,969      15,531,306
                                                   ------------    ------------    ------------
      Total current liabilities.................     67,550,913      66,574,683      63,683,957
Long-term debt, less current portion above......    158,792,902     159,869,298     159,012,006
Deferred income taxes...........................      8,170,795       8,167,214       8,227,214
Store opening reimbursements....................     14,011,239      26,026,488      25,207,798
Other...........................................      3,443,067       3,637,760       5,080,825
                                                   ------------    ------------    ------------
      Total liabilities.........................    251,968,916     264,275,443     261,211,800
                                                   ------------    ------------    ------------
    SHAREHOLDERS' EQUITY
Convertible preferred stock, par value $.01 per
  share, 12,000,000 shares, none issued
Common stock, par value $.01 per share,
  authorized 65,000,000 shares, issued and
  outstanding 7,355,846 shares at January 28,
  1995 and February 3, 1996.....................         73,558          73,558          73,558
Paid-in capital.................................     87,959,792      87,959,792      87,959,792
Accumulated deficit.............................    (16,880,517)     (8,102,513)     (3,551,243)
                                                   ------------    ------------    ------------
      Total shareholders' equity................     71,152,833      79,930,837      84,482,107
                                                   ------------    ------------    ------------

      Total liabilities and shareholders'
equity..........................................   $323,121,749    $344,206,280    $345,693,907
                                                   ------------    ------------    ------------
                                                   ------------    ------------    ------------

  The accompanying notes are an integral part of these consolidated financial statements.

                        PARISIAN, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS
  FOR THE YEARS ENDED JANUARY 29, 1994, JANUARY 28, 1995, AND FEBRUARY 3, 1996
          AND THE PERIODS FROM JANUARY 29, 1995 THROUGH APRIL 29, 1995
                    AND FEBRUARY 4, 1996 THROUGH MAY 4, 1996

                                                                                  FOR THE PERIOD FROM:
                                                                              -----------------------------
                                            FOR THE YEAR ENDED:                JANUARY 29,     FEBRUARY 4,
                                 ------------------------------------------        1995            1996
                                 JANUARY 29,    JANUARY 28,    FEBRUARY 3,       THROUGH         THROUGH
                                     1994           1995           1996       APRIL 29, 1995   MAY 4, 1996
                                 ------------   ------------   ------------   --------------   ------------
                                                                                       (UNAUDITED)
Net sales, including leased
departments....................  $517,667,748   $606,716,896   $663,827,999    $ 155,350,983   $166,047,316

Costs and expenses:
 Cost of sales.................   328,505,911    393,948,510    419,055,866       91,874,276     99,403,916
 Selling, general, and
administrative expenses........   137,110,373    159,987,520    165,236,749       40,544,901     42,472,054

 Other operating expenses:
   Property and equipment
rentals........................    14,436,483     21,583,330     29,787,936        7,061,165      7,858,391
   Depreciation and
amortization...................    12,850,190     12,855,933     12,618,367        3,212,040      2,952,584
   Taxes other than income
taxes..........................    10,497,041     12,699,576     13,542,117        3,577,625      3,556,242
   Reengineering costs.........                    3,184,725        304,369
                                 ------------   ------------   ------------   --------------   ------------
     Operating income..........    14,267,750      2,457,302     23,282,595        9,080,976      9,804,129

Other income (expense):
 Finance charge income.........     9,930,691      8,046,347      7,125,115        1,627,616      2,156,027
 Interest expense..............   (21,617,385)   (18,051,210)   (17,651,879)      (4,438,687)    (4,244,777)
 Other, net....................       155,901        411,194      2,407,349        1,110,111        142,769
                                 ------------   ------------   ------------   --------------   ------------
     Income (loss) before
       provision (benefit) for
       income taxes and
extraordinary item.............     2,736,957     (7,136,367)    15,163,180        7,380,016      7,858,148
Provision (benefit) for income
taxes..........................     1,704,530     (1,673,554)     6,385,176        2,901,380      3,306,879
                                 ------------   ------------   ------------   --------------   ------------
     Income (loss) before
extraordinary item.............     1,032,427     (5,462,813)     8,778,004        4,478,636      4,551,269
Extraordinary loss from early
 retirement of debt (net of
 income tax benefit of
$3,092,179)....................    (5,402,819)
                                 ------------   ------------   ------------   --------------   ------------
   Net income (loss)...........  $ (4,370,392)  $ (5,462,813)  $  8,778,004    $   4,478,636   $  4,551,269
                                 ------------   ------------   ------------   --------------   ------------
                                 ------------   ------------   ------------   --------------   ------------
Income (loss) per common and
 common equivalent share before
extraordinary item.............  $        .17   $       (.78)  $       1.19    $        0.61   $       0.62
Extraordinary loss per common
 and common equivalent share...          (.87)
                                 ------------   ------------   ------------   --------------   ------------
Net income (loss) per common
 and common equivalent share...  $       (.70)  $       (.78)  $       1.19    $        0.61   $       0.62
                                 ------------   ------------   ------------   --------------   ------------
                                 ------------   ------------   ------------   --------------   ------------
Weighted average common and
common equivalent shares.......     6,208,180      6,986,952      7,355,846        7,355,846      7,355,846
                                 ------------   ------------   ------------   --------------   ------------
                                 ------------   ------------   ------------   --------------   ------------

  The accompanying notes are an integral part of these consolidated financial statements.

                        PARISIAN, INC. AND SUBSIDIARIES
           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
  FOR THE YEARS ENDED JANUARY 29, 1994, JANUARY 28, 1995, AND FEBRUARY 3, 1996

                                                                                              TOTAL
                                    PREFERRED    COMMON       PAID-IN      ACCUMULATED    SHAREHOLDERS'
                                      STOCK       STOCK       CAPITAL        DEFICIT         EQUITY
                                    ---------    -------    -----------    -----------    -------------
Balance, January 30, 1993........    $      0    $62,082    $73,052,973    $(7,047,312)    $ 66,067,743

Net loss.........................                                           (4,370,392)      (4,370,392)
                                    ---------    -------    -----------    -----------    -------------

Balance, January 29, 1994........           0     62,082     73,052,973    (11,417,704)      61,697,351
Issuance of common stock, net of
  $81,705 in issuance costs,
1,147,666 shares.................                 11,476     14,906,819                      14,918,295
Net loss.........................                                           (5,462,813)      (5,462,813)
                                    ---------    -------    -----------    -----------    -------------
Balance, January 28, 1995........           0     73,558     87,959,792    (16,880,517)      71,152,833
Net income.......................                                            8,778,004        8,778,004
                                    ---------    -------    -----------    -----------    -------------
Balance, February 3, 1996........    $      0    $73,558    $87,959,792    $(8,102,513)    $ 79,930,837
                                    ---------    -------    -----------    -----------    -------------
                                    ---------    -------    -----------    -----------    -------------

  The accompanying notes are an integral part of these consolidated financial statements.

                        PARISIAN, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
  FOR THE YEARS ENDED JANUARY 29, 1994, JANUARY 28, 1995, AND FEBRUARY 3, 1996 AND THE PERIODS FROM JANUARY 29, 1995 THROUGH APRIL 29, 1995 AND FEBRUARY 4,
                            1996 THROUGH MAY 4, 1996

                                                                                                       FOR THE PERIOD FROM:
                                                                                                   ----------------------------
                                                                 FOR THE YEAR ENDED:                JANUARY 29,     FEBRUARY 4,
                                                     -------------------------------------------        1995           1996
                                                      JANUARY 29,    JANUARY 28,    FEBRUARY 3,       THROUGH         THROUGH
                                                         1994            1995           1996       APRIL 29, 1995   MAY 4, 1996
                                                     -------------   ------------   ------------   --------------   -----------
                                                                                                           (UNAUDITED)
Cash flows from operating activities:
 Net income (loss).................................  $  (4,370,392)  $ (5,462,813)  $  8,778,004    $  4,478,636    $4,551,269
                                                     -------------   ------------   ------------   --------------   -----------
 Adjustments to reconcile net income (loss) to net
   cash provided by (used in) operating activities:
   Depreciation and amortization...................     12,850,190     12,855,933     12,618,367       3,212,040     2,952,584
   Amortization of deferred financing costs........      1,022,338      1,099,532      1,191,496         257,334       188,894
   Proceeds from the initial sale of accounts
receivable.........................................     90,500,000
   Provision for losses on accounts receivable.....      2,869,546      2,827,348      3,986,023         847,167     1,078,437
   Loss (gain) on disposal of property and
equipment..........................................        370,174        443,649     (1,814,341)       (928,753)       (2,461 )
   Deferred compensation...........................        231,544        114,887        198,091          49,523        50,576
   Write-off of unamortized financing costs (net of
tax)...............................................      2,063,819
   Loss from redemption of debt (net of tax).......      3,339,000
   Change in assets and liabilities:
    (Increase) decrease in:
      Accounts receivable..........................     (6,301,365)    (1,937,633)    (8,237,872)      2,887,131     1,934,460
      Merchandise inventory........................    (14,002,448)   (18,061,935)   (23,120,605)     (9,655,164)   (7,942,957 )
      Prepaid expenses.............................      1,151,554       (247,182)    (1,271,987)      1,552,274     1,996,161
      Other........................................    (10,433,472)    (7,316,879)    (5,294,953)       (502,359)     (578,564 )
    Increase (decrease) in:
      Accounts payable.............................     (3,765,665)     5,037,697      1,551,362      (8,647,673)   (5,416,682 )
      Accrued store rent...........................       (234,160)        59,726        815,980         192,210    (2,300,295 )
      Federal and state income taxes...............     (2,850,263)    (1,442,785)     5,061,945       3,105,968     1,592,646
      Sales tax payable............................        589,857        152,475        288,211         195,098      (291,294 )
      Deferred income taxes........................        439,040     (1,734,382)      (259,579)      2,968,063        60,000
      Other liabilities............................        799,686      2,875,671      2,199,993       3,970,548     3,997,868
                                                     -------------   ------------   ------------   --------------   -----------
        Total adjustments..........................     78,639,375     (5,273,878)   (12,087,869)       (496,593)   (2,680,627 )
                                                     -------------   ------------   ------------   --------------   -----------
        Net cash provided by (used in) operating
activities.........................................     74,268,983    (10,736,691)    (3,309,865)      3,982,043     1,870,642
                                                     -------------   ------------   ------------   --------------   -----------
Cash flows from investing activities:
 (Increase) decrease in restricted cash and
short-term investments.............................      1,711,731       (270,000)       170,000          70,000       (10,000 )
 Proceeds from sale of property and equipment......         29,325          1,085      9,937,589       1,585,980         2,461
 Increase in cash value of life insurance..........       (338,775)      (364,613)      (337,110)        (90,000)      (90,000 )
 Capital expenditures..............................    (14,974,339)    (5,729,644)   (10,735,276)       (305,245)   (1,211,195 )
 Store opening reimbursements......................      2,000,000      2,600,000     10,986,827                       263,144
                                                     -------------   ------------   ------------   --------------   -----------
        Net cash provided by (used in) investing
activities.........................................    (11,572,058)    (3,763,172)    10,022,030       1,260,735    (1,045,590 )
                                                     -------------   ------------   ------------   --------------   -----------
Cash flows from financing activities:
 Borrowings under revolving credit agreements......     28,200,000     38,500,000     36,905,343      12,000,000
 Payments under revolving credit agreements........   (105,200,000)   (36,500,000)   (38,905,343)    (14,000,000)
 Principal payments of long-term debt..............     (2,242,248)    (2,395,323)    (6,549,410)       (785,295)     (862,292 )
 Proceeds from the issuance of subordinated
notes..............................................    125,000,000
 Redemption of subordinated debentures.............   (100,000,000)
 Payment of financing costs........................     (5,575,969)      (204,361)      (638,591)       (175,365)
 Premium paid on redemption of debentures (net of
tax)...............................................     (3,339,000)
 Proceeds from issuance of common stock............                    14,918,295
 Proceeds from bond refunding......................                                    3,940,000
                                                     -------------   ------------   ------------   --------------   -----------
        Net cash provided by (used in) financing
activities.........................................    (63,157,217)    14,318,611     (5,248,001)     (2,960,660)     (862,292 )
                                                     -------------   ------------   ------------   --------------   -----------
        Net increase (decrease) in cash and cash
equivalents........................................       (460,292)      (181,252)     1,464,164       2,282,118       (37,240 )
Cash and cash equivalents, beginning of period.....      1,035,921        575,629        394,377         394,377     1,858,541
                                                     -------------   ------------   ------------   --------------   -----------
Cash and cash equivalents, end of period...........  $     575,629   $    394,377   $  1,858,541    $  2,676,495    $1,821,301
                                                     -------------   ------------   ------------   --------------   -----------
                                                     -------------   ------------   ------------   --------------   -----------
Supplemental disclosures of cash flow information:
 Cash paid during the year for:
   Interest........................................  $  23,065,471   $ 17,089,008   $ 17,001,105    $  1,303,544    $  980,828
                                                     -------------   ------------   ------------   --------------   -----------
                                                     -------------   ------------   ------------   --------------   -----------
   Income taxes....................................  $   2,203,733   $  2,003,555   $  4,991,703    $    192,410    $2,202,175
                                                     -------------   ------------   ------------   --------------   -----------
                                                     -------------   ------------   ------------   --------------   -----------

  The accompanying notes are an integral part of these consolidated financial statements.

                        PARISIAN, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SIGNIFICANT ACCOUNTING POLICIES

    The following is a summary of significant accounting policies followed by the Company.

    The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, Parisian Services, Inc. (Parisian Services), Parisian Management Company, Inc., Parisian of Tennessee, Inc., and Hess Specialty Department Store, L.L.C. Parisian Services was formed for the purpose of financing customer accounts receivable of the Company and financing future credit purchases by the Company's customers. All material intercompany accounts and transactions have been eliminated.

    The Company currently operates thirty-six specialty department stores located in Alabama, Florida, Georgia, Tennessee, South Carolina, Ohio, Indiana, and Michigan and one clearance center in Alabama. The Company sells moderate to better-priced fashion merchandise including apparel, cosmetics, shoes, accessories, and gifts for the family. The Company performs ongoing credit evaluations of its customers and maintains reserves for potential credit losses.

    The value of merchandise inventory is determined by the retail inventory method, using last-in, first-out (LIFO) cost, which is lower than market for approximately 18% and 17% of the inventory and the lower of average cost or market for the balance of the inventory for 1995 and 1996, respectively. If average cost had been used for all inventory, the January 28, 1995 and February 3, 1996 merchandise inventory would have been higher by approximately $2,439,000 and $2,709,000, respectively.

    Certain expenditures incurred prior to the opening of new stores are deferred and charged to income on the straight-line basis over a twelve-month period following the date the related store is opened.

    Property and equipment is recorded at cost and depreciation and amortization are computed using the straight-line method. All property and equipment, except improvements to leased premises and land, is depreciated over its estimated useful life. Improvements to leased premises are amortized over the noncancelable terms of the leases. Costs for repairs and maintenance are expensed as incurred.

    Expenditures for certain computer software and related customization are recorded at cost and amortized using the straight-line method over the expected life of the licensing agreement. Additionally, certain related leased computer hardware and supporting software are being amortized using the straight-line method from the beginning amortization dates of the licensing agreement to the end of the hardware lease term. Such expenditures, included in other assets, totaled $8,304,722 and $9,885,824 as of January 28, 1995 and February 3, 1996,
respectively. As of January 28, 1995 and February 3, 1996, accumulated amortization of expenditures related to software systems implemented was $1,035,794 and $2,542,732, respectively.

    Store opening reimbursements represent amounts received from developers in reimbursement of certain expenses incurred during the opening of a new store. Store opening reimbursements are amortized over the noncancelable term of the lease.

    Goodwill, the excess of purchase price over the fair value of the net assets acquired arising from a 1988 leveraged buy-out transaction, is being amortized on a straight-line basis over 40 years. As of January 28, 1995 and February 3, 1996, the accumulated amortization of goodwill is $12,611,997 and $14,480,727, respectively.

    Deferred financing costs represent fees and costs directly related to the issuance of debt. These costs are amortized using the straight-line method over the terms of the specific borrowings or commitments to which they relate and are included in interest expense.

                        PARISIAN, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

1. SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)
    The Company expenses advertising cost when the advertising takes place. Advertising expense was $10,570,390, $14,814,426, and $19,470,129 in 1994, 1995,
and 1996, respectively.

    For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

    Deferred income taxes are recorded to reflect the tax consequences on future years of differences between the tax bases of assets and liabilities and their financial reporting amounts in accordance with Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes.

    Reengineering costs include implementation of cost containment measures primarily directed at payroll as well as customer surveys to refine the Company's market focus.

    Net income (loss) per common and common equivalent share is computed by dividing net income (loss) by the weighted average number of common and common equivalent shares outstanding during the periods. The effect of common stock options on net income (loss) per common and common equivalent share for all years presented is insignificant or antidilutive.

    During the year ended February 3, 1996, the Company adopted SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of. The adoption of this accounting standard had no impact on the Company's financial statements. SFAS No. 123, Accounting for Stock-Based Compensation was issued during 1995. The Company anticipates that the adoption of this accounting standard will not be material to its financial condition.

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

    Certain reclassifications have been made in the previously reported financial statements and accompanying notes to make the prior year amounts comparable to those of the current year. Such reclassifications had no effect on previously reported net income, total assets, or stockholders' equity.

    In management's opinion, all adjustments are included to fairly present quarterly results and all such adjustments are of a normal and recurring nature. The results of the interim periods are not necessarily indicative of the results for a full year's operations.

2. ACCOUNTS RECEIVABLE

    Accounts receivable is shown net of allowances for doubtful accounts and return sales of $2,805,934 and $3,058,088 for January 28, 1995 and February 3, 1996, respectively. The provision for losses from bad debts, less recoveries, is included in selling, general, and administrative expenses and amounted to $2,869,546, $2,827,348, and $3,986,023 for the years ended January 29, 1994,
January 28, 1995, and February 3, 1996, respectively.

    On March 31, 1993, the Company entered into an agreement through its subsidiary, Parisian Services, with Sheffield Receivables Corporation (Sheffield), whereby Sheffield agreed to provide up to $160 million in capital against eligible accounts receivable generated by holders of the Company's proprietary credit card accounts (the Receivables) pursuant to a nonrecourse facility (the Receivables Facility), which expires in July 1998. As of such date, Parisian Services sold an undivided interest in the

                        PARISIAN, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

2. ACCOUNTS RECEIVABLE--(CONTINUED)
Receivables to Sheffield and utilized the proceeds from such sale to repay in full Parisian Services' then outstanding indebtedness under the receivables loan agreement, which was then terminated. At January 28, 1995 and February 3, 1996, $109.5 and $101.0 million, respectively, of the available receivables had been sold to Sheffield and accounted for as a reduction of accounts receivable. Parisian Services retains a residual undivided interest in the Receivables equal to the undivided interest not purchased by Sheffield. Sheffield's undivided interest and, accordingly, Parisian Services' undivided interest fluctuate each business day based upon the amount of capital invested in relation to the pool of eligible Receivables. The Company services and collects the Receivables. A cash reserve equal to 2% of aggregate capital is required under the agreement and is included in the restricted cash and short-term investments balance.

    Sheffield finances the purchase of its undivided interest in the Receivables primarily through the issuance of commercial paper or, alternatively, the obtaining of revolving loans from the Liquidity Facility (defined below). The discount and interest costs are funded from the Receivables. The Receivables Facility receives liquidity support from a consortium of five banks (the Liquidity Facility) which have agreed to provide standby funding under certain specified conditions. Repayment of the amounts due under the commercial paper or revolving loans is without recourse to Parisian Services and is made solely through collections of Sheffield's undivided interest in Receivables.

3. PROPERTY AND EQUIPMENT

    A summary of property and equipment is as follows:

                                                 JANUARY 28,     FEBRUARY 3,
                                                     1995            1996
                                                 ------------    ------------
Land..........................................   $    920,903    $    893,474
Buildings.....................................     57,442,129      51,734,084
Furniture, fixtures, and equipment............     52,297,250      53,018,433
Leasehold improvements........................      6,088,111       6,585,766
Transportation equipment......................      2,524,363         268,285
                                                 ------------    ------------
                                                  119,272,756     112,500,042
Less accumulated depreciation and
amortization..................................     44,792,942      41,030,939
                                                 ------------    ------------
                                                 $ 74,479,814    $ 71,469,103
                                                 ------------    ------------
                                                 ------------    ------------

    In November 1995, the Company sold its store location in Sarasota, Florida, resulting in a gain of $1,725,783. The Sarasota store remained open throughout most of January 1996 and closed prior to February 3, 1996. In connection with this sale, the Company acquired the right to assume the lease for a store location in Columbia, South Carolina and also received certain additional consideration. The Company airplane was sold in 1995 resulting in a gain of $1,180,090. In conjunction with the expansion and remodeling of one store, the Company disposed of furniture, fixtures, and equipment with a net book value of $893,269.

                        PARISIAN, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

4. SHORT-TERM AND LONG-TERM DEBT

    Short-term and long-term debt consist of the following:

                                                    JANUARY 28, 1995            FEBRUARY 3, 1996
                                                ------------------------    ------------------------
                                                                YEAR-END                    YEAR-END
                                                   AMOUNT         RATE         AMOUNT         RATE
                                                ------------    --------    ------------    --------
Short-term debt:
  Bank revolving credit agreement............   $  2,000,000        9.75%   $          0
  Tax-exempt promissory note--On April 1,
    1995, the note became payable on demand
and was paid in May 1995.....................      4,109,749        7.22%              0
  Current portion of long-term debt..........      2,439,661     Various       2,863,604     Various
                                                ------------                ------------
      Total short-term debt..................   $  8,549,410                $  2,863,604
                                                ------------                ------------
                                                ------------                ------------
Long-term debt:
  Senior subordinated notes..................   $125,000,000       9.875%   $125,000,000       9.875%
  Mortgage loans--five separate loans,
    payments due monthly, based on an
    original 27-year amortization, principal
payments totaling $18,791,733 due in 1998....     19,258,204        10.5%     19,037,150        10.5%
  Tax-exempt promissory note--payable in
    annual installments ranging from $185,000
    to $525,000 through April 1, 2007 plus
    interest at a variable rate as determined
    on a weekly basis........................                                  3,755,000        5.25%
  Obligations under capitalized leases:
    Headquarters and distribution center--
    payable in quarterly installments
    aggregating $3,615,288 in the year ended
    1996, varying in each year to $3,548,327
    in the year ended 2000, including
    interest at prime rate within the range
    of 4.75% to 15.25%.......................     14,487,900         8.5%     12,072,900        8.25%
  Other capitalized leases...................         46,798     Various           4,248       12.05%
                                                ------------                ------------
                                                $158,792,902                $159,869,298
                                                ------------                ------------
                                                ------------                ------------

    Under a bank credit agreement, the Company may borrow through August 31, 1997 up to an amount such that the sum of loans outstanding and certain standby letters of credit issued thereunder (Total Commitment Amount) may not exceed $50,000,000. At February 3, 1996, $36,778,879 was available under this agreement as the Company had $13,221,121 in standby letters of credit outstanding under this agreement. The agreement requires that there be no aggregate principal amount outstanding on the loans for a period of thirty consecutive days during each calendar year. The bank credit loans bear interest at the bank's base rate plus 1.25%, payable monthly, with the rate adjustable to as low as the base rate plus .75% if certain debt to equity ratios are met. Bank credit loans may alternatively bear interest, at the request of the Company, at LIBOR plus a margin of 2.5% per annum. Certain commitment fees are also payable based upon unused commitment amounts. The Company has pledged all of the capital stock of its subsidiaries and certain notes receivable of the Company from Parisian Services as collateral for the bank credit loans.

                        PARISIAN, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

4. SHORT-TERM AND LONG-TERM DEBT--(CONTINUED)
    Under the bank credit agreement, the Company is subject to certain affirmative and negative covenants. Some of the restrictive covenants are as follows:

        Negative covenants in the bank credit agreement include agreements that the Company will not permit the current ratio at the end of any fiscal quarter to be less than a range of 1.75 to 2.25, dependent on the fiscal quarter, to 1.0; the ratio of long-term debt to equity at the end of any fiscal quarter to be greater than a range of 2.6-2.15, dependent on the fiscal quarter, to 1.0; earnings before interest, taxes, depreciation, and amortization (EBITDA) to total debt service ratio at the end of any fiscal quarter to be less than a range of 1.10 to 2.00, dependent on the fiscal quarter, to 1.0; net worth, as defined, at the end of any fiscal quarter to be less than the sum of (A) $55 million, (B) 80% of net income for each fiscal year closed subsequent to January 29, 1995 for which net income was positive, (C) certain capital contributions and (D) certain other adjustments. Additionally, the Company may not declare, pay, or make any dividend or distribution of any class of capital stock.

    Information concerning the bank revolving credit agreements is as follows:

                                                            1994          1995           1996
                                                         ----------    -----------    ----------
Bank credit agreement:
  Weighted average interest rate based on daily
    amounts outstanding...............................            8%          8.63%        10.25%
  Average daily borrowings outstanding................   $  361,000    $ 4,292,000    $  827,820
  Maximum borrowings outstanding at any month end.....   $7,500,000    $29,000,000    $9,500,000

    On July 15, 1993, the Company issued $125.0 million of 9.875% Senior Subordinated Notes due 2003 (the Notes) and notified the holders of its Senior Subordinated Debentures in the aggregate principal amount of $100.0 million (the Debentures) of its intention to redeem, as of August 14, 1993, all of its outstanding Debentures at the stated redemption price of 105.25%. On July 15, 1993, in order to effect such redemption, the Company deposited $107.25 million representing the $100.0 million principal of Debentures to be redeemed at the stated redemption price of 105.25% plus accrued and unpaid interest thereon to August 14, 1993, with AmSouth Bank, as escrow agent. The Company utilized proceeds from the issuance of the Notes to effect such redemption.

    The Company recorded an extraordinary loss of $5.4 million after taxes for the early retirement of debt. The extraordinary loss consists of the redemption premium paid to holders of the Debentures and the write-off of the unamortized portion of deferred financing fees associated with the retired Debentures.

                        PARISIAN, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

4. SHORT-TERM AND LONG-TERM DEBT--(CONTINUED)
    On or after July 15, 1998, the Notes are redeemable at the option of the Company, in whole or in part, at the redemption prices below plus accrued interest at the redemption date.

             IF REDEEMED DURING THE TWELVE-MONTH                 PERCENTAGE OF
                   PERIOD BEGINNING JULY 15                        PRINCIPAL
- --------------------------------------------------------------   -------------
1998..........................................................      104.938%
1999..........................................................      102.469%
2000 and thereafter...........................................      100.00%

    The Notes are uncollateralized obligations and are subordinated in right of payment to all senior indebtedness, as defined. Senior indebtedness was approximately $45,390,540 at February 3, 1996.

    The Company is subject to certain covenants set forth in the indenture to the Notes including, among others, the following: limitations on certain restricted payments; limitations on certain indebtedness; limitations on liens; limitations on dividends and other payment restrictions affecting subsidiaries; limitations on transactions with affiliates; limitations on preferred stock of subsidiaries; and limitations on future senior subordinated indebtedness.

    Indebtedness outstanding under the tax-exempt promissory note bears interest at a floating rate based on prime, but in no event is the rate to be less than 6% or greater than 10%. During the years ended January 29, 1994, January 28, 1995, and February 3, 1996 the interest rate ranged from 6% per annum to 74.6% of prime. The interest charged changes within limits to protect the lender's yield when there is a change in the maximum federal corporate income tax rate. In May 1995, the Company purchased the tax-exempt bond with funds available under the Receivables Facility. On October 19, 1995, the bond was re-funded, with credit enhancement provided by a financial institution. The outstanding indebtedness bears interest at a floating rate.

    At February 3, 1996, property and equipment with a net book value of approximately $45,085,127 was pledged as collateral on the mortgage loans, obligations under capitalized leases, equipment loan and security agreement, and mortgage note. Substantially all of the Company's bank accounts are pledged as collateral on the bank revolving credit agreement, described above.

    The noncurrent portion of long-term debt at February 3, 1996 is payable as follows:

Second succeeding year......................................   $    445,416
Third succeeding year.......................................     19,016,734
Fourth succeeding year......................................        245,000
Fifth succeeding year.......................................        270,000
Thereafter..................................................    127,815,000
                                                               ------------
                                                                147,792,150
Capitalized lease obligations:
  Payable in monthly, semi-annual and annual installments...     12,077,148
                                                               ------------
                                                               $159,869,298
                                                               ------------
                                                               ------------

    The future minimum lease payments required under capitalized lease obligations are disclosed in Note 6.

    Based on the borrowing rates currently available to the Company for long-term debt with similar terms and average maturities, the fair value of long-term debt is approximately $137,359,119 at February 3, 1996.

                        PARISIAN, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

5. INCOME TAXES

    The components of the current deferred income tax asset are:

                                                     JANUARY 28,    FEBRUARY 3,
                                                        1995           1996
                                                     -----------    -----------
Inventory capitalization..........................   $ 1,406,435    $ 1,829,259
Allowances for doubtful accounts and return
sales.............................................       910,319      1,148,056
Compensation accruals.............................       633,794        622,579
Other.............................................       462,114         68,766
                                                     -----------    -----------
                                                     $ 3,412,662    $ 3,668,660
                                                     -----------    -----------
                                                     -----------    -----------

    The components of the noncurrent deferred income tax liability are:

                                                     JANUARY 28,    FEBRUARY 3,
                                                        1995           1996
                                                     -----------    -----------
Property and equipment............................   $ 7,094,128    $ 6,095,988
Computer software costs...........................     2,318,070      2,567,467
Store pre-opening costs...........................       734,011        477,852
Compensation accruals.............................      (632,739)      (727,915)
Alternative minimum tax credit....................    (1,330,723)
Other.............................................       (11,952)      (246,178)
                                                     -----------    -----------
                                                     $ 8,170,795    $ 8,167,214
                                                     -----------    -----------
                                                     -----------    -----------

    The provision (benefit) for income taxes is comprised of the following:

                                                         JANUARY 29,    JANUARY 28,    FEBRUARY 3,
                                                            1994           1995           1996
                                                         -----------    -----------    -----------
Federal:
  Current.............................................   $   727,846    $   (58,003)   $ 5,646,129
  Deferred............................................     1,055,992     (1,929,800)      (243,627)
                                                         -----------    -----------    -----------
                                                           1,783,838     (1,987,803)     5,402,502
                                                         -----------    -----------    -----------
State:
  Current.............................................       537,644        118,831        998,626
  Deferred............................................      (616,952)       195,418        (15,952)
                                                         -----------    -----------    -----------
                                                             (79,308)       314,249        982,674
                                                         -----------    -----------    -----------
Provision for income taxes............................   $ 1,704,530    $(1,673,554)   $ 6,385,176
                                                         -----------    -----------    -----------
                                                         -----------    -----------    -----------

    In addition, an income tax benefit of $3,092,179 was recognized during the year ended January 29, 1994 related to the extraordinary loss from early retirement of debt.

                        PARISIAN, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

5. INCOME TAXES--(CONTINUED)
    The provision (benefit) for income taxes is different from the amount computed by applying the federal income tax statutory rate to income (loss) before provision (benefit) for income taxes. The reasons for this difference, as a percentage of pretax income (loss), are as follows:

                                                              JANUARY 29,    JANUARY 28,    FEBRUARY 3,
                                                                 1994           1995           1996
                                                              -----------    -----------    -----------
Federal income tax statutory rate..........................        34%           (34)%           35%
Amortization of goodwill...................................        23              9              5
State income taxes.........................................        (3)             3              3
Other......................................................         8             (1)            (1)
                                                                   --                            --
                                                                                 ---
      Effective income tax rate............................        62%           (23)%           42%
                                                                   --                            --
                                                                   --                            --
                                                                                 ---
                                                                                 ---

    Details of the deferred tax provision (benefit) are as follows:

                                                         JANUARY 29,    JANUARY 28,    FEBRUARY 3,
                                                            1994           1995           1996
                                                         -----------    -----------    -----------
Inventory capitalization..............................   $   (41,639)   $  (256,801)   $  (422,824)
Property and equipment................................      (722,505)      (210,083)      (998,140)
Computer software costs...............................                      583,534        249,397
Store pre-opening costs...............................     1,309,414       (154,624)      (256,159)
Compensation accruals.................................      (291,515)        (6,076)       (83,961)
Alternative minimum tax credit........................                   (1,330,723)     1,330,723
Other, net............................................       185,285       (359,609)       (78,615)
                                                         -----------    -----------    -----------
      Deferred tax provision (benefit)................   $   439,040    $(1,734,382)   $  (259,579)
                                                         -----------    -----------    -----------
                                                         -----------    -----------    -----------

6. LEASES

    The Company leases its headquarters and distribution center and another facility under capitalized leases which expire in 2001 and 1996, respectively. At expiration, the Company has the option to purchase the leased properties for nominal amounts. In addition, the Company leases computer equipment under capitalized leases expiring over the next three years.

    The following is a summary of the leased property under capitalized leases by major classes of property:

                                                   JANUARY 28,    FEBRUARY 3,
                                                      1995           1996
                                                   -----------    -----------
Classes of Property
  Buildings.....................................   $17,218,881    $17,219,894
  Transportation equipment......................       145,028
  Furniture, fixtures, and equipment............    10,772,832     10,593,735
                                                   -----------    -----------
                                                    28,136,741     27,813,629
  Less accumulated amortization.................    10,871,026     11,119,920
                                                   -----------    -----------
                                                    17,265,715     16,693,709
  Land..........................................       711,507        711,507
                                                   -----------    -----------
                                                   $17,977,222    $17,405,216
                                                   -----------    -----------
                                                   -----------    -----------

                        PARISIAN, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

6. LEASES--(CONTINUED)
    Future minimum lease payments required under capitalized lease obligations together with the present value of the net minimum lease payments at February 3, 1996 are as follows:

First succeeding year.........................................   $ 3,619,446
Second succeeding year........................................     3,616,481
Third succeeding year.........................................     3,658,634
Fourth succeeding year........................................     3,707,527
Fifth succeeding year.........................................     3,503,255
Thereafter....................................................
                                                                 -----------
                                                                  18,105,343
Less amount representing interest.............................     3,577,443
                                                                 -----------
Present value of net minimum lease payments...................   $14,527,900
                                                                 -----------
                                                                 -----------
Current portion of above......................................   $ 2,455,000
                                                                 -----------
                                                                 -----------
Noncurrent portion of above...................................   $12,072,900
                                                                 -----------
                                                                 -----------

    In addition, the Company conducts a substantial portion of its operations from thirty-one leased stores. The leases are operating leases and expire at various times during the next 20 years. The Company can, at its option, renew most of these leases at predetermined fair rental values for periods of five to fifteen years. The rental payments under the store leases are based on a minimum rental plus a percentage of the stores' sales in excess of stipulated amounts.

    The Company also leases certain computer equipment, vehicles, and loss prevention equipment under operating leases. The future minimum rental payments under operating leases having initial or remaining noncancelable lease terms in excess of one year as of February 3, 1996 are as follows:

First succeeding year.......................................   $ 26,705,012
Second succeeding year......................................     26,335,196
Third succeeding year.......................................     24,720,623
Fourth succeeding year......................................     23,539,730
Fifth succeeding year.......................................     22,210,711
Thereafter..................................................    251,487,144
                                                               ------------
      Total minimum payments required.......................   $374,998,416
                                                               ------------
                                                               ------------

    The following schedule shows total rental expense for all operating leases:

                                                       JANUARY 29,    JANUARY 28,    FEBRUARY 3,
                                                          1994           1995           1996
                                                       -----------    -----------    -----------
Minimum rentals.....................................   $12,548,820    $20,319,741    $27,553,590
Contingent rentals..................................     1,785,982      1,270,191      2,231,259
                                                       -----------    -----------    -----------
                                                       $14,334,802    $21,589,932    $29,784,849
                                                       -----------    -----------    -----------
                                                       -----------    -----------    -----------

    The Company leases one of its stores from a limited partnership which includes certain officers of the Company. Rental expense related to the lease amounted to $568,213 for the year ended January 29, 1994, $565,574 for the year ended January 28, 1995 and $556,453 for the year ended February 3, 1996. The future minimum lease payments required under the lease as of February 3, 1996 are $8,917,082.

                        PARISIAN, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

6. LEASES--(CONTINUED)
    In addition, the Company has entered into a lease for a future store opening. The future minimum rental payments under this operating lease having an initial noncancelable lease term in excess of one year as of February 3, 1996 is as follows:

First succeeding year.........................................   $         0
Second succeeding year........................................       875,160
Third succeeding year.........................................       875,160
Fourth succeeding year........................................       875,160
Fifth succeeding year.........................................       875,160
Thereafter....................................................    15,590,700
                                                                 -----------
      Total minimum payments required.........................   $19,091,340
                                                                 -----------
                                                                 -----------

7. EMPLOYEE BENEFIT PLANS

    The Company has a combined profit-sharing and Section 401(k) plan which provides death, disability, termination, and retirement benefits to its eligible employees who are at least 21 years of age and have completed one year and 1,000 hours of service with the Company. The profit-sharing portion and the Section 401(k) portion of the plan provides for discretionary contributions by the Company as determined by resolutions of the Board of Directors.

    Beginning in 1993, the Company's contribution to the profit-sharing portion of the plan was terminated. With the Company's growth, the number of participants in the plan had grown and the amount allocated to each participant became diluted. Existing accounts will remain and continue to be invested.

    The Company contribution to the Section 401(k) plan totaled $700,000 for the year ended January 29, 1994. No company contribution was made to the plan for the year ended January 28, 1995. The Company contribution to the Section 401(k) plan totaled $600,000 for the year ended February 3, 1996.

8. STOCK OPTION PLANS

    The Company's stock option plan for officers, as amended, allows for the grant of options to purchase 405,882 shares of common stock to certain officers. During April 1988 and March 1992, 345,000 and 20,000 options to purchase common shares were granted, respectively. An additional 17,037 options to purchase common shares were granted during September 1995. The exercise price for all such options is $20.40 per share. These options were granted at an exercise price that was equal to or above fair value as determined by a committee consisting of the Participant Representatives under the plan. As of February 3, 1996, 324,667 of these options were outstanding; 57,370 options have been forfeited in accordance with the provisions of the Plan. The options generally began to vest at the rate of 20% per year from February 3, 1990. Participants may exercise their vested options following the date such options become fully vested. At February 3, 1996, 314,445 options are vested and became exercisable during the month of May 1994. In the case of certain specified events, the options would become immediately fully vested and exercisable subject to certain regulatory requirements.

    The Company's Management Incentive Plan allows for the grant of options to purchase 101,471 shares of common stock to certain managers of the Company. During July 1990 and March 1992, 60,250 and 5,750 options to purchase common shares were granted, respectively, at an exercise price of

                        PARISIAN, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

8. STOCK OPTION PLANS--(CONTINUED)
$20.40 per share. These options were granted at an exercise price that was equal to or above fair value as determined by a committee consisting of the Participant Representatives under the plan. The options generally began to vest at the rate of 20% per year from February 2, 1991. Participants may exercise their vested options following the date such options become fully vested. At February 3, 1996, 56,850 options are vested and became exercisable during the month of May 1994. In the case of certain specified events, the options would become immediately fully vested and exercisable subject to certain regulatory requirements. Since the year ended February 2, 1991 grant, 9,150 nonvested options have been forfeited in accordance with the provisions of the Plan; consequently, as of January 28, 1995 and February 3, 1996, 57,050 and 56,850, respectively, of these options were outstanding.

                                                                      APPENDIX I

                          AGREEMENT AND PLAN OF MERGER

    AGREEMENT AND PLAN OF MERGER, dated as of July 8, 1996 (this "Agreement"), among PROFFITT'S, INC., a Tennessee corporation ("Parent"), CASABLANCA MERGER CORP., an Alabama corporation and a wholly-owned subsidiary of Parent ("Sub"), and PARISIAN, INC., an Alabama corporation (the "Company") (Sub and the Company being hereinafter collectively referred to as the "Constituent Corporations").

                              W I T N E S S E T H:

    WHEREAS, the respective Boards of Directors of Parent, Sub and the Company have approved and declared advisable the merger of Sub and the Company (the "Merger"), upon the terms and subject to the conditions set forth herein, whereby each issued and outstanding share of Common Stock, par value $0.01 per share, of the Company ("Company Common Stock") will be converted into cash and shares of Parent Common Stock, par value $.10 per share ("Parent Common Stock") as hereinafter provided; and

    WHEREAS, the respective Boards of Directors of Parent and the Company have determined that the Merger is in furtherance of and consistent with their respective long-term business strategies and is in the best interest of their respective shareholders;

    NOW, THEREFORE, in consideration of the premises, representations, warranties and agreements herein contained, the parties agree as follows:

                                   ARTICLE 1.

                                   THE MERGER

    SECTION 1.1 The Merger. Upon the terms and subject to the conditions hereof and in accordance with Alabama law, Sub shall be merged with and into the Company at the Effective Time (as hereinafter defined). Following the Merger, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation (the "Surviving Corporation") and shall succeed to and assume all of the rights and obligations of Sub in accordance with Alabama law.

    SECTION 1.2 Effective Time. The merger shall become effective when the articles of merger (the "Articles of Merger"), executed in accordance with the relevant provisions of Alabama law, are filed with the Secretary of State of the State of Alabama (the "Secretary"). Upon issuance of a certificate of merger by the Secretary in accordance with the relevant provisions of Alabama law, the Merger shall be effected (the time of such issuance of a certificate of merger being referred to as the "Effective Time"). The filing of the Articles of Merger shall be made on the date of the Closing (as defined in Section 1.18), or as promptly thereafter as practicable.

    SECTION 1.3 Effects of the Merger. The effect of the merger shall be as provided by Alabama law.

    SECTION 1.4 Articles and Bylaws. At the Effective Time, the Articles of Incorporation of the Sub, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law. At the Effective Time, the Bylaws of the Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by the Articles of Incorporation of the Surviving Corporation or by applicable law.

    SECTION 1.5 Conversion of Securities. As of the Effective Time, by virtue of the Merger and without any action on the part of Sub, the Company or the holders of any securities of the Constituent Corporations:

        (a) Each issued and outstanding share of common stock, par value $.01, of Sub shall be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

        (b) All shares of Company Common Stock that are held in the treasury of the Company or by any wholly-owned Subsidiary of the Company shall be canceled and no capital stock of Parent or other consideration shall be delivered in exchange therefor.

        (c) Subject to the provisions of Sections 1.10 and 1.15 hereof, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with Section 1.5(b)) shall be converted into the right to receive $15.00 in cash (the "Cash Consideration") and .4006 (such number being the "Conversion Number") validly issued, fully paid and nonassessable shares of Parent Common Stock (collectively, the "Merger Consideration"). All such shares of Company Common Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and retired and each holder of a certificate formerly representing any such shares shall cease to have any rights with respect thereto, except the right to receive any dividends and other distributions in accordance with Section 1.7, certificates representing the shares of Parent Common Stock into which such shares are converted, the Cash Consideration and any cash, without interest, in lieu of fractional shares to be issued or paid in consideration therefor upon the surrender of such certificate in accordance with Section 1.6.

        (d) Each unexpired and unexercised option to purchase shares of Company Common Stock (a "Company Stock Option") under the Company Stock Option Plans (including Company Stock Options which as of the Effective Time have not yet been granted under the Company Stock Option Plans) will be assumed by Parent as hereinafter provided. Pursuant to Section 4.4 of each Company Stock Option Plan, each Company Stock Option will be automatically converted into an option (the "Parent Stock Option") to purchase a number of shares of Parent Common Stock equal to the number of shares of Company Common Stock that could have been purchased under such Company Stock Option multiplied by .8, at a price per share of Parent Common Stock equal to the per share option exercise price specified in the Company Stock Option divided by .8. Such Parent Stock Option shall otherwise be subject to the same terms and conditions as such Company Stock Option. At the Effective Time, (i) the Company Stock Option Plans shall be amended so that all references in the Company Stock Option Plans, the applicable stock option or other awards agreements issued thereunder shall be deemed to refer to Parent; (ii) Parent shall assume the Company Stock Option Plans and all of the Company's obligations with respect to the Company Stock Options; and (iii) Parent shall issue to each holder of an outstanding Company Stock Option a document evidencing the foregoing assumption by Parent. If required by law in addition to the existing Parent Registration Statement on Form S-8 relating to such Parent Stock Options, as soon as practicable following the Effective Time of the Merger, Parent shall use its best efforts to file a registration statement on Form S-8 with the Securities and Exchange Commission (the "SEC") with respect to the Company Stock Options that have been converted into Parent Stock Options.

    SECTION 1.6 Parent to Make Certificates Available.

        (a) Exchange of Certificates. Parent shall authorize a commercial bank reasonably acceptable to the Company (or such other person or persons as shall be acceptable to Parent and the Company) to act as Exchange Agent hereunder (the "Exchange Agent"). As soon as practicable after the Effective Time, Parent shall deposit with the Exchange Agent, in trust for the holders of shares of Company Common Stock converted in the Merger, the total Cash Consideration, certificates representing the shares of Parent Common Stock issued pursuant to Section 1.5(c) in exchange for outstanding certificates representing shares of Company Common Stock and cash required to make payments in lieu of any fractional shares pursuant to Section 1.8 (such total Cash

    Consideration, cash and shares of Parent Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund"). The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Cash Consideration and certificates representing the Parent Common Stock contemplated to be delivered pursuant to Section 1.5(c) out of the Exchange Fund. Except as contemplated by Sections 1.6, 1.8 and 1.9, the Exchange Fund shall not be used for any other purpose.

        (b) Exchange Procedures. As soon as practicable after the Effective Time, Parent shall cause the Exchange Agent to mail to each record holder of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock converted in the Merger (the "Certificates") a letter of transmittal (which shall be in customary form, shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon actual delivery of the Certificates to the Exchange Agent, and shall contain instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration and cash in lieu of fractional shares). Upon surrender for cancellation to the Exchange Agent of a Certificate, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the Cash Consideration, a certificate representing that number of whole shares of Parent Common Stock into which the shares represented by the surrendered Certificate shall have been converted at the Effective Time pursuant to this Article I, cash in lieu of any fractional share in accordance with Section 1.8 and certain dividends and other distributions in accordance with Section 1.7.

    SECTION 1.7 Dividends; Transfer Taxes; Withholding. No dividends or other distributions that are declared on or after the Effective Time on Parent Common Stock, or are payable to the holders of record thereof on or after the Effective Time, will be paid to any person entitled by reason of the Merger to receive the Merger Consideration and no certificates evidencing Parent Common Stock, Cash Consideration or cash payment in lieu of fractional shares will be paid to any such person pursuant to Section 1.8 until such person surrenders the related Certificate or Certificates, as provided in Section 1.6. Subject to the effect of applicable law, there shall be paid to each record holder of a new certificate representing such Parent Common Stock: (i) at the time of such surrender or as promptly as practicable thereafter, the amount of any dividends or other distributions theretofore paid with respect to the shares of Parent Common Stock represented by such new certificate and having a record date on or after the Effective Time and a payment date prior to such surrender; (ii) at the appropriate payment date or as promptly as practicable thereafter, the amount of any dividends or other distributions payable with respect to such shares of Parent Common Stock and having a record date on or after the Effective Time but prior to such surrender and a payment date on or subsequent to such surrender; and (iii) at the time of such surrender or as promptly as practicable thereafter, the amount of any cash payable with respect to a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 1.8. In no event shall the person entitled to receive such dividends or other distributions be entitled to receive interest on such dividends or other distributions. If any cash or certificate representing shares of Parent Common Stock is to be paid to or issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange shall pay to the Exchange Agent any transfer or other taxes required by reason of the issuance of certificates for such shares of Parent Common Stock in a name other than that of the registered holder of the Certificate surrendered, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable. Parent or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as Parent or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code or under any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Parent or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by Parent or the Exchange Agent.

    SECTION 1.8 No Fractional Securities. No certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates pursuant to this Article I, and no Parent dividend or other distribution or stock split shall relate to any fractional share, and no fractional share shall entitle the owner thereof to vote or to any other rights of a security holder of Parent. In lieu of any such fractional share, each holder of Company Common Stock who would otherwise have been entitled to a fraction of a share of Parent Common Stock upon surrender of Certificates for exchange pursuant to this Article I will be paid an amount in cash (without interest), rounded to the nearest cent, determined by multiplying (i) $37.50 by
(ii) the fractional interest to which such holder would otherwise be entitled. As promptly as practicable after the determination of the amount of cash, if any, to be paid to holders of fractional share interests, the Exchange Agent shall so notify the Parent, and the Parent shall deposit such amount with the Exchange Agent and shall cause the Exchange Agent to forward payments to such holders of fractional share interests subject to and in accordance with the terms of Section 1.7 and this Section 1.8.

    SECTION 1.9 Return of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the former shareholders of the Company for one year after the Effective Time shall be delivered to Parent, upon demand of Parent, and any such former shareholders who have not theretofore complied with this
Article I shall thereafter look only to Parent for payment of their claim for Cash Consideration, Parent Common Stock, any cash in lieu of fractional shares of Parent Common Stock and any dividends or distributions with respect to Parent Common Stock. Neither Parent nor the Surviving Corporation shall be liable to any former holder of Company Common Stock for any such Cash Consideration, shares of Parent Common Stock, cash and dividends and distributions held in the Exchange Fund which is delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

    SECTION 1.10 Adjustment of Conversion Number. In the event of any reclassification, stock split or stock dividend with respect to Parent Common Stock, any change or conversion of Parent Common Stock into other securities, any other dividend or distribution with respect to the Parent Common Stock other than normal quarterly cash dividends as the same may be adjusted from time to time pursuant to the terms of this Agreement (or if a record date with respect to any of the foregoing should occur), or any issuance of securities (other than rights) pursuant to the Parent Rights Plan (as hereinafter defined) prior to the Effective Time, appropriate and proportionate adjustments, if any, shall be made to the Conversion Number, and all references to the Conversion Number in this Agreement shall be deemed to be to the Conversion Number as so adjusted. For purposes of this Agreement, "Parent Rights Plan" means the issuance of securities pursuant to the stock purchase rights declared as a dividend on March 28, 1995 and the rights agreement dated as of March 28, 1995 between Parent and Union Planters National Bank.

    SECTION 1.11 No Further Ownership Rights in Company Common Stock. All Cash Consideration and shares of Parent Common Stock issued pursuant to the terms hereof (including any cash paid pursuant to Section 1.8) shall be deemed to have been issued in full satisfaction of all rights pertaining to the shares of Company Common Stock represented by such Certificates.

    SECTION 1.12 Closing of Company Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of shares of Company Common Stock shall thereafter be made on the records of the Company. If, after the Effective Time, Certificates are presented to the Surviving Corporation, the Exchange Agent or the Parent, such Certificates shall be canceled and exchanged as provided in this Article I.

    SECTION 1.13 Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond, in such reasonable amount as the Surviving Corporation may direct (but consistent with the practices the Parent applies to its own shareholders), as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Cash Consideration, shares of Parent Common Stock, any cash in lieu of fractional shares of Parent Common Stock to which the holders thereof are entitled pursuant to Section 1.8 and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 1.7.

    SECTION 1.14 Legend. Certificates representing shares of Parent Common Stock issued in accordance with the terms of this Agreement in exchange for shares of Company Common Stock surrendered by any "affiliate" of the Company for purposes of Rule 145(c) under the Securities Act of 1933, as amended (the "Securities Act"), and the rules and regulations promulgated thereunder, shall bear the following legend:

    THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ISSUED IN A RULE 145 TRANSACTION, AS THAT TERM IS USED IN RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT") AND MAY BE OFFERED FOR SALE, SOLD, TRANSFERRED ASSIGNED, PLEDGED, HYPOTHECATED OR OTHERWISE ENCUMBERED ONLY
(1) PURSUANT TO RULE 145, (2) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR (3) UPON RECEIPT OF AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE ISSUER THAT SUCH TRANSFER IS OTHERWISE EXEMPT FROM REGISTRATION UNDER THE ACT.

    SECTION 1.15 Dissenters' Rights.

        (a) Notwithstanding any provision of this Merger Agreement to the contrary, each outstanding share of Company Common Stock held by a holder who has demanded and perfected his dissenters' rights in accordance with Alabama law and who has not effectively withdrawn or lost his right to such dissenters' rights (a "Dissenting Share"), shall not be converted into, become exchangeable for or represent a right to receive the Merger Consideration pursuant to Section 1.5 hereof but the holder thereof shall only be entitled to such rights as are granted by Alabama law and shall not be entitled to vote or to exercise any other rights of a shareholder of the Company. Each holder of Dissenting Shares who becomes entitled to payment therefor pursuant to Alabama law shall receive such payment from the Surviving Corporation in accordance with Alabama law.

        (b) Notwithstanding the provisions of Section 1.15(a) hereof if any shareholder who demands dissenters' rights with respect to a share of his Company Common Stock under Alabama law shall effectively withdraw or lose (through failure to perfect or otherwise) his right to appraisal, such share shall cease to be a Dissenting Share and shall automatically be converted into, become exchangeable for and represent only the right to receive the Merger Consideration, without interest thereon, any cash in lieu of fractional shares pursuant to Section 1.8 hereof and any dividends or other distributions pursuant to Section 1.7 hereof, upon surrender of a Certificate.

    SECTION 1.16 Further Assurances. If at any time after the Effective Time the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of either of the Constituent Corporations, or (b) otherwise to carry out the purposes of this Agreement, the Surviving Corporation and its proper officers and directors or their designees shall be authorized to execute and deliver, in the name and on behalf of either of the Constituent Corporations, all such deeds, bills of sale, assignments and assurances and to do, in the name and on behalf of either Constituent Corporation, all such other acts and things as may be necessary, desirable or proper to vest, perfect or confirm the Surviving Corporation's right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of such Constituent Corporation and otherwise to carry out the purposes of this Agreement.

    SECTION 1.17 Directors and Officers. The persons who are directors of Sub immediately prior to the Effective Time, together with Donald E. Hess, shall, after the Effective Time, comprise the Board of

Directors of the Surviving Corporation. At the Effective Time, the officers of the Surviving Corporation shall consist of the officers of Sub immediately prior to the Effective Time. Each of such directors and officers of the Surviving Corporation shall hold office until their respective successors have been duly elected or appointed and qualified or as otherwise provided in the Articles of Incorporation of the Surviving Corporation, the Bylaws of the Surviving Corporation or by law.

    SECTION 1.18 Closing. Unless this Merger Agreement shall have been terminated pursuant to the provisions of Article 7 hereof the closing of the transactions contemplated by this Agreement (the "Closing") and all actions specified in this Agreement to occur at the Closing shall take place on or before October 15, 1996 (the "Closing Date"); provided, however, that if any of the conditions provided for in Article 6 hereof shall not have been satisfied or waived in accordance with the terms hereof by the Closing Date, then either party to this Merger Agreement shall be entitled to postpone the Closing by notice to the other party until such condition or conditions shall have been met or waived.

                                   ARTICLE 2.

                REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

    Parent and Sub jointly and severally represent and warrant to the Company as follows:

    SECTION 2.1 Organization, Standing and Power. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Tennessee, and has the requisite corporate power and authority to carry on its business as now being conducted. Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Alabama and has the requisite corporate power and authority to carry on its business as now being conducted. Each Subsidiary of Parent is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the requisite corporate power and authority to carry on its business as now being conducted, except where the failure to be so organized, existing or in good standing or to have such power or authority would not, individually or in the aggregate, have a Material Adverse Effect (as hereinafter defined) on Parent. Parent and each of its Subsidiaries are duly qualified to do business, and are in good standing, in each jurisdiction where the character of their properties owned or held under lease or the nature of their activities makes such qualification necessary, except where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect on Parent. For purposes of this Agreement (a) "Material Adverse Change" or "Material Adverse Effect" means, when used with respect to Parent or the Company, as the case may be, any change or effect that is materially adverse to the assets, liabilities, results of operation or financial condition of Parent and its Subsidiaries, taken as a whole, or the Company and its Subsidiaries, taken as a whole, as the case may be, and (b) "Subsidiary" means any corporation, partnership, joint venture or other legal entity of which Parent or the Company, as the case may be (either alone or through or together with any other Subsidiary), owns, directly or indirectly, 50% or more of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation, partnership, joint venture or other legal entity.

    SECTION 2.2 Capital Structure. As of the Effective Time, the authorized capital stock of Parent will consist of 100,000,000 shares of Parent Common Stock and 10,000,000 shares of Preferred Stock, par value $ 1.00 per share (the "Parent Preferred Stock"). At the close of business on July 5, 1996 (i) 20,660,145 shares of Parent Common Stock were issued and outstanding, all of which were validly issued, fully paid and nonassessable and free of preemptive rights; (ii) 3,401,000 shares of Parent Common Stock were reserved for future issuance pursuant to Parent's 1994 Long-Term Incentive Plan and the 1987 Stock Option Plan; (iii) 330,000 shares of Parent Common Stock were reserved for future issuance pursuant to Parent's 1994 Employee Stock Purchase Plan; and (iv) 2,019,906 shares of Parent Common Stock were reserved for future issuance pursuant to the terms of the 4 3/4% Convertible Subordinated Debentures Due 2003. No shares of Preferred Stock are issued and outstanding. All of the shares of Parent Common Stock issuable in exchange for Company Common Stock at the Effective

Time in accordance with this Agreement will be, when so issued, duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights. As of the date of this Agreement, except for (a) this Agreement, (b) stock options covering not in excess of 2,700,000 shares of Parent Common Stock (collectively, the "Parent Stock Options"), (c) the 1994 Employee Stock Purchase Plan, (d) the 4 3/4% Convertible Subordinated Debentures due 2003, (e) contingent stock grants of 38,000 shares of Parent Common Stock to key executives, and (f) securities issuable pursuant to the stock purchase rights declared as a dividend on March 28, 1995 (the "Parent Rights") and the rights agreement dated as of March 28, 1995 between Parent and Union Planters National Bank (the "Parent Rights Agreement") ( the Parent Rights and the Parent Rights Agreement are collectively the "Parent Rights Plan"), there are no options, warrants, calls, rights or agreements to which Parent or any of its Subsidiaries is a party or by which any of them is bound obligating Parent or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of Parent or any of its Subsidiaries or obligating Parent or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, right or agreement. Each outstanding share of capital stock of each Subsidiary of Parent is duly authorized, validly issued, fully paid and nonassessable and, except as disclosed in the Parent SEC Documents (as hereinafter defined), each such share is owned by Parent or another Subsidiary of Parent, free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on voting rights, charges and other encumbrances of any nature whatsoever.

    SECTION 2.3 Authority. The respective Boards of Directors of Parent and Sub have on or prior to the date of this Agreement declared the Merger advisable and approved this Agreement in accordance with the applicable law. Each of Parent and Sub has all requisite corporate power and authority to enter into this Agreement, to issue the Parent Common Stock in connection with the Merger (the "Share Issuance"), and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and Sub and the consummation by Parent and Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Sub, subject to the filing of appropriate Merger documents as required by Alabama law. This Agreement has been duly executed and delivered by Parent and Sub and (assuming the valid authorization, execution and delivery of this Agreement by the Company) this Agreement constitutes the valid and binding obligation of Parent and Sub enforceable against each of them in accordance with its terms except as enforcement may be limited by bankruptcy, insolvency, moratorium or other similar laws relating to creditors rights generally and except that the availability of equitable remedies, including specific performance, is subject to judicial discretion. The Share Issuance and the filing of a registration statement on Form S-4 with the SEC by Parent under the Securities Act of 1933, as amended (together with the rules and regulations promulgated thereunder, the "Securities Act"), for the purpose of registering the shares of Parent Common Stock and the guarantees to be issued in connection with the Merger (together with any amendments or supplements thereto, whether prior to or after the effective date thereof, the "Registration Statement") have been duly authorized by Parent's Board of Directors.

    SECTION 2.4 Consents and Approvals; No Violation. Assuming that all consents, approvals, authorizations and other actions described in this Section
2.4 have been obtained and all filings and obligations described in this Section
2.4 have been made, except as set forth on Schedule 2.4 of the disclosure schedule delivered contemporaneously herewith (the "Disclosure Schedule") the execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, result in any violation of, or default (with or without notice or lapse of time, or both) under, or give to others a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Parent or any of its Subsidiaries under, any provision of (i) the Charter or Bylaws of Parent, (ii) any provision of the comparable charter or organization documents of any of Parent's Subsidiaries,
(iii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to Parent or any of its Subsidiaries, or (iv) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clauses (ii), (iii) or (iv), any such violations, defaults, rights, liens, security interests, charges or encumbrances that, individually or in the aggregate, would not have a Material Adverse Effect on Parent, or prevent the consummation of any of the transactions contemplated hereby. No filing or registration with, or authorization, consent or approval of any domestic (federal and state), foreign or supranational court, commission, governmental body, regulatory agency, authority or tribunal (a "Governmental Entity") is required by or with respect to Parent or any of its Subsidiaries in connection with the execution and delivery of this Agreement by Parent or Sub or is necessary for the consummation of the Merger and the other transactions contemplated by this Agreement, except for (i) in connection, or in compliance, with the provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), the Securities Act and the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the "Exchange Act"), (ii) the filing of Articles of Merger with the Secretary and appropriate documents with the relevant authorities of other states in which the Company or any of its Subsidiaries is qualified to do business, (iii) such filings and consents as may be required under any environmental, health or safety law or regulation pertaining to any notification, disclosure or required approval triggered by the Merger or by the transactions contemplated by this Agreement, (iv) such filings and consents as may be required under any state or foreign laws pertaining to debt collection, the issuance of payment instruments or money transmission, (v) applicable requirements, if any, of state securities or "blue sky" laws (the "Blue Sky Laws") and NASDAQ, and (vi) such other consents, orders authorizations, registrations, declarations and filings the failure of which to be obtained or made would not, individually or in the aggregate, have a Material Adverse Effect on Parent, or prevent or materially delay the consummation of any of the transactions contemplated hereby.

    SECTION 2.5 SEC Documents and Other Reports. Parent has, since January 29, 1994, filed all documents and reports which it is required to file with the SEC, including, without limitation, an Annual Report on Form 10-K for each of the fiscal years ended January 29, 1994, January 28, 1995 and February 3, 1996, and a Quarterly Report on Form 10-Q for the quarter ended May 4, 1996 (the "Parent SEC Documents"). As of their respective dates, the Parent SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and, at the respective times they were filed (and as amended through the date hereof), none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements (including, in each case, any notes thereto) of Parent included in the Parent SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles (except, in the case of the unaudited statements, as permitted by Form 10-Q) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly presented in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries as at the respective dates thereof and the consolidated results of their operations and their consolidated cash flows for the periods then ended (subject, in the case of unaudited statements, to any other adjustments described therein and normal year-end audit adjustments which would not in the aggregate be material in amount or effect). Except as disclosed in the Parent SEC Documents or as required by generally accepted accounting principles, Parent has not, since February 3, 1996, made any change in the accounting principles, practices, methods or policies applied in the preparation of financial statements.

    SECTION 2.6 Registration Statement and Prospectus. None of the information to be supplied by Parent or Sub for inclusion or incorporation by reference in the Registration Statement or the prospectus included therein (together with any amendments or supplements thereto, the "Prospectus") relating to the Company Shareholder Meeting and the Company Noteholder Approval (as defined in Section 5.1) will (i) in the case of the Registration Statement, at the time it becomes effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading or (ii) in the case of the Prospectus, at the time of the mailing of the Prospectus, the time of each of the Shareholder Meeting and Noteholder Approval, and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event with respect to Parent, its officers and directors or any of its Subsidiaries shall occur which is required to be described in the Prospectus or the Registration Statement, such event shall be so described, and an appropriate amendment or supplement shall be promptly filed with the SEC and, as required by law, disseminated to the shareholders and noteholders of the Company. The Registration Statement will comply (with respect to Parent) as to form in all material respects with the provisions of the Securities Act.

    SECTION 2.7 Absence of Certain Changes or Events. Except as disclosed in Parent SEC Documents filed with the SEC prior to the date of this Agreement, since February 3, 1996, (A) Parent and its Subsidiaries have not entered into any material oral or written agreement or other transaction, that is not in the ordinary course of business or that would result in a Material Adverse Effect on Parent, excluding any changes and effects resulting from changes in economic, regulatory or political conditions or changes in conditions generally applicable to the industries in which Parent and Subsidiaries of Parent are involved and except for any such changes or effects resulting from this Agreement, the transactions contemplated hereby or the announcement thereof; (B) Parent and its Subsidiaries have not sustained any loss or interference with their business or properties from fire, flood, windstorm, accident or other calamity (whether or not covered by insurance) that has had a Material Adverse Effect on Parent; (C) other than any indebtedness incurred by Parent after the date hereof as permitted by Section 4.l(a)(v), there has been no material change in the consolidated indebtedness of Parent and its Subsidiaries, and no dividend or distribution of any kind declared, paid or made by Parent on any class of its
stock, except for regular semi-annual dividends of not more than $         1.625
per share on Parent Series A Preferred Stock and an inducement payment of $3,031,674 in connection with the conversion of Parent Series A Preferred Stock into Parent Common Stock; and (D) there has been no event causing a Material Adverse Effect on Parent, excluding any changes and effects resulting from changes in economic, regulatory or political conditions or changes in conditions generally applicable to the industries in which Parent and Subsidiaries of Parent are involved and except for any such changes or effects resulting from this Agreement, the transactions contemplated hereby or the announcement thereof.

    SECTION 2.8 Permits and Compliance. Each of Parent and its Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity which, to the Knowledge of Parent (as hereinafter defined), are necessary for Parent or any of its Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted (the "Parent Permits"), except where the failure to have any of the Parent Permits would not, individually or in the aggregate, have a Material Adverse Effect on Parent, and, as of the date of this Agreement, no suspension or cancellation of any of the Parent Permits is pending or, to the Knowledge of Parent, threatened, except where the suspension or cancellation of any of the Parent Permits would not, individually or in the aggregate, have a Material Adverse Effect on Parent. Neither Parent nor any of its Subsidiaries is in violation of (A) its Charter, Bylaws or other organizational documents, (B) any applicable law, ordinance, administrative or governmental rule or regulation or
(C) any order, decree or judgment of any Governmental Entity having jurisdiction over Parent or any of its Subsidiaries, except, in the case of clauses (A), (B) and (C), for any violations that, individually or in the aggregate, would not have a Material Adverse Effect on Parent. Except as disclosed in the Parent SEC Documents filed prior to the date of this Agreement there is no contract or agreement that is material to the business, financial condition or results of operations of Parent and its Subsidiaries, taken as a whole. Except as set forth in the Parent SEC Documents, prior to the date of this Agreement, no event of default or event that, but for the giving of notice or the lapse of time or both, would constitute an event of default exists or, upon the consummation by Parent of the transactions contemplated by this Agreement, will exist under any indenture, mortgage, loan agreement, note or other agreement or instrument for borrowed money, any guarantee of any agreement or instrument for borrowed money or any lease, contractual license or other agreement or instrument to which Parent or any of its Subsidiaries is a party or by which Parent or any such Subsidiary is bound or to which any of the properties, assets or operations of Parent or any such Subsidiary is subject, other than any defaults that, individually or in the aggregate, would not have a Material Adverse Effect on Parent. Set forth on
Schedule 2.8 of the Disclosure Schedule is a description of any material changes to the amount and terms of the indebtedness of the Company and its Subsidiaries as described on Parent's Annual Report on Form 10-K. "Knowledge of Parent" means the actual knowledge of any of the Chief Executive Officer, Chief Operating Officer, General Counsel and Chief Financial Officer of the Parent.

    SECTION 2.9 Tax Matters. (a) Each of Parent and its Subsidiaries has filed all Tax Returns required to have been filed (or extensions have been duly obtained) and has paid all Taxes required to have been paid by it, except where failure to file such Tax Returns or pay such Taxes would not, in the aggregate, have a Material Adverse Effect on Parent. For purposes of this Agreement: (i) "Tax" (and, with correlative meaning, "Taxes") means any federal, state, local or foreign income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or added minimum, ad valorem, transfer or excise tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, imposed by any governmental authority and (ii) "Tax Return" means any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

    (b) Neither the Parent's shares of capital stock nor the shares of capital stock of any of its subsidiaries are "United States real property interests" within the meaning of Section 897 of the Internal Revenue Code of 1986, as amended (the "Code").

    SECTION 2.10 Actions and Proceedings. Except as set forth in the Parent SEC Documents, there are no outstanding orders, judgments, injunctions, awards or decrees of any Governmental Entity against or involving Parent or any of its Subsidiaries, as such, any of its properties, assets or business or any Parent Plan (as hereinafter defined) that, individually or in the aggregate, would have a Material Adverse Effect on Parent. As of the date of this Agreement, there are no actions, suits or claims or legal administrative or arbitrative proceedings or investigations pending or, to the Knowledge of Parent, threatened against or involving Parent or any of its Subsidiaries, any of its properties, assets or business or any Parent Plan that, individually or in the aggregate, are reasonably likely to have a Material Adverse Effect on Parent. As of the date hereof there are no actions, suits, labor disputes or other litigation, legal or administrative proceedings or governmental investigations pending or, to the Knowledge of Parent, threatened against or affecting Parent or any of its Subsidiaries, any of its properties, assets or business relating to the transactions contemplated by this Agreement.

    SECTION 2.11 Certain Agreements. As of the date of this Agreement, neither Parent nor any of its Subsidiaries is a party to any oral or written agreement or plan, including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

    SECTION 2.12 ERISA. Each Parent Plan complies in all material respects with the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), the Code and all other applicable statutes and governmental rules and regulations, including but not limited to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), and (i) no "reportable event" (within the meaning of Section 4043 of ERISA) has occurred with respect to any Parent Plan, (ii) neither Parent nor any of its ERISA Affiliates (as hereinafter defined) has withdrawn from any Parent Multi-employer Plan (as hereinafter defined) or instituted, or is currently considering taking, any action to do so, except for Proffitt's of Tri-Cities, Inc.'s withdrawal from Belk Employees' Group Life Insurance and Medical

Plan to the extent that it no longer pays retiree life benefits (iii) no action has been taken, or is currently being considered, to terminate any Parent Plan subject to Title IV of ERISA, except for Younkers, Inc.'s termination of the Brandeis Employees Pension Plan, and (iv) Parent and its ERISA Affiliates have complied in all material respects with the continued medical coverage requirements of COBRA. No Parent Plan, nor any trust created thereunder, has incurred any "accumulated funding deficiency" (as defined in Section 302 of ERISA), whether or not waived. With respect to any Parent Plan which is subject to Title IV of ERISA, except for Younkers, Inc.'s termination of the Brandeis Employees Pension Plan, the present value of the liabilities (as determined on a terminated plan basis) do not exceed the fair market value of the Plan assets as of the most recent valuation date. With respect to the Parent Plans, no event has occurred in connection with which Parent or any ERISA Affiliate would be subject to any liability under the terms of such Parent Plans, ERISA, the Code or any other applicable law which would have a Material Adverse Effect on Parent. All Parent Plans that are intended to be qualified under Section 401(a) of the Code have been determined by the Internal Revenue Service to be so qualified, and to the Knowledge of Parent, there is no reason why any Parent Plan is not so qualified in operation. Neither Parent nor any of its ERISA Affiliates has been notified by any Parent Multi-employer Plan that such Parent Multi-employer Plan is currently in reorganization or insolvency under and within the meaning of Section 4241 or 4245 of ERISA or that such Parent Multi-employer Plan intends to terminate or has been terminated under Section 4041A of ERISA. Neither Parent nor any of its ERISA Affiliates has any liability or obligation under any welfare plan to provide benefits after termination of employment to any employee or dependent other than as required by ERISA or as disclosed in the Parent SEC Documents. As used herein, (i) "Parent Plan" means a "pension plan" (as defined in Section 3(2) of ERISA (other than a Parent Multi-employer Plan)) or a "welfare plan" (as defined in Section 3(1) of ERISA) established or maintained by Parent or any of its ERISA Affiliates or as to which Parent or any of its ERISA Affiliates has contributed or otherwise may have any liability, (ii) "Parent Multi-employer Plan" means a "Multi-employer plan" (as defined in Section 4001(a)(3) of ERISA) to which Parent or any of its ERISA Affiliates is or has been obligated to contribute or otherwise may have any liability, and (iii) with respect to any person, "ERISA Affiliate" means any trade or business (whether or not incorporated) which is under common control or would be considered a single employer with such person pursuant to Section 414(b), (c), (m) or (o) of the Code and the regulations promulgated under those sections or pursuant to Section 400l(b) of ERISA and the regulations promulgated thereunder.

    SECTION 2.13 Compliance with Certain Laws. To the Knowledge of Parent, the properties, assets and operations of Parent and its Subsidiaries are in compliance in all material respects with all applicable federal, state, local and foreign laws, rules and regulations, orders, decrees, judgments, permits and licenses relating to public and worker health and safety (collectively, "Worker Safety Laws") and the protection and clean-up of the environment and activities or conditions related thereto, including without limitation, those relating to the generation, handling, disposal, transportation or release of hazardous materials (collectively, "Environmental Laws") except for any violations that, individually or in the aggregate, would not have a Material Adverse Effect on Parent. The term "hazardous materials" shall mean those substances that are regulated by or form the basis for liability under any applicable Environmental Laws.

    SECTION 2.14 Liabilities. Except as fully reflected or reserved against in the financial statements included in the Parent SEC Documents, or disclosed in the footnotes thereto, Parent and its Subsidiaries had no liabilities (including, without limitation, tax liabilities and workmen's compensation liabilities) at the date of such financial statements, absolute or contingent, other than liabilities that, individually or in the aggregate, would not have a Material Adverse Effect on the Parent, and, to the Knowledge of Parent, had no liabilities (including, without limitation, tax liabilities) that were not incurred in the ordinary course of business other than liabilities that, individually or in the aggregate, would not have a Material Adverse Effect on the Parent.

    SECTION 2.15 Labor Matters. Neither Parent nor any of its Subsidiaries is a party to any collective bargaining agreement or labor contract except as set forth on Schedule 2.15 of the Disclosure

Schedule. To the Knowledge of Parent, neither Parent nor any of its Subsidiaries has engaged in any unfair labor practice with respect to any persons employed by or otherwise performing services primarily for Parent or any of its Subsidiaries (the "Parent Business Personnel"), and there is no unfair labor practice complaint or grievance against Parent or any of its Subsidiaries by the National Labor Relations Board or any comparable state agency pending or, to the Knowledge of Parent, threatened in writing with respect to the Parent Business Personnel, except where such unfair labor practice, complaint or grievance would not have a Material Adverse Effect on Parent. There is no labor strike, dispute, slowdown or stoppage pending or, to the Knowledge of Parent, threatened against or affecting Parent or any of its Subsidiaries which may interfere with the respective business activities of Parent or any of its Subsidiaries, except where such dispute, strike or work stoppage would not have a Material Adverse Effect on Parent.

    SECTION 2.16 Intellectual Property. Parent and its Subsidiaries have all patents, trademarks, trade names, service marks, trade secrets, copyrights and other proprietary intellectual property rights (collectively, "Intellectual Property Rights") that are necessary in connection with the business of the Parent and its Subsidiaries, taken as a whole, except where the failure to have such Intellectual Property Rights would not have a Material Adverse Effect on the Parent. To the Knowledge of the Parent, neither the Parent nor any of its Subsidiaries has infringed any Intellectual Property Rights of any third party other than any infringements that, individually or in the aggregate, would not have a Material Adverse Effect on the Company.

    SECTION 2.17 Operations of Sub. Sub is a direct, wholly-owned subsidiary of Parent, was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

    SECTION 2.18 Financing. Parent has, or will have prior to the Closing Date, sufficient funds available to fund the total Cash Consideration contemplated by this Agreement and to pay all related fees and expenses in connection with the consummation of the transactions contemplated hereby.

    SECTION 2.19 Brokers. Except as set forth on Schedule 2.19 of the Disclosure Schedule, no broker, investment banker or other person is entitled to any broker's, finder's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent.

                                   ARTICLE 3.

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

    The Company represents and warrants to Parent and Sub as follows:

    SECTION 3.1 Organization, Standing and Power. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Alabama and has the requisite corporate power and authority to carry on its business as now being conducted. Each Subsidiary of the Company is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the requisite corporate (in the case of a Subsidiary that is a corporation) or other power and authority to carry on its business as now being conducted, except where the failure to be so organized, existing or in good standing or to have such power or authority would not, individually or in the aggregate, have a Material Adverse Effect on the Company. The Company and each of its Subsidiaries are duly qualified to do business, and are in good standing, in each jurisdiction where the character of their properties owned or held under lease or the nature of their activities makes such qualification necessary, except where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

    SECTION 3.2 Capital Structure. As of the Effective Time, the authorized capital stock of the Company will consist of 65,000,000 shares of Company Common Stock, par value $.01 per share, and 12,000,000 shares of Preferred Stock, par value $.01 per share ("Company Preferred Stock"). As of the date hereof (i) 7,355,846.189 shares of Company Common Stock were issued and outstanding, all of which were validly issued, fully paid and nonassessable and free of preemptive rights, except as set forth on Schedule 3.2 of the Disclosure Schedule and (ii) no shares of Preferred Stock are issued or outstanding and no shares are held in the Company's treasury. Except as set forth on Schedule 3.2 of the Disclosure Schedule, there are no options, warrants, calls, rights or agreements to which the Company or any of its Subsidiaries is a party or by which any of them is bound obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of the Company or any of its Subsidiaries or obligating the Company or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, right or agreement. Except as set forth on Schedule 3.2 of the Disclosure Schedule, each outstanding share of capital stock of each Subsidiary of the Company that is a corporation is duly authorized, validly issued, fully paid and nonassessable and each such share is owned by the Company or another Subsidiary of the Company, free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on voting rights, charges and other encumbrances of any nature whatsoever.

    SECTION 3.3 Authority. The Board of Directors of the Company has on or prior to the date of this Agreement (a) adopted this Agreement in accordance with Alabama law, (b) resolved to recommend the approval of this Agreement by the Company's shareholders and (c) directed that this Agreement be submitted to the Company's shareholders for approval. The Company has all requisite corporate power and authority to enter into this Agreement and, subject to approval by the shareholders of the Company of this Agreement, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject to (x) approval of this Agreement by the shareholders of the Company and (y) the filing of appropriate Merger documents as required by Alabama law. This Agreement has been duly executed and delivered by the Company and (assuming the valid authorization, execution and delivery of this Agreement by Parent and Sub) constitutes the valid and binding obligation of the Company enforceable against the Company in accordance with its terms except as enforcement may be limited by bankruptcy, insolvency, moratorium or other similar laws relating to creditors rights generally and except that the availability of equitable remedies, including specific performance, is subject to judicial discretion.

    SECTION 3.4 Consents and Approvals: No Violation. Assuming that all consents, approvals, authorizations and other actions described in this Section
3.4 have been obtained and all filings and obligations described in this Section
3.4 have been made, except as set forth on Schedule 3.4 of the Disclosure Schedule, the execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, result in any violation of or default (with or without notice or lapse of time, or both) under, or give to others a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of the Company or any of its Subsidiaries under, any provision of (i) the Articles of Incorporation or Bylaws of the Company, (ii) any provision of the comparable charter or organization documents of any of the Company's Subsidiaries, (iii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to the Company or any of its Subsidiaries (iv) any shareholder agreement, or (v) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clauses (ii), (iii) (iv) or
(v), any such violations, defaults, rights, liens, security interests, charges or encumbrances that, individually or in the aggregate, would not have a Material Adverse Effect on the Company, or prevent the consummation of any of the transactions contemplated hereby. No filing or registration with, or authorization, consent or approval of, any Governmental Entity is required by or with respect to the Company or any of its

Subsidiaries in connection with the execution and delivery of this Agreement by the Company or is necessary for the consummation of the Merger and the other transactions contemplated by this Agreement, except for (i) in connection, or in compliance, with the provisions of the HSR Act, (ii) the filing of the Articles of Merger with the Secretary and appropriate documents with the relevant authorities of other states in which the Company or any of its Subsidiaries is qualified to do business, (iii) such filings and consents as may be required under any environmental, health or safety law or regulation pertaining to any notification, disclosure or required approval triggered by the Merger or by the transactions contemplated by this Agreement, (iv) such filings and consents as may be required under any state or foreign laws pertaining to debt collection, the issuance of payment instruments or money transmission, (v) applicable requirements, if any, of Blue Sky Laws, and (vi) such other consents, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made would not, individually or in the aggregate, have a Material Adverse Effect on the Company or prevent the consummation of any of the transactions contemplated hereby.

    SECTION 3.5 SEC Documents and Other Reports. The Company has, since January 29, 1994, filed all documents and reports which it is required to file with the SEC including, without limitation, an Annual Report on Form 10-K for the fiscal years ended January 29, 1994, January 28, 1995 and February 3, 1996, and a Quarterly Report on Form 10-Q for the quarter ended May 4, 1996 (the "Company SEC Documents"). As of their respective dates, the Company SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and, at the respective times they were filed (and as amended through the date hereof), none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements (including, in each case, any notes thereto) of the Company included in the Company SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles (except, in the case of the unaudited statements, as permitted by Form 10-Q) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly presented in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as at the respective dates thereof and the consolidated results of their operations and their consolidated cash flows for the periods then ended (subject, in the case of unaudited statements, to any adjustments described therein and to adjustments for inventories, receivables and other normal year-end audit adjustments consistent with past practices). Except as disclosed in the Company SEC Documents or as required by generally accepted accounting principles, the Company has not, since February 3, 1996, made any change in the accounting principles, practices, methods or policies applied in the preparation of financial statements.

    SECTION 3.6 Absence of Certain Changes or Events. Except as set forth on
Schedule 3.6 of the Disclosure Schedule, since February 3, 1996, (A) the Company and its Subsidiaries have not entered into any material oral or written agreement or other transaction, that is not in the ordinary course of business or that would result in a Material Adverse Effect on the Company, excluding any changes and effects resulting from changes in economic, regulatory or political conditions or changes in conditions generally applicable to the industries in which the Company and Subsidiaries of the Company are involved and except for any such changes or effects resulting from this Agreement, the transactions contemplated hereby or the announcement thereof; (B) the Company and its Subsidiaries have not sustained any loss or interference with their business or properties from fire, flood, windstorm, accident or other calamity (whether or not covered by insurance) that has had a Material Adverse Effect on the Company;
(C) other than any indebtedness incurred by the Company after the date hereof as permitted by Section 4. l(b)(v), there has been no material change in the consolidated indebtedness of the Company and its Subsidiaries, and no dividend or distribution of any kind declared, paid or made by the Company on any class of its stock; and (D) there has been no event causing a Material Adverse Effect on the Company, excluding any changes and effects resulting from changes in economic, regulatory or political conditions or changes in conditions generally applicable to the industries in which the Company and Subsidiaries of the Company are involved and except for any such changes or effects resulting from this Agreement, the transactions contemplated hereby or the announcement thereof.

    SECTION 3.7 Registration Statement and Prospectus. None of the information to be supplied by the Company for inclusion or incorporation by reference in the Registration Statement or the Prospectus will (i) in the case of the Registration Statement, at the time it becomes effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading or (ii) in the case of the Prospectus, at the time of the mailing of the Prospectus, the time of each of the Company Shareholder Meeting and the Company Noteholder Approval, and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event with respect to the Company, its officers and directors or any of its Subsidiaries shall occur which is required to be described in the Prospectus or the Registration Statement, such event shall be so described, and an appropriate amendment or supplement shall be promptly filed with the SEC and, as required by law, disseminated to the shareholders and noteholders of the Company. The Registration Statement will comply (with respect to the Company) as to form in all material respects with the provisions of the Securities Act.

    SECTION 3.8 Permits and Compliance. Each of the Company and its Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity which, to the Knowledge of the Company (as hereinafter defined), are necessary for the Company or any of its Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted (the "Company Permits") except where the failure to have any of the Company Permits would not, individually or in the aggregate, have a Material Adverse Effect on the Company, and, as of the date of this Agreement, no suspension or cancellation of any of the Company Permits is pending or, to the Knowledge of the Company threatened, except where the suspension or cancellation of any of the Company Permits would not, individually or in the aggregate, have a Material Adverse Effect on Company. Neither the Company nor any of its Subsidiaries is in violation of (A) its Articles of Incorporation, Bylaws or other organizational document, (B) any applicable law, ordinance, administrative or governmental rule or regulation or (C) any order, decree or judgment of any Governmental Entity having jurisdiction over the Company or any of its Subsidiaries, except, in the case of clauses (A), (B) and (C), for any violations that, individually or in the aggregate, would not have a Material Adverse Effect on the Company. Except as disclosed in the Company SEC Documents filed prior to the date of this Agreement, as of the date hereof there is no contract or agreement that is material to the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole. Except as set forth in the Company SEC Documents, prior to the date of this Agreement, no event of default or event that, but for the giving of notice or the lapse of time or both, would constitute an event of default exists or, upon the consummation by the Company of the transactions contemplated by this Agreement, will exist under any indenture, mortgage, loan agreement, note or other agreement or instrument for borrowed money, any guarantee of any agreement or instrument for borrowed money or any lease, contractual license or other agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any such Subsidiary is bound or to which any of the properties, assets or operations of the Company or any such Subsidiary is subject, other than any defaults that, individually or in the aggregate, would not have a Material Adverse Effect on the Company. Set forth on Schedule 3.8 to this Agreement is a description of (i) all store leases and leases for leased departments to which the Company or any of its Subsidiaries is a party or by which the Company or any such Subsidiary is bound or to which any of the properties, assets or operations of the Company or any such Subsidiary is subject and all amendments thereto, and (ii) any material changes to the amount and terms of the indebtedness of the Company and its Subsidiaries as described in the Company's Annual Report on Form 10-K. "Knowledge of the Company" means the actual knowledge of any of the Chief Executive Officer, Chief Operating Officer, General Counsel and Chief Financial Officer of the Company.

    SECTION 3.9 Tax Matters. Except as set forth on Schedule 3.9, each of the Company and its Subsidiaries has filed all Tax Returns required to have been filed (or extensions have been duly obtained) and has paid all Taxes required to have been paid by it, except where failure to file such Tax Returns or pay such Taxes would not, in the aggregate, have a Material Adverse Effect on the Company.

    SECTION 3.10 Actions and Proceedings. Except as set forth on the Company SEC Documents, there are no outstanding orders, judgments, injunctions, awards or decrees of any Governmental Entity against or involving the Company or any of its Subsidiaries, that, individually or in the aggregate, would have a Material Adverse Effect on the Company. Except as set forth on Schedule 3.10 of the Disclosure Schedule, as of the date of this Agreement, there are no actions, suits or claims or legal, administrative or arbitrative proceedings or investigations pending or, to the Knowledge of the Company, threatened against or involving the Company or any of its Subsidiaries or any of its properties, assets or business or any Company Plan that, individually or in the aggregate, would have a Material Adverse Effect on the Company. As of the date hereof there are no actions, suits, labor disputes or other litigation, legal or administrative proceedings or governmental investigations pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries or any of its properties, assets or business relating to the transactions contemplated by this Agreement.

    SECTION 3.11 Certain Agreements. As of the date of this Agreement, except as set forth on Schedule 3.11 of the Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any oral or written agreement or plan, including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement. No holder of any option to purchase shares of Company Common Stock, or shares of Company Common Stock granted in connection with the performance of services for the Company or its Subsidiaries, is or will be entitled to receive cash from the Company or any Subsidiary in lieu of or in exchange for such option or shares as a result of the transactions contemplated by this Agreement. Neither the Company nor any Subsidiary is a party to any termination benefits agreement or severance agreement or employment agreement one trigger of which would be the consummation of the transactions contemplated by this Agreement, except as set forth on
Schedule 3.11 of the Disclosure Schedule.

    SECTION 3.12 ERISA. Each Company Plan complies in all material respects with the Code and all other applicable statutes and governmental rules and regulations, including but not limited to COBRA, and (i) no "reportable event" (within the meaning of Section 4043 of ERISA) has occurred with respect to any Company Plan, (ii) neither the Company nor any of its ERISA Affiliates has withdrawn from any Company Multi-employer Plan or instituted, or is currently considering taking, any action to do so, (iii) no action has been taken, or is currently being considered, to terminate any Company Plan subject to Title IV of ERISA, and (iv) the Company and its ERISA Affiliates have complied in all material respects with the continued medical coverage requirements of COBRA. No Company Plan, nor any trust created thereunder, has incurred any "accumulated funding deficiency" (as defined in Section 302 of ERISA, whether or not waived. With respect to any Company Plan which is subject to Title IV of ERISA, the present value of the liabilities (as determined on a terminated plan basis) do not exceed the fair market value of the Plan assets as of the most recent valuation date. With respect to the Company Plans, no event has occurred in connection with which Company or any ERISA Affiliate would be subject to any liability under the terms of such Company Plans, ERISA, the Code or any other applicable law which would have a Material Adverse Effect on Company. All Company Plans that are intended to be qualified under Section 401(a) of the Code have been determined by the Internal Revenue Service to be so qualified, and to the Knowledge of Company, there is no reason why any Company Plan is not so qualified in operation. Neither Company nor any of its ERISA Affiliates has been notified by any Company Multi-employer Plan that such Company Multi-employer Plan is currently in reorganization or insolvency under and within the meaning of Section 4241 or 4245 of

ERISA or that such Company Multi-employer Plan intends to terminate or has been terminated under Section 4041A of ERISA. Neither Company nor any of its ERISA Affiliates has any liability or obligation under any welfare plan to provide benefits after termination of employment to any employee or dependent other than as required by ERISA or as disclosed in the Company SEC Documents. As used herein, (i) "Company Plan" means a "pension plan" (as defined in Section 3(2) of ERISA (other than a Company Multi-employer Plan)) or a "welfare plan" (as defined in Section 3(1) of ERISA) established or maintained by Company or any of its ERISA Affiliates or as to which Company or any of its ERISA Affiliates has contributed or otherwise may have any liability and (ii) "Company Multi-employer Plan" means a "Multi-employer plan" (as defined in Section 4001(a)(3) of ERISA) to which Company or any of its ERISA Affiliates is or has been obligated to contribute or otherwise may have any liability.

    SECTION 3.13 Compliance with Certain Laws. To the Knowledge of the Company, the properties, assets and operations of the Company and its Subsidiaries are in compliance in all material respects with all applicable Worker Safety Laws, except for any violations that, individually or in the aggregate, would not have a Material Adverse Effect on the Company.

    SECTION 3.14 Liabilities. Except as fully reflected or reserved against in the financial statements included in the Company SEC Documents, or disclosed in the footnotes thereto, the Company and its Subsidiaries had no liabilities (including, without limitation, tax liabilities and workmen's compensation liabilities) at the date of such financial statements, absolute or contingent, other than liabilities that, individually or in the aggregate, would not have a Material Adverse Effect on the Company, and, to the Knowledge of the Company, had no liabilities (including, without limitation, tax liabilities) that were not incurred in the ordinary course of business other than liabilities that, individually or in the aggregate, would not have a Material Adverse Effect on the Company.

    SECTION 3.15 Labor Matters. Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or labor contract. To the Knowledge of the Company, neither the Company nor any of its Subsidiaries has engaged in any unfair labor practice with respect to any persons employed by or otherwise performing services primarily for the Company or any of its Subsidiaries (the "Company Business Personnel"), and there is no unfair labor practice complaint or grievance against the Company or any of its Subsidiaries by the National Labor Relations Board or any comparable state agency pending or, to the Knowledge of the Company, threatened in writing with respect to the Company Business Personnel, except where such unfair labor practice, complaint or grievance would not have a Material Adverse Effect on the Company. There is no labor strike, dispute, slowdown or stoppage pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries which may interfere with the respective business activities of the Company or any of its Subsidiaries, except where such dispute, strike or work stoppage would not have a Material Adverse Effect on the Company.

    SECTION 3.16 Intellectual Property. The Company and its Subsidiaries have all Intellectual Property Rights that are necessary in connection with the business of the Company and its Subsidiaries, taken as a whole, except where the failure to have such Intellectual Property Rights would not have a Material Adverse Effect on the Company. To the Knowledge of the Company, neither the Company nor any of its Subsidiaries has infringed any Intellectual Property Rights of any third party other than any infringements that, individually or in the aggregate, would not have a Material Adverse Effect on the Company.

    SECTION 3.17 Environmental Matters.

        (a) Except as disclosed on Schedule 3.17 of the Disclosure Schedule and except for matters which will not, individually or in the aggregate, have a Material Adverse Effect, the Company has not received any oral or written notice of, nor, to the Knowledge of the Company, is there any existing or pending violation, citation, claim or complaint relating to the business of the Company or any facility now or previously owned or operated by the Company arising under any federal laws relating to environmental protection, including without limitation, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response Compensation and Liability Act, the Superfund Amendments and Reauthorization Act, the Toxic Substances Control Act, the Safe Drinking Water Act, the Federal Water Pollution Control Act (Clean Water Act), the Clean Air Act, and antipollution, waste control and disposal and environmental provisions of similar statutes or ordinances of any state or local governmental authorities, and all regulations, standards and guidelines enacted or promulgated pursuant thereto and all permits and authorizations issued in connection therewith (collectively, "Environmental Matters").

        (b) Except as set forth in Schedule 3.17 of the Disclosure Schedule: to the Knowledge of the Company (i) no underground tanks are now or have been located at any facility now or previously owned or operated by the Company, and (ii) except for matters which will not, individually or in the aggregate, have a Material Adverse Effect, no toxic or hazardous substances have been generated, transported, treated, stored, disposed of on or from or otherwise deposited in or on or allowed to emanate from any such facility (irrespective of whether such substances remain at the facility or were transferred to or otherwise disposed of off site), including, without limitation, the surface waters and subsurface waters thereof, which may support a claim or cause of action under any federal, state or local environmental statutes, ordinances, regulations or guidelines.

    SECTION 3.18 Required Vote or Consent of Company Shareholders and Noteholders. The affirmative vote of the holders of not less than two-thirds of the outstanding shares of Company Common Stock is required to approve the transactions contemplated by this Agreement. No other vote of the shareholders of the Company is required by law, the Articles of Incorporation or By-laws of the Company or otherwise in order for the Company to consummate the Merger and the transactions contemplated hereby. The affirmative vote of the holders of not less than a majority in aggregate principal amount of the Company's 9 7/8 Senior Subordinated Notes (the "Senior Notes") is required to approve a Supplemental Indenture to the Indenture dated as of July 15, 1993, between Parisian, Inc. and AmSouth Bank N.A., Trustee (the "Indenture") to allow the transactions contemplated by this Agreement to be consummated without triggering the right of the Noteholders to require the repurchase of the Senior Notes.

    SECTION 3.19 Brokers. Except as set forth on Schedule 3.19 of the Disclosure Schedule, no broker, investment banker or other person is entitled to any broker's, finder's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

                                   ARTICLE 4.

                   COVENANTS RELATING TO CONDUCT OF BUSINESS

    SECTION 4.1 Conduct of Business Pending the Merger.

        (a) Actions by Parent. Except as expressly permitted by clauses (i) through (x) of this Section 4.1(a), during the period from the date of this Agreement through the Effective Time, Parent shall, and shall cause each of its Subsidiaries to, in all material respects carry on its business in the ordinary course of its business as currently conducted and, to the extent consistent therewith, use reasonable good faith efforts to preserve intact its current business organizations, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that its goodwill and ongoing business shall be unimpaired at the Effective Time. Without limiting the generality of the foregoing, and except as otherwise expressly contemplated by or necessary to effect this Agreement, Parent shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of the Company:

        (i) (w) declare, set aside or pay any dividends on, or make any other actual, constructive or deemed distributions in respect of, any of its capital stock, or otherwise make any payments to its shareholders in their capacity as such (other than dividends and other distributions by Subsidiaries), (x) other than in the case of any Subsidiary, split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (y) purchase, redeem or otherwise acquire any shares of capital stock of Parent or any other securities thereof or those of any Subsidiary or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

        (ii) issue, deliver, sell pledge, dispose of or otherwise encumber any shares of its capital stock, any other voting securities or equity equivalent or any securities convertible into, or any rights, warrants or options to acquire any such shares, voting securities, equity equivalent or convertible securities, other than (A) the issuance of stock options and shares of Parent Common Stock to employees of Parent or any of its Subsidiaries in the ordinary course of business consistent with past practice, (B) the issuance of Parent securities pursuant to the Parent Rights Plan, and (C) the issuance by any wholly-owned Subsidiary of Parent of its capital stock to Parent or another wholly-owned Subsidiary of Parent;

        (iii) amend its Charter or Bylaws;

        (iv) alter (through merger, liquidation, reorganization, restructuring or in any other fashion) the corporate structure or ownership of the Parent or any Subsidiary;

        (v) incur any indebtedness for borrowed money, guarantee any such indebtedness or make any loans, advances or capital contributions to, or other investments in, any other person, other than (A) in the ordinary course of business consistent with past practice, (B) indebtedness, loans, advances, capital contributions and investments between Company and any of its wholly-owned Subsidiaries or between any of such wholly-owned Subsidiaries (C) in connection with the consummation of the transactions contemplated hereby, and (D) as necessary in connection with any acquisition permitted in Section 4.1(a)(vi) hereof ;

        (vi) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets, unless (i) the entering into a definitive agreement relating to or the consummation of such acquisition, merger, consolidation or purchase would not (A) impose any material delay in the obtaining of, or significantly increase the risk of not obtaining, any authorizations, consents, orders, declarations or approvals of any Governmental Entity necessary to consummate the Merger or the expiration or termination of any applicable waiting period, (B) significantly increase the risk of any Governmental Entity entering an order prohibiting the consummation of the Merger or (C) significantly increase the risk of not being able to remove any such order on appeal or otherwise, and (ii) in the case of any acquisitions, mergers, consolidations or purchases, the asset purchase price or equity purchase price for which Parent is responsible does not exceed $125 million in the aggregate and which does not materially change the ratio of debt to total capitalization of Parent;

        (vii) knowingly violate or knowingly fail to perform any material obligation or duty imposed upon it or any Subsidiary by any applicable material federal, state or local law, rule, regulation, guideline or ordinance;

        (viii) take any action, other than reasonable and usual actions in the ordinary course of business consistent with past practice, with respect to accounting policies or procedures (other than actions required to be taken by generally accepted accounting principles);

        (ix) take any action or knowingly omit to take any action which would cause any of its representations or warrants contained in this Agreement to be untrue or result in a breach of any covenant made by it in this Agreement; or

        (x) authorize, recommend or announce an intention to do any of the foregoing, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

        (b) Actions by the Company. Except as expressly permitted by clauses (i) through (xiii) of this Section 4.l(b), during the period from the date of this Agreement through the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, in all material respects, carry on its business in, the ordinary course of its business as currently conducted and, to the extent consistent therewith, use reasonable good faith efforts to preserve intact its current business organizations, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that its goodwill and ongoing business shall be unimpaired at the Effective Time. Without limiting the generality of the foregoing, and except as otherwise expressly contemplated by or necessary to effect this Agreement, the Company shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Parent:

        (i) (w) declare, set aside or pay any dividends on, or make any other actual, constructive or deemed distributions in respect of, any of its capital stock, or otherwise make any payments to its shareholders in their capacity as such, (x) other than in the case of any Subsidiary, split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (y) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

        (ii) issue, deliver, sell, pledge, dispose of or otherwise encumber any shares of its capital stock, any other voting securities or equity equivalent or any securities convertible into, or any rights, warrants or options to acquire any such shares, voting securities, equity equivalent or convertible securities;

        (iii) amend its Articles of Incorporation or Bylaws;

        (iv) sell, lease or otherwise dispose of or agree to sell, lease or otherwise dispose of, any of its assets, other than (A) transactions that are in the ordinary course of business consistent with past practice and not material to the Company and its Subsidiaries taken as a whole and (B) as may be required by any Governmental Entity;

        (v) incur any indebtedness for borrowed money, guarantee any such indebtedness or make any loans, advances or capital contributions to, or other investments in, any other person, other than (A) in the ordinary course of business consistent with past practice, and (B) indebtedness, loans, advances, capital contributions and investments between Company and any of its wholly-owned Subsidiaries or between any of such wholly-owned Subsidiaries;

        (vi) alter (through merger, liquidation, reorganization, restructuring or in any other fashion) the corporate structure or ownership of the Company or any Subsidiary;

        (vii) knowingly violate or knowingly fail to perform any material obligation or duty imposed upon it or any Subsidiary by any applicable material federal, state or local law, rule, regulation, guideline or ordinance;

        (viii) enter into or adopt, or amend any existing, severance plan, agreement or arrangement or enter into or amend any Company Plan or employment or consulting agreement, except one that can be terminated on 30-days' notice without cost, the payment of any penalty, or termination fee, other than as required by law;

        (ix) increase the compensation payable or to become payable to its officers or employees, except for increases in the ordinary course of business consistent with past practice in salaries or wages of employees of the Company or any of its Subsidiaries who are not officers of the Company or any of its Subsidiaries, or, except pursuant to existing plans or policies, grant any severance or termination pay to, or enter into any employment or severance agreement with, any director or officer of the Company or any of its Subsidiaries, or establish, adopt, enter into, or, except as may be required to comply with applicable law, amend or take action to enhance or accelerate any rights or benefits under, any labor, collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee;

        (x) take any action, other than reasonable and usual actions in the ordinary course of business consistent with past practice, with respect to accounting policies or procedures (other than actions required to be taken by generally accepted accounting principles);

        (xi) take any action or knowingly omit to take any action which would cause any of its representations or warrants contained in this Agreement to be untrue or result in a breach of any covenant made by it in this Agreement;

        (xii) except for state and federal tax returns due for the Company's fiscal year-ended February 3, 1996, make any tax election or settle or compromise any material federal, state, local or foreign income tax liability; provided, however, that Parent shall not unreasonably withhold its consent to the Company's settlement or compromise of any issues raised in connection with the pending IRS audit of the Company's federal income tax returns for its fiscal years ending in 1993, 1994 and 1995; or

        (xiii) authorize, recommend, or announce an intention to do any of the foregoing, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

    SECTION 4.2 No Solicitation. From and after the date hereof, neither the Company, nor any members of the Company's Board of Directors will, and each will use its best efforts to cause any of its officers, employees, affiliates, attorneys, financial advisors, agents or other representatives or those of any of its Subsidiaries not to, directly or indirectly, solicit, initiate or encourage (including by way of furnishing information) any takeover proposal or offer from any person, or engage in or continue discussions or negotiations relating thereto; provided, however, that the Company may engage in discussions or negotiations with, or furnish information concerning itself and its Subsidiaries, business, properties or assets to, any third party which makes a Takeover Proposal (as hereinafter defined) if the Board of Directors of the Company concludes in good faith on the basis of a written opinion of its outside counsel, Berkowitz, Lefkovits, Isom & Kushner, a Professional Corporation, that the failure to take such action would violate the fiduciary obligations of such Board under applicable law. The Company will promptly (but in no case later than 24 hours) notify the Parent of any Takeover Proposal, including the material terms and conditions thereof (provided that neither need disclose the identity of the person or group making such Takeover Proposal). As used in this Agreement, "Takeover Proposal" shall mean any proposal or offer, or any expression of interest by any third party relating to the Company's willingness or ability to receive or discuss a proposal or offer, other than a proposal or offer by Parent or any of its Subsidiaries or as permitted under this Agreement, for a tender or exchange offer, a merger, consolidation or other business combination involving the Company or any of its Subsidiaries or any proposal to acquire in any manner a substantial equity interest in, or a substantial portion of the assets of, the Company or any of its Subsidiaries.

    SECTION 4.3 Third Party Standstill Agreements. During the period from the date of this Agreement through the Effective Time, the Company shall not terminate, amend, modify or waive any provision of any confidentiality or standstill agreement, entered into in connection with any potential business combination, sale of all or substantially all of the assets, merger or transaction of comparable character involving the Company or any of its Subsidiaries, to which the Company or any of its Subsidiaries is a party (other than any involving Parent), unless the Board of Directors of the Company concludes in good faith on the basis of the advice of its outside counsel (who may be its regularly engaged outside counsel), that the failure to terminate, amend, modify or waive any such confidentiality or standstill agreement would violate the fiduciary obligations of the Board under applicable law. Subject to such fiduciary duties, during such period, the Company agrees to enforce, to the fullest extent permitted under applicable law, the provisions of any such agreements, including, but not limited to, obtaining injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in any court of the United States or any state thereof having jurisdiction.

    SECTION 4.4 Tax Certification. Within thirty days prior to the Effective Time, the Company shall provide to Parent a certificate signed by an Officer of the Company to the effect that the Company is not, nor has it been within five years of the date thereof, a "United States real property holding corporation" as defined in Section 897 of the Code.

                                   ARTICLE 5.

                             ADDITIONAL AGREEMENTS

    SECTION 5.1 Shareholder and Noteholder Approvals. The Company shall call a meeting of its shareholders (the "Company Shareholder Meeting") to be held as promptly as practicable for the purpose of considering the approval of this Agreement. The Company shall participate in the process seeking approval (the "Company Noteholder Approval") by the Noteholders of modifications to the Indenture as provided in Section 5.11 (the modified Indenture being hereinafter referred to as the "Supplemental Indenture"). The Company will, through its Board of Directors, recommend to its shareholders approval of such Agreement and shall not withdraw such recommendation; provided, however, that the Board of Directors shall not be required to make, and shall be entitled to withdraw, such recommendation if such Board concludes in good faith on the basis of the written opinion of Berkowitz, Lefkovits, Isom & Kushner, a Professional Corporation, that the making of, or the failure to withdraw, such recommendation would violate the fiduciary obligations of such Board under applicable law. The Board of Directors of the Company will not rescind its declaration that the Merger is advisable, fair to and in the best interests of the Company and its shareholders unless the Board concludes in good faith on the basis of the written opinion of Berkowitz, Lefkovits, Isom & Kushner, a Professional Corporation, that the failure to rescind such determination would violate the fiduciary obligations of such Board under applicable law.

    SECTION 5.2 Preparation of the Registration Statement and the
Prospectus. The Company and Parent shall promptly prepare and file with the SEC the Prospectus and Parent shall prepare and file with the SEC the Registration Statement, in which the Prospectus will be included as a prospectus. Each of Parent and the Company shall use its reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing. As promptly as practicable after the Registration Statement shall have become effective, each of Parent and the Company shall mail the Prospectus to the Company's shareholders and Noteholders. Parent shall also take any action (other than qualifying to do business in any jurisdiction in which it is now not so qualified) required to be taken under any applicable federal or state securities laws in connection with the issuance of Parent Common Stock in the Merger, and the Company shall furnish all information concerning the Company and the holders of Company Common Stock as may be reasonably requested in connection with any such action. No amendment or supplement to the Prospectus or the Registration Statement will be made by Parent or the Company without the prior approval of the other party. Parent and the Company each will advise the other, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or of any request by the SEC for amendment of the Prospectus or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information.

    SECTION 5.3 Access to Information. Subject to currently existing contractual and legal restrictions applicable to Parent or to the Company or any of their Subsidiaries, each of Parent and the Company shall, and shall cause each of its Subsidiaries to, afford to the accountants, counsel, financial advisors and other representatives of the other party hereto reasonable access to, and permit them to make such inspections as they may reasonably require of, during normal business hours during the period from the date of this Agreement through the Effective Time, all their respective properties, books, contracts, commitments and records. All such information obtained by the parties pursuant to this
Section 5.1 shall be subject to the terms of the Confidentiality Agreements dated May 2, 1996 and June 6, 1996 (the "Confidentiality Agreements").

    SECTION 5.4 Fees and Expenses.

        (a) Except as otherwise provided herein, whether or not the transactions contemplated herein shall be consummated, each party shall pay its own expenses in connection with this Agreement and the transactions contemplated herein.

       (b) If:

        (i) any event referred to in Section 7.1(h) occurs, this Agreement is terminated thereafter by the Company or Parent (whether or not pursuant to such clause) and prior to such termination the stockholders of the Company did not approve this Agreement;

        (ii) (y) this Agreement is terminated by the Company or Parent at a time when Parent is entitled to terminate this Agreement pursuant to Section 7.1(e), and (z) prior to the Company Shareholder Meeting but after the date of this Agreement a Company Third Party Acquisition Event has occurred;

        (iii) this Agreement is terminated by the Company or Parent pursuant to
    Section 7.1(g); or

        (iv) this Agreement is terminated by Parent pursuant to Section 7.1(h) following the occurrence of a Company Third Party Acquisition Event;

then, in each case, the Company shall (without prejudice to any other rights of Parent against the Company) pay in cash to Parent all of its expenses reasonably incurred in connection with the transactions contemplated pursuant to this Agreement, but excluding "in-house" expenses such as compensation paid to Parent's Officers and employees in connection herewith (the "Parent Expenses"), which Parent Expenses shall not exceed $2.5 million, such payment to be made promptly, but in no event later than the later of the second business day following, (i) such termination or (ii) the receipt by the Company of reasonable substantiation of such Parent Expenses. In the event that a Company Clause D event (as hereinafter defined) occurs within twelve (12) months following such termination, and is thereafter consummated, then the Company shall pay Parent an aggregate fee of $5.5 million in cash less the actual amount of Parent Expenses previously paid. Such payment shall be made within two (2) business days following consummation of the Clause D Event.

    A "Company Third Party Acquisition Event" means any of the following events:
(A) any Person other than Parent or its Affiliates, acquires or becomes the beneficial owner of 30% or more of the outstanding shares of Company Common Stock; (B) any new group is formed which, at the time of formation, beneficially owns 30% or more of the outstanding shares of Company Common Stock (other than a group which includes or may reasonably be deemed to include Parent or any of its Affiliates); (C) any Person (other than Parent or its Affiliates) shall have publicly proposed any bona fide merger, consolidation or acquisition of all or substantially all the assets of the Company, or other similar business combination involving the Company; (D) the Company enters into, or announces that it proposes to enter into, an agreement, including, without limitation, an agreement in principle, providing for a merger or other business combination involving the Company or the acquisition of a substantial interest in, or a substantial portion of the assets, business or operations of, the Company (other than the transactions contemplated by this Agreement) (a "Company Clause D Event"); (E) any Person (other than Parent or its Affiliates) is granted any option or right, conditional or otherwise, to acquire or otherwise become the beneficial owner of shares of Company Common Stock which, together with all shares of Company Common Stock beneficially owned by such Person, results or would result in such Person being the beneficial owner of 30% or more of the outstanding shares of Company Common Stock; or (F) there is a public announcement with respect to a plan or intention by the Company or any Person, other than Parent and its Affiliates, to effect any of the foregoing transactions. For purposes of this Section 5.4, the terms "group" and "beneficial owner" shall be defined by reference to Section 13(d) of the Exchange Act even though Section 13(d) of the Exchange Act may not apply to the Company.

    A "Superior Company Acquisition Transaction" means the event referred to in clause (D) of Company Third Party Acquisition Event provided that the financial and other terms of the transaction referred to therein are, when considered in the aggregate, more favorable to the Company's shareholders than the financial and other terms of the Merger.

        (c) Parent and the Company acknowledge that the agreements contained in
    Section 5.4(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent and Sub and the Company would not enter into this Agreement. Accordingly, if the Company fails promptly to pay the amount due pursuant to Section 5.4(b), and, to obtain such payment, Parent or Sub commences a suit which results in a judgment for the fee set forth in Section 5.4(b), the Company shall pay to Parent or Sub its costs and expenses (including attorneys' fees) in connection with such suit together with interest on the amount of the fee at the prime rate of NationsBank of North Carolina, N.A., in effect on the date such payment was required to be made.

    SECTION 5.5 Reasonable Good Faith Efforts.

        (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use reasonable good faith efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including, but not limited to: (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from all Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity (including those in connection with the HSR Act and State Takeover Approvals, if any), (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the obtaining of any requisite shareholder and Noteholder votes or consents, shareholder investor consents, or other necessary corporate approvals, and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by this Agreement. No party to this Agreement shall consent to any voluntary delay of the consummation of the Merger at the behest of any Governmental Entity without the consent of the other parties to this Agreement, which consent shall not be unreasonably withheld.

        (b) Public Announcements. The initial press release relating to this Agreement shall be a joint press release and thereafter the Company and Parent each shall consult with the other prior to issuing any press releases or otherwise making public announcements with respect to the Merger and the other transactions contemplated by this Agreement and prior to making any filings with any third party and/or any Governmental Entity (including any national securities interdealer quotation service) with respect thereto, except as may be required by law or by obligations pursuant to any listing agreement with or rules of NASDAQ.

    SECTION 5.6 Securities Filings. From the date hereof to the Effective Time and thereafter, each of Parent and Company shall timely file all reports required to be filed by it under the Exchange Act, including, without limitation, the timely filing of Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

    SECTION 5.7 Indemnification. From and after the Effective Time, Parent agrees to, and to cause the Surviving Corporation to, indemnify and hold harmless all past and present officers and directors of the Company and of its Subsidiaries to the same extent such persons are indemnified as of the date of this Agreement by the Company pursuant to the Company's Articles of Incorporation and By-Laws in existence on the date hereof for acts or omissions occurring at or prior to the Effective Time. Parent shall cause the Surviving Corporation to provide, for an aggregate period of not more than two years from the Effective Time, the Company's current directors and officers an insurance and indemnification policy that provides coverage for events occurring prior to the Effective Time (the "D&O Insurance") that is no less favorable than the Company's existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, that the Surviving Corporation shall not be required to pay an annual premium for the D&O Insurance in excess of 125 percent of the last annual premium paid prior to the date hereof.

    SECTION 5.8 Employee Benefits. Parent agrees to cause the Surviving Corporation to provide to the current employees of the Company employee benefits (including, without limitation, health, life and disability insurance, retirement benefits and other employee benefits) which are no less favorable to such employees than those provided by either (i) the Company currently or (ii) the Parent for employees in similar positions, as such employee benefits may be provided generally from time to time, the choice of which set of benefits to be in Parent's sole discretion.

    SECTION 5.9 State Takeover Laws. If any "fair price," "business combination" or "control share acquisition" statute or other similar statute or regulation shall become applicable to the transactions contemplated hereby, Parent and the Company and their respective Boards of Directors shall use their reasonable best efforts to grant such approvals and take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to minimize the effects of any such statute or regulation on the transactions contemplated hereby.

    SECTION 5.10 Notification of Certain Matters. Parent shall use its reasonable best efforts to give prompt notice to the Company, and the Company shall use its reasonable best efforts to give prompt notice to Parent, of: (i) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which it is aware and which would be reasonably likely to cause
(x) any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect or (y) any covenant, condition or agreement contained in this Agreement not to be complied with or satisfied in all material respects, (ii) any failure of Parent or the Company, as the case may be, to comply in a timely manner with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder or (iii) any change or event which would be reasonably likely to have a Material Adverse Effect on Parent or the Company, as the case may be; provided, however, that the delivery of any notice pursuant to this Section 5.10 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

    Section 5.11 Cooperative Efforts. Parent and the Company shall work together to obtain the requisite Noteholder vote or consent. Parent shall not solicit, directly or indirectly, Noteholder vote or consent without first notifying the Company and obtaining the Company's agreement with the form of solicitation, which agreement shall not be unreasonably withheld.

                                   ARTICLE 6.

                       CONDITIONS PRECEDENT TO THE MERGER

    SECTION 6.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:

        (a) Shareholder Approval. This Agreement shall have been duly approved by the requisite vote of shareholders of the Company in accordance with Alabama law and the Articles of Incorporation and Bylaws of the Company.

        (b) HSR and Other Approvals.

           (i) The waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

           (ii) All authorizations, consents, orders, declarations or approvals of or filings with, or terminations or expirations of waiting periods imposed by, any Governmental Entity (including State Takeover Approvals, if any), which the failure to obtain, make or occur would have the effect of making the Merger or any of the transactions contemplated hereby illegal or would have a Material Adverse Effect on Parent (assuming the Merger had taken place), shall have been obtained, shall have been made or shall have occurred.

        (c) No Order. No court or other Governmental Entity having jurisdiction over the Company or Parent, or any of their respective Subsidiaries, shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is then in effect and has the effect of making the Merger or any of the transactions contemplated hereby illegal.

        (d) Litigation. There shall not be instituted or pending any suit, action or proceeding by a Governmental Entity or any other person as a result of this Agreement or any of the transactions contemplated herein which, in the opinion of either party's counsel, would have a Material Adverse Effect on the Parent or the Company, as the case may be.

        (e) Registration Statement or Exemption. Either the Registration Statement shall have become effective in accordance with the provisions of the Securities Act or there shall be an effective exemption from the registration requirements of the Securities Act. If the Registration Statement shall have become effective, no stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceedings for that purpose shall have been initiated or, to the Knowledge of Parent or the Company, threatened by the SEC. All necessary state securities or blue sky authorizations shall have been received.

    SECTION 6.2 Conditions to Obligation of the Company to Effect the
Merger. The obligations of the Company to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following additional conditions:

    (a) Performance of Obligations; Representations and Warranties. Each of Parent and Sub shall have performed in all material respects each of its agreements contained in this Agreement required to be performed on or prior to the Effective Time, each of the representations and warranties of Parent and Sub contained in this Agreement shall be true and correct in all material respects on and as of the Effective Time as if made on and as of such date (other than representations and warranties which address matters only as of a certain date which shall be true and correct in all material respects as of such certain date), in each case except as contemplated or permitted by this Agreement, and the Company shall have received a certificate signed on behalf of each of Parent and Sub by its Chief Executive Officer, its Chief Operating Officer and its Chief Financial Officer to such effect.

    (b) Legal Opinion. The Company shall have received an opinion of Sommer & Barnard, counsel to Parent, dated the Closing Date, in reasonable form and of the character typical for transactions of the character of those contemplated hereby.

    SECTION 6.3 Conditions to Obligations of Parent and Sub to Effect the Merger. The obligations of Parent and Sub to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following additional conditions:

    (a) Performance of Obligations; Representations and Warranties. The Company shall have performed in all material respects each of its agreements contained in this Agreement required to be performed on or prior to the Effective Time and, each of the representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects on and as of the Effective Time as if made on and as of such date (other than representations and warranties which address matters only as of a certain date which shall be true and correct in all material respects as of such certain date), in each case except as contemplated or permitted by this Agreement, and Parent shall have received a certificate signed on behalf of the Company by its Chief Executive Officer, its Chief Operating Officer and its Chief Financial Officer to such effect.

    (b) Legal Opinion. The Parent shall have received an opinion of Berkowitz, Lefkovits, Isom & Kushner, A Professional Corporation, dated the Closing Date, in reasonable form and of the character typical for transactions of the character of those contemplated hereby.

    (c) Noteholder Approval. The Noteholders shall have approved the Supplemental Indenture in accordance with the terms of the Indenture and it shall have been executed.

    (d) Dissenting Shareholders. Holders of no more than 5% of the issued and outstanding shares of the Company shall have dissented under applicable law.

    (e) Financing Agreement and Other Consents. All consents necessary under the Company's and its Subsidiaries' financing agreements shall have been obtained so that obligations of the Company and its Subsidiaries will not be affected by the transactions contemplated by this Agreement. All third-party consents and consents necessary under any shareholder agreements applicable to the Company and its Subsidiaries shall have been obtained.

                                   ARTICLE 7.

                       TERMINATION, AMENDMENT AND WAIVER

    SECTION 7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after any approval of the matters presented in connection with the Merger by the shareholders of the Company or
Parent:

    (a) by mutual written consent of Parent and the Company;

    (b) by either Parent or the Company if the other party shall have failed to comply in any material respect with any of its covenants or agreements contained in this Agreement required to be complied with prior to the date of such termination, which failure to comply has not been cured within five business days following receipt by such other party of written notice of such failure to comply; provided, however, that if any such breach is curable by the breaching party through the exercise of the breaching party's best efforts and for so long as the breaching party shall be so using its best efforts to cure such breach, the non-breaching party may not terminate this Agreement pursuant to this paragraph;

    (c) by either Parent or the Company if there has been (i) a breach by the other party (in the case of Parent, including any material breach by Sub) of any representation or warranty that is not qualified as to materiality which has the effect of making such representation or warranty not true and correct in all material respects or (ii) a breach by the other party (in the case of Parent, including any material breach by Sub) of any representation or warranty that is qualified as to materiality, in each case which breach has not been cured within five business days following receipt by the breaching party of written notice of the breach; provided, however, that if any such breach is curable by the breaching party through the exercise of the breaching party's best efforts and for so long as the breaching party shall be so using its best efforts to cure such breach, the non-breaching party may not terminate this Agreement pursuant to this paragraph;

    (d) by the Parent or the Company if any order, decree or other order has been entered by a court or other Governmental Entity which has the effect of making the Merger or any of the transactions contemplated hereby illegal;

    (e) by Parent or the Company if the Merger has not been effected on or prior to the close of business on November 30, 1996 (the "Termination Date"); provided, however, that the right to terminate this Agreement pursuant to this
Section 7.l(e) shall not be available to any party whose failure to fulfill any of its obligations contained in this Agreement has been the cause of or resulted in, the failure of the Merger to have occurred on or prior to the aforesaid date;

    (f) by Parent or the Company if the shareholders of the Company do not approve this Agreement;

    (g) by Parent or the Company if the Board of Directors of the Company reasonably determines that a Takeover Proposal constitutes a "Superior Proposal" (as hereinafter defined); provided, however, that the Company may not terminate this Agreement pursuant to this Section 7.1(g) unless and until three business days have elapsed following delivery to Parent of a written notice of such determination by the Board of Directors of the Company (which written notice shall inform Parent of the material terms and conditions of the Takeover Proposal but need not include the identity of such third party);

    (h) by Parent if the Board of Directors of the Company shall not have recommended, or shall have resolved not to recommend, or shall have modified or withdrawn its recommendation of the Merger or declaration that the Merger is advisable and fair to and in the best interests of the Company, its shareholders and its Noteholders, or shall have resolved to do so; or

    (i) by Parent if the Noteholders of the Company do not approve the Supplemental Indenture.

    "Superior Proposal" shall mean a bona fide proposal or offer made by a third party to acquire the Company pursuant to a stock purchase, tender or exchange offer, a merger, consolidation or other business combination or a sale of all or substantially all of the assets of the Company and its Subsidiaries on terms which a majority of the members of the Board of Directors of the Company determines in their good faith reasonable judgment (based on the advice of a nationally recognized investment banking firm) to be more favorable to the Company and to its shareholders and/or Noteholders than the transactions contemplated hereby, provided that in making such determination the Board considers the likelihood that such third party is able to consummate such proposed transaction.

    SECTION 7.2 Effect of Termination. In the event of termination of this Agreement by either Parent or the Company, as provided in Section 7.1, this Agreement shall forthwith terminate and there shall be no liability hereunder on the part of the Company, Parent, Sub or their respective officers or directors (except for Section 5.4, Article 8 and the obligations of the parties under the Confidentiality Agreements which shall survive the termination); provided, however, that nothing contained in this Section 7.2 shall relieve any party hereto from any liability for any willful breach of a representation or warranty contained in this Agreement or the breach of any covenant contained in this Agreement.

    SECTION 7.3 Amendment. This Agreement may be amended by the parties hereto, by or pursuant to action taken by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the shareholders and Noteholders of the Company, but, after any such approval, no amendment shall be made which by law requires further approval by such shareholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

    SECTION 7.4 Waiver. At any time prior to the Effective Time, the parties hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein which may legally be waived. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                   ARTICLE 8.

                               GENERAL PROVISIONS

    SECTION 8.1 Non-Survival of Representations, Warranties and Agreements. The representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Section 7.1, as the case may be, except that the agreements set forth in Article I, Sections 1.5
(d), 5.2, 5.3, 5.4, 5.5, 5.6, 5.7 and 5.8, and this Article 8 shall survive the Effective Time, and those set forth in Section 5.4, this Article 8 and the Confidentiality Agreements shall survive termination.

    SECTION 8.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally, three days after mailing by United States certified mail, return receipt requested, one day after being delivered to an overnight courier or when telecopied (with a confirmatory copy sent by overnight courier) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

 (a)  if to Parent or Sub:
      Proffitt's, Inc.
      5810 Shelby Oaks Drive
      Memphis, Tennessee 38134
      Attn: Mr. R. Brad Martin
      Facsimile Number: (901) 386-4594
      Proffitt's, Inc.
      3455 Highway 80 West
      Jackson, Mississippi 39209
      Attn: Brian J. Martin, Esquire
      Facsimile Number: (601) 968-5216
      with copies to:
      James A. Strain, Esquire
      Sommer & Barnard
      PROFESSIONAL CORPORATION
      4000 Bank One Tower
      Indianapolis, Indiana 46204
      Facsimile Number: (317) 236-9802
 (b)  if to the Company:
      Parisian, Inc.
      750 Lakeshore Parkway
      Birmingham, Alabama 35211
      Attn: Donald E. Hess
      Facsimile Number: (205) 940-4984
      with copies to:
      Berkowitz, Lefkovits, Isom & Kushner,
      A PROFESSIONAL CORPORATION
      1600 SouthTrust Tower
      Birmingham, Alabama 35203
      Attn: Harold B. Kushner, Esquire
      Facsimile Number: (205) 322-8007

    SECTION 8.3 Interpretation. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include, " "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation. "

    SECTION 8.4 Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

    SECTION 8.5 Entire Agreement; No Third-Party Beneficiaries. This Agreement, including the Exhibits and Schedules attached hereto or referred to herein, and the Confidentiality Agreements constitute the entire agreement of the parties and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

    SECTION 8.6 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Tennessee, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

    SECTION 8.7 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties.

    SECTION 8.8 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement may be consummated as originally contemplated to the fullest extent possible.

    SECTION 8.9 Enforcement of this Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, such remedy being in addition to any other remedy to which any party is entitled at law or in equity. Each party hereto irrevocably waives right to trial by jury.

    SECTION 8.10 Litigation Costs. In the event it becomes necessary for any party hereto to initiate litigation for the purpose of enforcing any of its rights hereunder or for the purpose of seeking damages for any violation hereof then, in addition to any and all other judicial remedies that may be granted, the prevailing party shall be entitled to recover attorneys' fees and all other costs sustained by it in connection with such litigation.

    IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

ATTEST:                                           PROFFITT'S, INC.

  By:                                               By:
     -----------------------------                     -------------------------
 Its:                                              Its:
     -----------------------------                     -------------------------
ATTEST:                                           CASABLANCA MERGER CORP.

  By:                                               By:
     -----------------------------                     -------------------------
 Its:                                              Its:
     -----------------------------                     -------------------------
ATTEST:                                           PARISIAN, INC.

  By:                                               By:
     -----------------------------                     -------------------------
 Its:                                              Its:
     -----------------------------                     -------------------------

                                                                     APPENDIX II

                                  ALABAMA CODE
             TITLE 10. CORPORATIONS, PARTNERSHIPS AND ASSOCIATIONS
                       CHAPTER 2B. BUSINESS CORPORATIONS
                         ARTICLE 13. DISSENTERS' RIGHTS

                                  DIVISION A.

                 RIGHT TO DISSENT AND OBTAIN PAYMENT FOR SHARES

SECTION 10-2B-13.01. Definitions.

    (1) "Corporate action" means the filing of articles of merger or share exchange by the probate judge or Secretary of State, or other action giving legal effect to a transaction that is the subject of dissenters' rights.

    (2) "Corporation" means the issuer of shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

    (3) "Dissenter" means a shareholder who is entitled to dissent from corporate action under Section 10-2B-13.02 and who exercises that right when and in the manner required by Sections 10-2B-13.20 through 10-2B-13.28.

    (4) "Fair value," with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

    (5) "Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans, or, if none, at a rate that is fair and equitable under all circumstances.

    (6) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

    (7) "Beneficial shareholder" means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

    (8) "Shareholder" means the record shareholder or the beneficial shareholder.

SECTION 10-2B-13.02. Right to dissent.

    (a) A shareholder is entitled to dissent from, and obtain payment of the fair value of his or her shares in the event of, any of the following corporate actions:

        (1) Consummation of a plan of merger to which the corporation is a party
    (i) if shareholder approval is required for the merger by Section 10-2B-11.03 or the articles of incorporation and the shareholder is entitled to vote on the merger or (ii) if the corporation is a subsidiary that is merged with its parent under Section 10-2B-11.04;

        (2) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

        (3) Consummation of a sale or exchange by all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

        (4) To the extent that the articles of incorporation of the corporation so provide, an amendment of the articles of incorporation that materially and adversely affects rights in respect to a dissenter's shares because it:

           (i) Alters or abolishes a preferential right of the shares;

           (ii) Creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase of the shares;

           (iii) Alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;

           (iv) Excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights; or

           (v) Reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under Section 10-2B-6.04; or

        (5) Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

    (b) A shareholder entitled to dissent and obtain payment for shares under this chapter may not challenge the corporate action creating his or her entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

SECTION 10-2B-13.03. Dissent by nominees and beneficial owners.

    (a) A record shareholder may assert dissenters' rights as to fewer than all of the shares registered in his or her name only if he or she dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf he or she asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares to which he or she dissents and his or her other shares were registered in the names of different shareholders.

    (b) A beneficial shareholder may assert dissenters' rights as to shares held on his or her behalf only if:

        (1) He or she submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and

        (2) He or she does so with respect to all shares of which he or she is the beneficial shareholder or over which he or she has power to direct the vote.

                                   DIVISION B

                  PROCEDURE FOR EXERCISE OF DISSENTERS' RIGHTS

SECTION 10-2B-13.20. Notice of dissenters' rights.

    (a) If proposed corporate action creating dissenters' rights under Section 10-2B-13.02 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this article and be accompanied by a copy of this article.

    (b) If corporate action creating dissenters' rights under Section 10-2B-13.02 is taken without a vote of shareholders, the corporation shall (1) notify in writing all shareholders entitled to assert dissenters' rights that the action was taken; and (2) send them the dissenters' notice described in
Section 10-2B-13.22.

SECTION 10-2B-13.21. Notice of intent to demand payment.

    (a) If proposed corporate action creating dissenters' rights under Section 10-2B-13.02 is submitted to a vote at a shareholder's meeting, a shareholder who wishes to assert dissenters' rights (1) must deliver to the corporation before the vote is taken written notice of his or her intent to demand payment or his or her shares if the proposed action is effectuated; and (2) must not vote his or her shares in favor of the proposed action.

    (b) A shareholder who does not satisfy the requirements of subsection (a) is not entitled to payment for his or her shares under this article.

SECTION 10-2B-13.22. Dissenters' notice.

    (a) If proposed corporate action creating dissenters' rights under Section 10-2B-13.02 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of Section 10-2B-13.21.

    (b) The dissenters' notice must be sent no later than 10 days after the corporate action was taken, and must:

        (1) State where the payment demand must be sent;

        (2) Inform holders of shares to what extent transfer of the shares will be restricted after the payment demand is received;

        (3) Supply a form for demanding payment;

        (4) Set a date by which the corporation must receive the payment demand,which date may not be fewer than 30 nor more than 60 days after the date the subsection (a) notice is delivered; and

        (5) Be accompanied by a copy of this article.

SECTION 10-2B-13.23. Duty to demand payment.

    (a) A shareholder sent a dissenters' notice described in Section 10-2B-13.22 must demand payment in accordance with the terms of the dissenters' notice.

    (b) The shareholder who demands payment retains all other rights of a shareholder until those rights are canceled or modified by the taking of the proposed corporate action.

    (c) A shareholder who does not demand payment by the date set in the dissenters' notice is not entitled to payment for his or her shares under this article.

    (d) A shareholder who demands payment under subsection (a) may not thereafter withdraw that demand and accept the terms offered under the proposed corporate action unless the corporation shall consent thereto.

SECTION 10-2B-13.24. Share restrictions.

    (a) Within 20 days after making a formal payment demand, each shareholder demanding payment shall submit the certificate or certificates representing his or her shares to the corporation for (1) notation thereon by the corporation that such demand has been made and (2) return to the shareholder by the corporation.

    (b) The failure to submit his or her shares for notation shall, at the option of the corporation, terminate the shareholders' rights under this article unless a court of competent jurisdiction, for good and sufficient cause, shall otherwise direct.

    (c) If shares represented by a certificate on which notation has been made shall be transferred, each new certificate issued therefor shall bear similar notation, together with the name of the original dissenting holder of such shares.

    (d) A transferee of such shares shall acquire by such transfer no rights in the corporation other than those which the original dissenting shareholder had after making demand for payment of the fair value thereof.

SECTION 10-2B-13.25. Offer of payment.

    (a) As soon as the proposed corporate action is taken, or upon receipt of a payment demand, the corporation shall offer to pay each dissenter who complied with Section 10-2B-13.23 the amount the corporation estimates to be the fair value of his or her shares, plus accrued interest.

    (b) The offer of payment must be accompanied by:

        (1) The corporation's balance sheet as of the end of a fiscal year ending not more than 16 months before the date of the offer, an income statement for that year, and the latest available interim financial statements, if any;

        (2) A statement of the corporation's estimate of the fair value of the shares;

        (3) An explanation of how the interest was calculated;

        (4) A statement of the dissenter's right to demand payment under Section 10-2B-13.28; and

        (5) A copy of this article.

    (c) Each dissenter who agrees to accept the corporation's offer of payment in full satisfaction of his or her demand must surrender to the corporation the certificate or certificates representing his or her shares in accordance with terms of the dissenters' notice. Upon receiving the certificate or certificates, the corporation shall pay each dissenter the fair value of his or her shares, plus accrued interest, as provided in subsection (a). Upon receiving payment, a dissenting shareholder ceases to have any interest in the shares.

SECTION 10-2B-13.26. Failure to take corporate action.

    (a) If the corporation does not take the proposed action within 60 days after the date set for demanding payment, the corporation shall release the transfer restrictions imposed on shares.

    (b) If, after releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters' notice under Section 10-2B-13.22 and repeat the payment demand procedure.

SECTION 10-2B-13.28. Procedure if shareholder dissatisfied with offer of payment.

    (a) A dissenter may notify the corporation in writing of his or her own estimate of the fair value of his or her shares and amount of interest due, and demand payment of his or her estimate, or reject the corporation's offer under
Section 10-2B-13.25 and demand payment of the fair value of his or her shares and interest due, if:

        (1) The dissenter believes that the amount offered under Section 10-2B-13.25 is less than the fair value of his or her shares or that the interest due is incorrectly calculated;

        (2) The corporation fails to make an offer under Section 10-2B-13.25 within 60 days after the date set for demanding payment; or

        (3) The corporation, having failed to take the proposed action, does not release the transfer restrictions imposed on shares within 60 days after the date set for demanding payment.

    (b) A dissenter waives his or her right to demand payment under this section unless he or she notifies the corporation of his or her demand in writing under subsection (a) within 30 days after the corporation offered payment for his or her shares.

                                   DIVISION C

                          JUDICIAL APPRAISAL OF SHARES

SECTION 10-2B-13.30. Court action.

    (a) If a demand for payment under Section 10-2B-13.28 remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60 day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

    (b) The corporation shall commence the proceeding in the circuit court of the county where the corporation's principal office (or, if none in this state, its registered office) is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

    (c) The corporation shall make all dissenters (whether or not residents of this state) whose demands remain unsettled parties to the proceeding as in an action against their shares, and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided under the Alabama Rules of Civil Procedure.

    (d) After service is completed, the corporation shall deposit with the clerk of the court an amount sufficient to pay unsettled claims of all dissenters party to the action in an amount per share equal to its prior estimate of fair value, plus accrued interest, under Section 10-2B-13.25.

    (e) The jurisdiction of the court in which the proceeding is commenced under subsection (b) is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

    (f) Each dissenter made a party to the proceeding is entitled to judgment for the amount the court finds to be the fair value of his or her shares, plus accrued interest. If the court's determination as to the fair value of a dissenter's shares, plus accrued interest, is higher than the amount estimated by the corporation and deposited with the clerk of the court pursuant to subsection (d), the corporation shall pay the excess to the dissenting shareholder. If the court's determination as to fair value, plus accrued interest, of a dissenter's shares is less than the amount estimated by the corporation and deposited with the clerk of the court pursuant to subsection(d), then the clerk shall return the balance of funds deposited, less any costs under
Section 10-2B-13.31, to the corporation.

    (g) Upon payment of the judgment, and surrender to the corporation of the certificate or certificates representing the appraised shares, a dissenting shareholder ceases to have any interest in the shares.

SECTION 10-2B-13.31. Court costs and counsel fees.

    (a) The court in an appraisal proceeding commenced under Section 10-2B-13.30 shall determine all costs of the proceeding, including compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under Section 10-2B-13.28.

    (b) The court may also assess the reasonable fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

        (1) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of Sections 10-2B-13.20 through 10-2B-13.28; or

        (2) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

    (c) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefitted.

SECTION 10-2B-13.32. Status of shares after payment.

    Shares acquired by a corporation pursuant to payment of the agreed value therefor or to payment of the judgment entered therefor, as in this chapter provided, may be held and disposed of by such corporation as in the case of other treasury shares, except that, in the case of a merger or share exchange,they may be held and disposed of as the plan of merger or share exchange may otherwise provide.

                                                                    APPENDIX III

                         REGISTRATION RIGHTS AGREEMENT

    This REGISTRATION RIGHTS AGREEMENT ("Agreement"), dated as of July 8, 1996, is between PROFFITT'S, INC., a Tennessee corporation ("Parent") and PARISIAN, INC., an Alabama corporation (the "Company").

    WHEREAS, Parent and the Company have entered into an Agreement and Plan of Merger (the "Merger Agreement") contemporaneously with the execution of this Agreement pursuant to which shareholders of the Company will receive Common Stock of the Parent ("Parent Common Stock");

    WHEREAS, following consummation of the transactions contemplated by the Agreement and Plan of Merger (the "Merger"), Parent will own 100% of the stock of the Company; and

    WHEREAS, the parties hereto desire to enter into this Agreement which sets forth the terms of certain registration rights applicable to the Registrable Securities (as defined below) subsequent to the Merger;

    NOW, THEREFORE, upon the terms and conditions, and the mutual promises herein contained, and for good and valuable consideration, the receipt and adequacy of which are acknowledged, the parties hereto agree as follows:

    1. Certain Definitions. Capitalized terms not defined herein shall have the same meaning as they have in the Merger Agreement. As used in this Agreement, the following initially capitalized terms shall have the following meanings:

        (a) "Affiliate" means, with respect to any person, any other person who, directly or indirectly, is in control of, is controlled by or is under common control with the former person.

        (b) "Family Holder" means any Holder (as hereinafter defined) other than a Lehman Holder (as hereinafter defined).

        (c) "Holder" means any of the former shareholders of the Company who or which is the record holder of Registrable Securities and any successor, permitted transferee or assignee thereof.

        (d) "In Registration" means, with respect to the Parent, that there has been an organizational meeting with underwriters regarding a proposed public offering of Parent's securities.

        (e) "Lehman Holder" means Lehman Brothers Merchant Banking Portfolio Partnership, L.P., Lehman Brothers Offshore Investment Partnership--Japan L.P., Lehman Brothers Offshore Investment Partnership L.P., or Lehman Brothers Capital Partners II L.P.

        (f) "Registrable Securities" means Parent Common Stock received in the Merger, any stock or other securities into which or for which such Parent Common Stock may hereafter be changed, converted or exchanged, and any other securities issued to holders of such Parent Common Stock (or such shares into which or for which such shares are so changed, converted or exchanged) upon any reclassification, share combination, share subdivision, share dividend, merger, consolidation or similar transactions or events, provided that any such securities shall cease to be Registrable Securities (i) if a registration statement with respect to the sale of such securities (other than a registration statement relating to the initial issuance of Parent Common Stock in the Merger) shall have become effective under the Securities Act and such securities are sold pursuant to such registration statement, or
    (ii) if such securities shall have been distributed pursuant to Rule 144, Rule 144A or Rule 145(d).

        (g) "Registration Expenses" means all reasonable expenses in connection with any registration of securities pursuant to this Agreement including, without limitation, the following: (i) SEC

                                     III-1
    filing fees; (ii) the fees, disbursements and expenses of Parent's counsel and accountants in connection with the registration of the Registrable Securities to be disposed of under the Securities Act; (iii) all expenses in connection with the preparation, printing and filing of the registration statement, any preliminary prospectus or final prospectus and amendments and supplements thereto and the mailing and delivering of copies thereof to any Holders, underwriters and dealers and all expenses incidental to delivery of the Registrable Securities; (iv) the cost of producing blue sky or legal investment memoranda; (v) all expenses in connection with the qualification of the Registrable Securities to be disposed of for offering and sale under state securities laws, including the fees and disbursements of counsel for the underwriters or Holders in connection with such qualification and in connection with any blue sky and legal investments surveys; (vi) the filing fees incident to securing any required review by the National Association of Securities Dealers, inc. of the terms of the sale of the Registrable Securities to be disposed of, (vii) transfer agents', depositaries' and registrars' fees and the fees of any other agent appointed in connection with such offering; (viii) all security engraving and security printing expenses, (ix) all fees and expenses payable in connection with the listing of the Registrable Securities on each securities exchange or inter-dealer quotation system on which a class of common equity securities of Parent is then listed and (x) courier, overnight, and delivery expenses; provided further that Registration Expenses shall not include any underwriting discounts, commissions or fees attributable to the sale of the Registrable Securities and shall not include internal expenses such as salaries and expenses of Parent's officers and employees performing legal or accounting duties, word processing, overhead, clerical and duplication expenses.

        (h) "Restricted Securities" has the same meaning as in Rule 144(a)(3) (as hereinafter defined).

        (i) "Rule 144" means Rule 144 promulgated under the Securities Act, or any successor rule to similar effect.

        (j) "Rule 144A" means Rule 144A promulgated under the Securities Act, or any successor rule to similar effect.

        (k) "Rule 145" means Rule 145 promulgated under the Securities Act, or any successor rule to similar effect.

        (l) "SEC" means the United States Securities and Exchange Commission.

        (m) "Securities Act" means the Securities Act of 1933, as amended, or any successor statute, and the rules and regulations of the SEC promulgated thereunder.

    2. Demand Registration.

    (a) At any time after the Effective Time (or in the case of a Lehman Holder, prior to or after the Effective Time), upon written notice from a Holder or group of Holders in the manner set forth in Section 11(h) hereof requesting that the Parent effect the registration under the Securities Act of any or all of the Registrable Securities held by such Holder, which notice shall specify the intended method or methods of disposition of such Registrable Securities, the Parent shall use its reasonable best efforts to effect, in the manner set forth in Section 5, the registration under the Securities Act of all of such Registrable Securities for disposition in accordance with the intended method or methods of disposition stated in such request, provided that:

        (i) if, within 5 business days of receipt of a registration request pursuant to this Section 2(a), Parent is advised in writing (with a copy to the Holder requesting registration) by either co-lead underwriter of the proposed offering described below that, in such firm's good faith opinion, a registration at the time and on the terms requested would materially and adversely affect any immediately planned offering of securities by Parent as to which Parent was In Registration prior to receipt of notice requesting registration pursuant to this Section 2(a) (a "Transaction Blackout"), Parent shall not be required to effect a registration pursuant to this
    Section 2(a) until the

                                     III-2
    earliest of (A) the abandonment of such offering, (B) the termination of any "hold back" period obtained by the underwriter(s) of such offering from any person in connection therewith or (C) 120 days after receipt by the Holder requesting registration of either co-lead underwriter's written opinion referred to above in this subsection (i));

        (ii) if, while a registration request is pending pursuant to this
    Section 2(a), Parent has determined in good faith that the filing of a registration statement would require the disclosure of material non-public information that Parent has a bona fide business purpose for preserving as confidential, Parent shall not be required to effect a registration pursuant to this Section 2(a) until the earlier of (1) the date upon which such material information is otherwise disclosed to the public or ceases to be material or Parent is able to so comply with applicable SEC requirements, as the case may be, and (2) 45 days after Parent makes such good-faith determination;

        (iii) Parent shall not be obligated to file a registration statement relating to a registration request pursuant to this Section 2: (A) in the case of a request by Lehman Holders, if such registration request is for an amount of Registrable Securities with an aggregate value, based on the closing price on the trading day preceding such registration request, of less than $25 million or if the Lehman Holders have previously made a registration request; or (B) in the case of a request by Family Holders, if such registration request is for an amount of Registrable Securities with an aggregate value, based on the closing price on the trading day preceding such registration request, of less than $25 million or if the Family Holders have previously made a registration request; provided, however, that in the event the Family Holders receive Restricted Securities in the Merger, Parent shall not be obligated to file such a registration statement if such aggregate value is less than $10 million or if the Family Holders have previously made two such registration requests; and

        (iv) for the first three-months following the Effective Time, the Family Holders shall not make a registration request under this Section 2 unless prior to such request, the Lehman Holders shall have made a registration request under this Section 2.

    (b) Notwithstanding any other provision of this Agreement to the contrary:

        (i) a registration requested by a Holder pursuant to this Section 2, shall not be deemed to have been effected (and, therefore, not requested for purposes of subsection 2(a)), (A) unless the registration statement filed with respect to such Holder's Registrable Securities has become effective,
    (B) if after it has become effective such registration is interfered with by any stop order, injunction or other order or requirement of the SEC or other governmental agency or court for any reason other than a misrepresentation or an omission by such Holder and, as a result thereof, the Registrable Securities requested to be registered cannot be distributed in accordance with the plan of distribution set forth in the related registration statement or (C) if the conditions to closing specified in the purchase agreement or underwriting agreement entered into in connection with such registration are not satisfied (other than by reason of some act or omission by such Holder) or waived by the underwriters;

        (ii) a registration requested by a Holder pursuant to this Section 2 and later withdrawn at the request of such Holder shall be deemed to have been effected (and, therefore, requested for purposes of Section 2(a)), whether withdrawn by the Holder prior to or after the effectiveness of such requested registration, unless such request is withdrawn by a Holder prior to the filing of a registration statement with the SEC; and

        (iii) nothing herein shall modify Holders' obligation to pay the Registration Expenses incurred in connection with any registration withdrawn at the Holders' request, if the Holders are otherwise obligated to do so.

    (c) In the event that any registration pursuant to this Section 2 shall involve, in whole or in part, an underwritten offering, a Holder shall have the right to designate an underwriter reasonably satisfactory

                                     III-3
to Parent as a co-lead underwriter of such underwritten offering and Parent shall have the right to designate a co-lead underwriter reasonably satisfactory to the Holder of such underwritten offering.

    (d) Parent shall have the right to cause the registration of additional securities for sale for the account of any person (including Parent) in any registration of Registrable Securities requested by a Holder pursuant to Section 2(a); provided that Parent shall not have the right to cause the registration of such additional securities if (i) such registration is pursuant to Rule 415 under the Securities Act, or (ii) such person is advised in writing (with a copy to the Parent) by either co-lead underwriter that, in such firm's good faith opinion, registration of such additional securities would materially and adversely affect the offering and sale of the Registrable Securities then contemplated by such Holder.

    3. Piggyback Registration. If Parent at any time proposes to register any of its Common Stock or any other of its common equity securities, including any security convertible into or exchangeable for any of its common equity securities (collectively, "Other Securities") under the Securities Act (other than a registration on Form S-4 or S-8 or any successor form thereto), whether or not for sale for its own account, in a manner which would permit registration of Registrable Securities for sale for cash to the public under the Securities Act, it will each such time give prompt written notice to Mr. Donald E. Hess, or his successor, or Mr. Kenneth I. Tuchman, or his successor, of its intention to do so at least 10 business days prior to the anticipated filing date of the registration statement relating to such registration. Such notice shall offer Holders the opportunity to include in such registration statement any or all of the Registrable Securities owned by each such Holder. Upon the receipt of Parent's notice (which request shall specify the number of Registrable Securities intended to be disposed of and the intended method of disposition thereof), Parent shall effect, in the manner set forth in Section 5, in connection with the registration of the Other Securities, the registration under the Securities Act of all Registrable Securities which Parent has been so requested to register, to the extent required to permit the disposition (in accordance with such intended methods thereof) of the Registrable Securities so requested to be registered, provided that:

    (a) if at any time after giving written notice of its intention to register any securities and prior to the effective date of such registration, Parent shall determine for any reason not to register or to delay registration of such securities, Parent may, at its election, give written notice of such determination to the Holder and, thereupon, (A) in the case of a determination not to register, Parent shall be relieved of its obligation to register any Registrable Securities in connection with such registration and (B) in the case of a determination to delay such registration, Parent shall be permitted to delay registration of any Registrable Securities requested to be included in such registration for the same period as the delay in registering such Other Securities;

    (b) (i) if the registration referred to in the first sentence of this
Section 3 is to be an underwritten primary registration on behalf of Parent, and the managing underwriter advises Parent in writing that, in such firm's opinion, such offering would be materially and adversely affected by the inclusion therein of the Registrable Securities requested to be included therein, Parent shall include in such registration: (1) first, all securities Parent proposes to sell for its own account ("Parent Securities"), and (2) second, up to the full number of (A) Registrable Securities held by Holders requested to be included in such registration and (B) other securities, if any, requested to be included therein by the holders thereof (the "Other Holders"), in excess of the number or dollar amount of securities Parent proposes to sell which, in the good-faith opinion of the managing underwriter, can be so sold without so materially and adversely affecting such offering (and, if less than the full number of such Registrable Securities and securities held by Other Holders, allocated pro rata among the Holders of such Registrable Securities and the Other Holders on the basis of the number of securities requested to be registered in such registration by each such Holder and each such Other Holder); and (ii) if the registration referred to in the first sentence of this Section 3 is to be an underwritten secondary registration on behalf of Other Holders and the managing underwriter of such secondary registration on behalf of Other Holders and the managing underwriter of such secondary offering advises Parent in writing that in its good-faith opinion such offering would be materially and adversely affected by the inclusion therein of the Registrable Securities requested to be included therein, Parent shall include in such registration the

                                     III-4
amount of securities (including Registrable Securities) that the managing underwriter advises can be so sold without materially affecting such offering, allocated pro rata among the Other Holders and the Holders on the basis of the number of securities (including Registrable Securities) requested to be included therein by each Other Holder and each Holder.

    (c) Parent shall not be required to effect any registration of Registrable Securities under this Section 3 incidental to the registration of any of its securities in connection with mergers, acquisitions, exchange offers, subscription offers, dividend reinvestment plans or stock option or other executive or employee benefit or compensation plans; and

    (d) no registration of Registrable Securities effected under this Section 3, standing alone, shall relieve Parent of its obligation to effect a registration of Registrable Securities pursuant to Section 2 hereof.

    4. Expenses, Underwriting Discounts, Commissions and Fees. (a) Unless Holders receive Restricted Securities in the Merger, each Holder, by accepting Registrable Securities, agrees to pay all Registration Expenses with respect to an offering pursuant to Section 2 hereof, pro rata based on each Holder's number of Registrable Securities included in such offering, except to the extent the Parent causes shares to be registered for itself or another party pursuant to
Section 2(d), in which event Parent or such other party shall pay the incremental expenses of including such shares in the offering. By accepting Registrable Securities, each Holder agrees to pay all incremental expenses of including such Holder's Registrable Securities in an offering pursuant to
Section 3 hereof. All Registration Expenses to be paid by the Holder shall be paid within 30 days of the delivery of a statement, such statements to be delivered not more frequently than once every 30 days.

    (b) If Holders receive Restricted Securities in the Merger, Parent agrees to pay all Registration Expenses with respect to the exercise of one registration request pursuant to Section 2 by the Lehman Holders and any registration requests pursuant to Section 2 by the Family Holders. If Holders receive Restricted Securities in the Merger, Parent agrees to pay the incremental expenses of including Holders' Registrable Securities in an offering pursuant to
Section 3 hereof.

    (c) Parent shall have no obligation to pay any underwriting discounts, commissions or fees relating to Registrable Securities. All such underwriting discounts, commissions and fees shall be borne by the Holders.

    5. Registration and Qualifications. If and whenever Parent is required to use its reasonable best efforts to effect the registration of any Registrable Securities under the Securities Act as provided in Section 2 or 3 hereof, Parent, subject to Section 4 hereof, shall:

    (a) prepare and file a registration statement under the Securities Act relating to the Registrable Securities to be offered as soon as practicable, but in no event later than 30 days (45 days if the applicable registration form is other than Form S-3) after the date notice is given, and use its reasonable best efforts to cause the same to become effective within 60 days after the date notice is given (90 days if the applicable registration form is other than Form S-3);

    (b) prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective for 90 days (or, in the case of an underwritten offering, such shorter time period as the underwriters may require);

    (c) furnish to the Holders and to any underwriter of such Registrable Securities such number of conformed copies of such registration statement and of each such amendment and supplement thereto (in each case including all exhibits), such number of copies of the prospectus included in such registration statement (including each preliminary prospectus and any summary prospectus), in conformity with the requirements of the Securities Act, and such other documents, as the Holders or such underwriter may reasonably request in order to facilitate the public sale of the Registrable

                                     III-5

Securities, and a copy of any and all transmittal letters or other correspondence to, or received from the SEC or any other governmental agency or self-regulatory body or other body having jurisdiction (including any domestic or foreign securities exchange) relating to such offering;

    (d) use its reasonable best efforts to register or qualify all Registrable Securities covered by such registration statement under the securities or blue sky laws of such jurisdictions as the Holders or any underwriter of such Registrable Securities shall request, and use its reasonable best efforts to obtain all appropriate registration, permits and consents required in connection therewith, and do any and all other acts and things which may be necessary or advisable to enable the Holders or any such underwriter to consummate the disposition in such jurisdictions of its Registrable Securities covered by such registration statement; provided that Parent shall not for any such purpose be required to register or qualify generally to do business as a foreign corporation in any jurisdiction wherein it is not so qualified, or to subject itself to taxation in any such jurisdiction, or to consent to general service of process in any such jurisdiction;

    (e) (i) use its reasonable best efforts to furnish an opinion of counsel for Parent addressed to the underwriters and each Holder of Registrable Securities included in such registration (each a "Selling Holder") and dated the date of the closing under the underwriting agreement (if any) (or if such offering is not underwritten, dated the effective date of the registration statement), and
(ii) use its reasonable best efforts to furnish a "cold comfort" letter addressed to each Selling Holder, if permissible under applicable accounting practices, and signed by the independent public accountants who have audited Parent's financial statements included in such registration statement, in each such case covering substantially the same matters with respect to such registration statement (and the prospectus included therein) as are customarily covered in opinions of issuer's counsel and in accountants' letters delivered to underwriters in underwritten public offerings of securities and such other matters as the Selling Holders may reasonably request and, in the case of such accountants' letter, with respect to events subsequent to the date of such financial statements;

    (f) immediately notify the Selling Holders in writing (i) at any time when a prospectus relating to a registration pursuant to Section 2 or 3 hereof is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of any material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and (ii) of any request by the SEC or any other regulatory body or other body having jurisdiction over any amendment of or supplement to any registration statement or other document relating to such offering, and in either such case (i) or (ii) at the request of the Selling Holders, subject to
Section 4 hereof, prepare and furnish to the Selling Holders a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading;

    (g) use its reasonable best efforts to list all such Registrable Securities covered by such registration on each securities exchange and inter-dealer quotation system on which a class of common equity securities of Parent is then listed, with expenses in connection therewith (not including any future periodic assessments or fees for such additional listing) to be paid in accordance with
Section 4 hereof;

    (h) furnish unlegended certificates representing ownership of the Registrable Securities being sold in such denominations as shall be requested by the Selling Holders or the underwriters with expenses therewith to be paid in accordance with Section 4 hereof; and

    (i) otherwise use its reasonable best efforts to comply with all applicable rules and regulations of the SEC relating to the registration and distribution of the Registrable Securities, and take all other reasonable steps necessary and appropriate to effect all registrations in the manner contemplated by this Agreement.

                                     III-6

    6. Underwriting; Due Diligence.

    (a) If requested by the underwriters for any underwritten offering of Registrable Securities pursuant to a registration requested under this Agreement, Parent shall enter into an underwriting agreement with such underwriters for such offering, such agreement to contain such representations and warranties by Parent and such other terms and provisions as are customarily contained in underwriting agreements with respect to secondary distribution, including, without limitation, indemnities and contribution substantially to the effect and to the extent provided in Section 8 hereof and the provision of opinions of counsel and accountants' letters to the effect and to the extent provided in Section 5(e) hereof. The Selling Holders on whose behalf the Registrable Securities are to be distributed by such underwriters shall be parties to any such underwriting agreement and the representations and warranties by, and the other agreements on the part of, Parent to and for the benefit of such underwriters, shall also be made to and for the benefit of such Selling Holders. Such underwriting agreement shall also contain such representations and warranties by the Selling Holders on whose behalf the Registrable Securities are to be distributed as are customarily contained in underwriting agreements with respect to secondary distributions.

    (b) In the event that any registration pursuant to Section 3 shall involve, in whole or in part, an underwritten offering, Parent may require the Registrable Securities requested to be registered pursuant to Section 3 to be included in such underwriting on the same terms and conditions as shall be applicable to the other securities being sold through underwriters under such registration. If requested by the underwriters for such underwritten offering, the Selling Holders on whose behalf the Registrable Securities are to be distributed shall enter into an underwriting agreement with such underwriters, such agreement to contain such representations and warranties by the Selling Holders and such other terms and provisions as are customarily contained in underwriting agreement with respect to secondary distributions, including without limitation, indemnities and contribution substantially to the effect and to the extent provided in Section 8 hereof. Such underwriting agreement shall also contain such representations and warranties by Parent and such other person or entity for whose account securities are being sold in such offering as are customarily contained in underwriting agreements with respect to secondary distributions.

    (c) In connection with the preparation and filing of each registration statement registering Registrable Securities under the Securities Act, Parent shall give the Holders of such Registrable Securities and the underwriters, if any, and their respective counsel and accountants, such reasonable and customary access to its books and records and such opportunities to discuss the business of Parent with its officers and the independent public accountants who have certified Parent's financial statements as shall be necessary, in the opinion of such Holder and such underwriters or their respective counsel, to conduct a reasonable investigation within the meaning of the Securities Act.

    7. Indemnification and Contribution.

    (a) In the case of each offering of Registrable Securities made pursuant to this Agreement, Parent agrees to indemnify and hold harmless each Holder, its officers and directors, each underwriter of Registrable Securities so offered and each person, if any, who controls any of the foregoing persons within the meaning of Section 15 of the Securities Act, from and against any and all claims, liabilities, losses, damages, expenses and judgments, joint or several, to which they or any of them may become subject, under the Securities Act or otherwise, including any amount paid in settlement of any litigation commenced or threatened, and shall promptly reimburse them, as and when incurred, for any reasonable legal or other expenses incurred by them in connection with investigating any claims and defending any actions, insofar as such losses, claims, damages, liabilities or actions shall arise out of, or shall be based upon, any untrue statement or alleged untrue statement of a material fact contained in the registration statement (or in any preliminary or final prospectus included therein, or any amendment thereto or supplement thereto, or in any document incorporated by reference therein, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading); provided, however, that Parent shall not be liable to a particular Holder in any such case to the extent that any such loss, claim, damage, liability or action

                                     III-7
arises out of, or is based upon, any untrue statement or alleged untrue statement, or any omission, if such statement or omission shall have been made in reliance upon and in conformity with information relating to such Holder furnished to Parent in writing by or on behalf of such Holder specifically for use in the preparation of the registration statement (or in any preliminary or final prospectus included therein) or any amendment thereof or supplement thereto. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of a Holder and shall survive the transfer of such securities. The foregoing indemnity agreement is in addition to any liability which Parent may otherwise have to each Holder, its officers and directors, underwriters of the Registrable Securities or any controlling person of the foregoing; provided, further, that, as to any underwriter or any person controlling any underwriter, this indemnity does not apply to any loss, liability, claim, damage or expense arising out of or based upon any untrue statement or alleged untrue statement or omission or alleged omission in any preliminary prospectus if a copy of a prospectus was not sent or given by or on behalf of an underwriter to such person asserting such loss, claim, damage, liability or action at or prior to the written confirmation of the sale of the Registrable Securities as required by the Securities Act and such untrue statement or omission had been corrected in such prospectus.

    (b) In the case of each offering made pursuant to this Agreement, each Holder of Registrable Securities, included in such offering, by exercising its registration rights hereunder, agrees to indemnify and hold harmless Parent, its officers and directors and each person, if any, who controls any of the foregoing (within the meaning of Section 15 of the Securities Act), from and against any and all claims, liability, losses, damages, expenses and judgments, joint or several, to which they or any of them may become subject, under the Securities Act or otherwise, including any amount paid in settlement of any litigation commenced, or threatened, and shall promptly reimburse them, as and when incurred, for any legal or other expenses incurred by them in connection with investigating any claims and defending any actions, insofar as any such losses, claims, damages, liabilities or actions shall arise out of, or shall be based upon, any untrue statement or alleged untrue statement of a material fact contained in the registration statement (or in any preliminary or final prospectus included therein) or any amendment thereof or supplement thereto, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, but in each case only to the extent that such untrue statement of a material fact is contained in, or such material fact is omitted from, information relating to such Holder furnished in writing to Parent by or on behalf of such Holder specifically for use in the preparation of such registration statement (or in any preliminary or final prospectus included therein). The foregoing indemnity is in addition to any liability which such Holder may otherwise have to Parent, or any of its directors, officers or controlling persons; provided, however, that, as to any underwriter or any person controlling any underwriter, this indemnity does not apply to any loss, liability, claim, damage or expense arising out of or based upon any untrue statement or alleged untrue statement or omission or alleged omission in any preliminary prospectus if a copy of a prospectus was not sent or given by or on behalf of an underwriter to such person asserting such loss, claim, damage, liability or action at or prior to the written confirmation of the sale of the Registrable Securities as required by the Securities Act and such untrue statement or omission had been corrected in such prospectus. In no event, however, shall a Holder be required to pay pursuant to this Section 7(b) an amount in the aggregate in excess of the net proceeds received by such Holder in connection with the sale of Registrable Securities in the offering which is the subject of such loss, claim, damage or liability.

    (c) Procedure for Indemnification. Each party indemnified under paragraph
(a) or (b) of this Section 7 shall, promptly after receipt of notice of any claim or the commencement of any action against such indemnified party in respect of which indemnity may be sought, notify the indemnifying party in writing of the claim or the commencement thereof; provided that the failure to notify the indemnifying party shall not relieve it from any liability which it may have to an indemnified party on account of the indemnity agreement contained in paragraph (a) or (b) of this Section 8, except to the extent the indemnifying party was actually prejudiced by such failure, and in no event shall relieve the indemnifying party from any other liability which it may have to such indemnified party. If any such claim or action shall be brought against an indemnified party, and it shall notify the indemnifying party thereof, the indemnifying party shall be entitled to participate therein, and, to the extent that it wishes, jointly

                                     III-8
with any other similarly notified indemnifying party to assume the defense thereof with counsel reasonably satisfactory to the indemnified party. After notice from the indemnifying party to the indemnified party of its election to assume the defense of such claim or action, the indemnifying party shall not be liable to the indemnified party under this Section 8 for any legal or other expenses subsequently incurred by the indemnified party in connection with the defense thereof other than reasonable costs of investigation; provided that each indemnified party, its officers and directors, if any, and each person, if any, who controls such indemnified-led party within the meaning of the Securities Act, shall have the right to employ separate counsel reasonably approved by the indemnifying party to represent them if the named parties to any action (including any impleaded parties) include both such indemnified party and an indemnifying party or an affiliate of an indemnifying party, and such indemnified party shall have been advised by counsel either (i) that there may be one or more legal defenses available to such indemnified party that are different from or additional to those available to such indemnifying party or such affiliate or (ii) a conflict may exist between such indemnified party and such indemnifying party or such affiliate, and in that event the fees and expenses of one such separate counsel for all such indemnified parties shall be paid by the indemnifying party. An indemnified party will not enter into any settlement agreement which is not approved by the indemnifying party, which approval shall not to be unreasonably withheld. The indemnifying party may not agree to any settlement of any such claim or action which provides for any remedy or relief other than monetary damages for which the indemnifying party shall be responsible hereunder, without the prior written consent of the indemnified party, which shall not be unreasonably withheld, and any such settlement agreement shall contain a complete and unconditional release from liability of each indemnified party. Notwithstanding the foregoing, if at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for fees and expenses of counsel as contemplated by this Section 7, the indemnifying party agrees that it shall be liable for any settlement effected without its written consent if (i) such settlement is entered into more than 30 business days after receipt by such indemnifying party of the aforesaid request and (ii) such indemnifying party shall not have reimbursed the indemnified party in accordance with such request prior to the date of settlement. In any action hereunder as to which the indemnifying party has assumed the defense thereof with counsel reasonably satisfactory to the indemnified party, the indemnified party shall continue to be entitled to participate in the defense thereof, with counsel of its own choice, but, except as set forth above, the indemnifying party shall not be obligated hereunder to reimburse the indemnified part; for the costs thereof. In all instances, the indemnified party shall cooperate fully with the indemnifying party or its counsel in the defense of each claim or action.

    If the indemnification provided for in this Section 7 shall for any reason be unavailable to an indemnified party in respect of any loss, claim, damage or liability, or any action in respect thereof, referred to herein, then each indemnifying party shall, in lieu of indemnifying such indemnified party, contribute to the amount paid or payable by such indemnified party as a result of such loss, claim, damage or liability, or action in respect thereof, in such proportion as shall be appropriate to reflect the relative fault of the indemnifying party on the one hand and the indemnified party on the other with respect to the statements or omissions which resulted in such loss, claim, damage or liability, or action in respect thereof, as well as any other relevant equitable considerations. The relative fault shall be determined by reference to whether the untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by the indemnifying party on the one hand or the indemnified party on the other, the intent of the parties and their relative knowledge, access to information and opportunity to correct or prevent such statement or omission, but not by reference to any indemnified party's stock ownership in Parent. In no event, however, shall a Holder be required to contribute in excess of the amount of the net proceeds received by such Holder in connection with the sale of Registrable Securities in the offering which is the subject of such loss, claim, damage or liability. The amount paid or payable by an indemnified party as a result of the loss, claim, damage or liability, or action in respect thereof, referred to above in this paragraph shall be deemed to include, for purposes of this paragraph, any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. No person

                                     III-9
guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

    8. Rules 144 and 145. Parent shall take such measures and file such information, documents and reports as shall be required by the SEC as a condition to the availability of Rules 144 and 145 (or any successor provisions).

    9. Holdback.

    (a) Each Holder agrees by acquisition of Registrable Securities, if so required by either co-lead underwriter, not to sell, make any short sale of, loan, grant any option for the purchase of, effect any public sale or distribution of or otherwise dispose of any securities of Parent, during the 14 days prior to and the 90 days after any underwritten registration pursuant to
Section 2 or 3 hereof has become effective (or such shorter period as may be required by the underwriter), except as part of such underwritten registration. Notwithstanding the foregoing sentence, each Holder subject to the foregoing sentence shall be entitled to sell during the foregoing period securities in a private sale. Parent may legend and may impose stop transfer instructions on any certificate evidencing Registrable Securities relating to the restrictions provided for in this Section 9.

    (b) Parent agrees, if so required by either co-lead underwriter, not to sell, make any short sale of, loan, grant any option for the purchase of (other than pursuant to employee benefit plans) effect any public sale or distribution of or otherwise dispose of its equity securities or securities convertible into or exchangeable or exercisable for any such securities during the 14 days prior to and the 90 days after any underwritten registration pursuant to Section 2 or 3 hereof has become effective, except as part of such underwritten registration and except pursuant to registrations on Form S-4, S-8 or any successor or similar forms thereto.

    10. No Transfer of Registration Rights.

    (a) Holders may not transfer any portion of their rights under this Agreement except as follows: (i) Lehman Holders may transfer such rights to other Affiliates of Lehman Brothers Holdings Inc. or entities for which Lehman Brothers Holdings Inc. provides investment advice; and (ii) Family Holders may transfer such rights to transferees who agree to the terms and conditions of this Agreement.

    (b) No transfer of registration rights pursuant to this Section shall be effective unless Parent has received written notice of an intention to transfer of at least 10 days prior to Holder's successor entering into a binding agreement to transfer Registrable Securities. Such notice need not contain proposed terms or name a proposed transferee. On or before the time of the transfer, Parent shall receive a written notice stating the name and address of any transferee and identifying the amount of Registrable Securities with respect to which the rights under this Agreement are being transferred and the nature of the rights to transferred.

    (c) After any such transfer, Holder shall retain its rights under this Agreement with respect to all other Registrable Securities owned by Holder.

    (d) Upon the request of Holder's successor, Parent shall execute a Registration Rights Agreement with such transferee or a proposed transferee substantially similar to this Agreement, and any demand registrations granted to such transferee shall limit the demand registrations to which Holder is entitled under Section 2(a) hereof.

    11. Miscellaneous.

    (a) Injunctions. Each party acknowledges and agrees that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. Therefore, each party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof in any court having jurisdiction, such remedy being in addition to any other remedy to which such party may be entitled at law or in equity. Each party hereby irrevocably waives trial by jury.

                                     III-10

    (b) Severability. If any term or provision of this Agreement held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms and provisions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and each of the parties shall use its reasonable best efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term or provision.

    (c) Further Assurances. Subject to the specific terms of this Agreement, each of the parties hereto shall make, execute, acknowledge and deliver such other instruments and documents, and take all such other actions, as may be reasonably required in order to effectuate the purposes of this Agreement and to consummate the transactions contemplated hereby.

    (d) Waivers, etc. No failure or delay on the part of either party (or the intended third-party beneficiaries referred to herein) in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. No modification or waiver of any provision of this Agreement nor consent to any departure therefrom shall in any event be effective unless the same shall be in writing and signed by an authorized officer of each of the parties, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.

    (e) Entire Agreement. This Agreement contains the final and complete understanding of the parties with respect to its subject matter. This Agreement supersedes all prior agreements and understandings between the parties, whether written or oral, with respect to the subject matter hereof. The paragraph headings contained in this Agreement are for reference purposes only, and shall not affect in any manner the meaning or interpretation of this Agreement.

    (f) Counterparts. For the convenience of the parties, this Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original but all of which together shall be one and the same instrument.

    (g) Amendment. This Agreement may be amended only by a written instrument duly executed by an authorized officer of each of the parties.

    (h) Notices. Unless expressly provided herein, all notices, claims, certificates, requests, demands and other communications hereunder shall be in writing and shall be deemed to be duly given (i) when personally delivered or
(ii) if mailed, registered or certified mail, postage prepaid, return receipt requested, on the date the return receipt is executed or the letter refused by the addressee or its agent or (iii) if sent by overnight courier which delivers only upon the signed receipt of the addressee, on the date the receipt acknowledgment is executed or refused by the addressee or its agent:

(i) if to Parent:
   Proffitt's, Inc.
   5810 Shelby Oaks Drive
   Memphis, Tennessee 38134
   Attn: Mr. R. Brad Martin
   Facsimile Number: (901) 386-4594

   Proffitt's, Inc.
   3455 Highway 80 West
   Jackson, Mississippi 39209
   Attn: Brian J. Martin, Esquire
   Facsimile Number: (601) 968-5216

                                     III-11
      with copies to:
      James A. Strain, Esquire
      Sommer & Barnard
      PROFESSIONAL CORPORATION
      4000 Bank One Tower
      Indianapolis, Indiana 46204
      Facsimile Number: (317) 236-9802

(ii)  if to the Company:
      Parisian, Inc.
      750 Lakeshore Parkway
      Birmingham, Alabama 35211
      Attn: Donald E. Hess
      Facsimile Number: (205) 940-4984

      with copies to:
      Berkowitz, Lefkovits, Isom & Kushner,
      A PROFESSIONAL CORPORATION
      1600 SouthTrust Tower
      Birmingham, Alabama 35203
      Attn: Harold B. Kushner, Esquire
      Facsimile Number: (205) 322-8007

      and

      Lehman Brothers Holdings Inc.
      3 World Financial Center
      200 Vesey Street
      New York, New York 10285
      Attn: Kenneth I. Tuchman
      Facsimile Number: (212) 528-6503
      and

(iii) if to a Holder of Registrable Securities, to the name and address as the same appear in the security transfer books of Parent;

      or to such other address as the party (or Holder of Registrable Securities) to whom notice is to be given may have previously furnished to the other party (or, in the case of a Holder of Registrable Securities, to Parent) in writing in the manner set forth above.

    (i) GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK.

    (j) Assignment; Beneficiaries. Except as provided herein, the parties may not assign their rights under this Agreement. Parent may not delegate its obligations under this Agreement. Notwithstanding the foregoing, it is expressly understood, intended and agreed by the parties hereto that this Agreement is intended to benefit the Holders and that each of the Holders, together with such Holder's permitted successors, assigns and transferees, shall be a beneficiary of the respective rights, obligations, duties, privileges and responsibilities under this Agreement and shall be entitled to enforce the provisions hereof as though such Holder were a party hereto.

                         [next page is signature page]

                                     III-12

    IN WITNESS WHEREOF, Parent and the Company have caused this Agreement to be duly executed by their authorized representative as of the date first above written.

                                          PROFFITT'S, INC.
                                          By:
                                             ----------------------------------
                                             Name:
                                             Title:

                                          PARISIAN, INC.
                                          By:
                                             ----------------------------------
                                             Name:
                                             Title:

                                     III-13

                                                                    APPENDIX IV



                                                                  July 8, 1996




Board of Directors
Parisian, Inc.
750 Lakeshore Parkway
Birmingham, AL 35211


Members of the Board:

        We understand that Parisian, Inc. ("Parisian" or the "Company") has entered into an Agreement and Plan of Merger dated July 8, 1996 (the "Agreement") with Proffitt's, Inc. ("Proffitt's") and a wholly-owned subsidiary of Proffitt's pursuant to which Parisian will merge with such subsidiary and each outstanding share of Parisian common stock will be exchanged for $15.00 in cash and 0.4006 shares of Proffitt's common stock (the "Proposed Transaction"). The terms and conditions of the Proposed Transaction are set forth in more detail in the Agreement.

        We have been requested by the Board of Directors of the Company to render our opinion with respect to the fairness, from a financial point of view, to the Company's stockholders of the consideration to be offered to such stockholders in the Proposed Transaction. We have not been requested to opine as to, and our opinion does not in any manner address, the Company's underlying business decision to proceed with or effect the Proposed Transaction.

        In arriving at our opinion, we reviewed and analyzed: (1) the Agreement and the specific terms of the Proposed Transaction, (2) publicly available information concerning the Company and Proffitt's that we believe to be relevant to our inquiry, (3) financial and operating information with respect to the business, operations and prospects of the Company (including projections for the years 1996 through 1998) furnished to us by the Company, (4) a comparison of the historical financial results and present financial condition of the Company with those of other companies that we deemed relevant, (5) financial and operating information with respect to the business, operations and prospects of Proffitt's (including projections for the years 1996 through 2000) furnished to us by Proffitt's, (6) a trading history of Proffitt's common stock from January 1, 1991 to the present and a comparison of Proffitt's common stock price and valuation multiples with those of other companies that we deemed relevant, (7) a comparison of the historical financial results and present financial condition of Proffitt's with those of other companies that we deemed relevant, (8) the results of our efforts to solicit indications of interest and proposals from third parties with respect to a purchase of the Company, and
(9) a comparison of the financial terms of the Proposed Transaction with the financial terms of certain other transactions that we deemed relevant. In addition, we have had discussions with the management of the Company and Proffitt's concerning their respective businesses, operations, assets, financial conditions and prospects and the cost savings and operating synergies expected to results from a combination of the businesses of the Company and Proffitt's, and undertook such other studies, analyses and investigations as we deemed appropriate.

        In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information used by us without assuming any responsibility for independent verification of such information and have further relied upon the assurances of management of the Company that they are not aware of any facts that would make such information inaccurate or misleading. With respect to the financial projections of the Company, upon advice of the Company we have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company and that the Company will perform substantially in accordance with such projections. With respect to the financial projections of Proffitt's, upon advice of Proffitt's we have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Proffitt's as to the future financial performance of Proffitt's and that Proffitt's will perform substantially in accordance with such projections. In arriving at our opinion, we have conducted only a limited physical inspection of the properties and facilities of the Company and Proffitt's and have not made or obtained any evaluations or appraisals of the assets or liabilities of the Company or Proffitt's. Our opinion necessarily is based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter.

        Based upon and subject to the foregoing, we are of the opinion as of the date hereof that, from a financial point of view, the consideration to be offered to the stockholders of the Company in the Proposed Transaction is fair to such stockholders.

        We have acted as financial advisor to the Company in connection with the Proposed Transaction and will receive a fee for our services which is contingent upon the consummation of the Proposed Transaction. In addition, the Company has agreed to indemnify us for certain liabilities that may arise out of the rendering of this opinion. We also have performed various investment banking services for the Company in the past and have received customary fees for such services. In addition, affiliates of Lehman Brothers currently own 48.4% of the common stock of Parisian and Mr. Kenneth Tuchman, a managing director of Lehman Brothers, is a director of the Company. In the ordinary course of our business, we actively trade in the debt securities of the Company and may actively trade in the securities of Proffitt's for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

                This opinion is solely for the use and benefit of the Board of Directors of the Company and shall not be disclosed publicly or made available to, or relied upon by, any third party without our prior approval.

                                  Very truly yours,


                                  LEHMAN BROTHERS



                                  By:__________________________________
                                      Managing Director

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    The ByLaws of Proffitt's provide that Proffitt's shall indemnify to the full extent authorized or permitted by the Tennessee Business Corporation Act any person made, or threatened to be made, a party to any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that such person, or such person's testate or intestate, is or was an officer or director of Proffitt's or serves or served as an officer or director of any other enterprise at the request of Proffitt's.

    Section 48-18-503 of the Tennessee Business Corporation Act provides for "mandatory indemnification," unless limited by the charter, by a corporation against reasonable expenses incurred by a director who is wholly successful, on the merits or otherwise, in the defense of any proceeding to which the director was a party by reason of the director being or having been a director of the corporation. Section 48-18-504 of the Tennessee Business Corporation Act states that a corporation may, in advance of the final disposition of a proceeding, reimburse reasonable expenses incurred by a director who is a party to a proceeding if the director furnishes the corporation with a written affirmation of the director's good faith belief that the director has met the standard of conduct required by Section 48-18-502 of the Tennessee Business Corporation Act, that the director will repay the advance if it is ultimately determined that such director did not meet the standard of conduct required by Section 48-18-502 of the Tennessee Business Corporation Act, and that those making the decision to reimburse the director determine that the facts then known would not preclude indemnification under the Tennessee Business Corporation Act. Section 48-18-507 of the Tennessee Business Corporation Act provides for mandatory indemnification, unless limited by the charter, of officers pursuant to the provisions of Section 48-18-503 of the Tennessee Business Corporation Act applicable to mandatory indemnification of directors.

    Proffitt's ByLaws further provide that Proffitt's may purchase and maintain insurance on behalf of any person who is or was or has agreed to become a director or officer of Proffitt's, or is or was serving at the request of Proffitt's as a director or officer of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person or on such person's behalf in any such capacity, or arising out of such person's status as such, whether or not Proffitt's would have the power to indemnify such person against such liability under the ByLaws, provided that such insurance is available on acceptable terms as determined by a majority of Proffitt's Board of Directors.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.


    (a) The following exhibits are filed as part of this Registration Statement or incorporated by reference herein:



     (2)      Agreement and Plan of Merger, dated as of July 8, 1996, among Proffitt's,
              Inc., Casablanca Merger Corp. and Parisian, Inc. (Appendix I to Prospectus)
     (3) (a)  Charter, as amended, of Proffitt's, Inc. (Incorporated by reference from
              Exhibits to the Form S-1 Registration Statement No. 33-13548 dated June 3,
              1987)
     (3) (b)  Articles of Amendment to the Charter of Proffitt's, Inc. designating the rights, preferences and limitations of its Series A Cumulative Convertible
              Exchangeable Preferred Stock (Incorporated by reference from Exhibits to the
              Form 8-K dated April 14, 1994)
     (3) (c)  Articles of Amendment to the Charter of Proffitt's, Inc. designating the rights, preferences and limitations of its Series B Cumulative Junior
              Perpetual Preferred Stock (Incorporated by reference from Exhibits to the
              Form 8-K dated April 14, 1994)
     (3) (d)  Articles of Amendment to the Charter of Proffitt's Inc. designating the rights, preferences and limitations of its Series C Junior Preferred Stock
              (Incorporated by reference from Exhibits to the Form 8-K dated April 3, 1995)

     (3) (e)  Articles of Amendment to the Charter of Proffitt's Inc. designating the maximum number of shares of all stock which the corporation shall have the authority to issue (Incorporated by reference from Exhibits to the Quarterly
              Report on Form 10-Q for the quarterly period ended July 29, 1995)
     (3) (f)  Articles of Amendment to the Charter of Proffitt's Inc. designating special meeting of shareholders (Incorporated by reference from Exhibits to the
              Quarterly Report on Form 10-Q for the quarterly period ended July 29, 1995)
     (3) (g)  Articles of Amendment to the Charter of Proffitt's, Inc. increasing the number of authorized shares of Series C Junior Preferred stock (Incorporated by reference from Exhibits to Form 10-K dated May 1, 1996)
     (3) (h)  Amended and Restated Bylaws of Proffitt's, Inc. (Incorporated by reference from Exhibits to the Quarterly Report on Form 10-Q for the quarterly period ended July 29, 1995)
     (4) (a)  Form of 7.5% Junior Subordinated Debentures due 2004 (Incorporated by
              reference from Exhibits to the Form 8-K dated April 14, 1994)
     (4) (b)  Form of 4.75% Convertible Subordinated Debentures due 2003 (Incorporated by
              reference from Exhibits to the Form S-3 Registration Statement No. 33-70000
              dated October 19, 1993)
     (4) (c)  Form of Rights Certificate (Incorporated by reference from Exhibits to the
              Form 8-K dated April 3, 1995)
     (4) (d)  Registration Rights Agreement (Appendix III to Prospectus)
     (5)      Opinion of Sommer & Barnard, Attorneys at Law, PC regarding legality
    (23) (a)  Consent of Coopers & Lybrand L.L.P. (re: Proffitt's)
    (23) (b)  Consent of Deloitte & Touche LLP
    (23) (c)  Consent of Ernst & Young LLP
    (23) (d)  Consent of Coopers & Lybrand L.L.P. (re: Parisian)
    (23) (e)  Consent of Sommer & Barnard (in opinion regarding legality)
    (99)      Consent of Lehman Brothers

(b)   No financial statement schedules are required to be filed herewith pursuant to Item
      21(b) or (c) of this Form.

ITEM 22. UNDERTAKINGS.

    (1) The undersigned Registrant hereby undertakes as follows: That prior to any public reoffering of the securities registered hereunder through the use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

    (2) The undersigned Registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933, as amended, and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated document by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

    (4) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

    (5) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934, as amended) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (6) The undersigned Registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

        (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

        (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to rule 424(b) (Section 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

        (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (7) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (8) The undersigned Registrant hereby undertakes that: (i) for the purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statment as of the time it was declared effective; and (ii) for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, on July 26, 1996.

                                          PROFFITT'S, INC.

                                          By:         /s/ BRIAN W. BENDER
                                              ..................................
                                                       Brian W. Bender
                                                Executive Vice President and
                                                   Chief Financial Officer

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed on July 26, 1996 by the following persons in the capacities indicated.

             /s/ R. BRAD MARTIN                Chairman of the Board and Chief Executive
 .............................................    Officer
               R. Brad Martin

             /s/ W. THOMAS GOULD               Vice Chairman of the Board
 .............................................
               W. Thomas Gould

             /s/ JAMES A. COGGIN               President
 .............................................
               James A. Coggin

          /s/ BERNARD E. BERNSTEIN             Director
 .............................................
            Bernard E. Bernstein

            /s/ EDMOND D. CICALA               Director
 .............................................
              Edmond D. Cicala

             /s/ RONALD DE WAAL                Director
 .............................................
               Ronald de Waal

           /s/ GERARD K. DONNELLY              Director
 .............................................
             Gerard K. Donnelly

             /s/ DONALD F. DUNN                Director
 .............................................
               Donald F. Dunn

              /s/ G. DAVID HURD                Director
 .............................................
                G. David Hurd

            /s/ MICHAEL A. GROSS               Director
 .............................................
              Michael A. Gross

            /s/ RICHARD D. MCRAE               Director
 .............................................
              Richard D. McRae

             /s/ C. WARREN NEEL                Director
 .............................................
               C. Warren Neel

           /s/ HARWELL W. PROFFITT             Director
 .............................................
             Harwell W. Proffitt

            /s/ GERALD TSAI, JR.               Director
 .............................................
              Gerald Tsai, Jr.

          /s/ MARGUERITE W. SALLEE             Director
 .............................................
            Marguerite W. Sallee

            /s/ JULIA A. BENTLEY               Senior Vice President and Secretary
 .............................................
              Julia A. Bentley

             /s/ BRIAN W. BENDER               Executive Vice President, Chief Financial
 .............................................    Officer and Treasurer
               Brian W. Bender

                                 EXHIBIT INDEX

     (2)      Agreement and Plan of Merger, dated as of July 8, 1996, among Proffitt's,
              Inc., Casablanca Merger Corp. and Parisian, Inc. (Appendix I to Prospectus)
     (3) (a)  Charter, as amended, of Proffitt's, Inc. (Incorporated by reference from
              Exhibits to the Form S-1 Registration Statement No. 33-13548 dated June 3,
              1987)
     (3) (b)  Articles of Amendment to the Charter of Proffitt's, Inc. designating the rights, preferences and limitations of its Series A Cumulative Convertible
              Exchangeable Preferred Stock (Incorporated by reference from Exhibits to the
              Form 8-K dated April 14, 1994)
     (3) (c)  Articles of Amendment to the Charter of Proffitt's, Inc. designating the rights, preferences and limitations of its Series B Cumulative Junior
              Perpetual Preferred Stock (Incorporated by reference from Exhibits to the
              Form 8-K dated April 14, 1994)
     (3) (d)  Articles of Amendment to the Charter of Proffitt's Inc. designating the rights, preferences and limitations of its Series C Junior Preferred Stock
              (Incorporated by reference from Exhibits to the Form 8-K dated April 3, 1995)
     (3) (e)  Articles of Amendment to the Charter of Proffitt's Inc. designating the maximum number of shares of all stock which the corporation shall have the authority to issue (Incorporated by reference from Exhibits to the Quarterly
              Report on Form 10-Q for the quarterly period ended July 29, 1995)
     (3) (f)  Articles of Amendment to the Charter of Proffitt's Inc. designating special meeting of shareholders (Incorporated by reference from Exhibits to the
              Quarterly Report on Form 10-Q for the quarterly period ended July 29, 1995)
     (3) (g)  Articles of Amendment to the Charter of Proffitt's, Inc. increasing the number of authorized shares of Series C Junior Preferred stock (Incorporated by reference from Exhibits to Form 10-K dated May 1, 1996)
     (3) (h)  Amended and Restated Bylaws of Proffitt's, Inc. (Incorporated by reference from Exhibits to the Quarterly Report on Form 10-Q for the quarterly period ended July 29, 1995)
     (4) (a)  Form of 7.5% Junior Subordinated Debentures due 2004 (Incorporated by
              reference from Exhibits to the Form 8-K dated April 14, 1994)
     (4) (b)  Form of 4.75% Convertible Subordinated Debentures due 2003 (Incorporated by
              reference from Exhibits to the Form S-3 Registration Statement No. 33-70000
              dated October 19, 1993)
     (4) (c)  Form of Rights Certificate (Incorporated by reference from Exhibits to the
              Form 8-K dated April 3, 1995)
     (4) (d)  Registration Rights Agreement (Appendix III to Prospectus)
     (5)      Opinion of Sommer & Barnard, Attorneys at Law, PC regarding legality
    (23) (a)  Consent of Coopers & Lybrand L.L.P. (re: Proffitt's)
    (23) (b)  Consent of Deloitte & Touche LLP
    (23) (c)  Consent of Ernst & Young LLP
    (23) (d)  Consent of Coopers & Lybrand L.L.P. (re: Parisian)
    (23) (e)  Consent of Sommer & Barnard (in opinion regarding legality)
    (99)      Consent of Lehman Brothers